Exhibit (a)(1)(i)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank, trust company or other nominee.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in the Offeror’s sole discretion, take such action as the Offeror may deem necessary to make the Offer in any jurisdiction and extend the Offer to shareholders in such jurisdiction.

February 10, 2014

OFFER TO PURCHASE

all of the issued and outstanding common shares of

AUGUSTA RESOURCE CORPORATION

for consideration per Augusta Share of
0.315 of a Hudbay Share

HudBay Minerals Inc. (the “Offeror”) hereby offers (the “Offer”) to purchase, on the terms and subject to the conditions set out herein, all of the issued and outstanding common shares (the “Augusta Shares”) of Augusta Resource Corporation (“Augusta”), other than any Augusta Shares held directly or indirectly by the Offeror and its affiliates, including any Augusta Shares that may become issued and outstanding after the date hereof but before the Expiry Time (as defined herein) upon the exercise, exchange or conversion of any Convertible Securities (as defined herein), together with the associated rights issued under the Shareholder Rights Plan (as defined herein).

The Offer is open for acceptance until 5:00 p.m. (Toronto time) on March 19, 2014 (the “Expiry Time”), unless extended or withdrawn.

The common shares (the “Hudbay Shares”) of the Offeror are listed on the Toronto Stock Exchange (“TSX”), the New York Stock Exchange (“NYSE”) and the Lima Stock Exchange under the symbol “HBM”. The Offeror has applied to the TSX and NYSE to list the Hudbay Shares offered hereunder on the TSX and NYSE. The Augusta Shares are listed on the TSX and NYSE MKT under the symbol “AZC” and on the Frankfurt Deutsche Boerse (“FWB”) under the symbol “A5R”.

The Offer consideration represents a premium of approximately 62% based on the volume-weighted average prices of the Augusta Shares and the Hudbay Shares on the TSX for the 20 trading days ended February 7, 2014. The Offer consideration represents a premium of approximately 18% based on the closing prices of $2.51 for the Augusta Shares and $9.40 for the Hudbay Shares on the TSX on February 7, 2014.

The offering of Hudbay Shares pursuant to the Offer is made by a Canadian issuer that is permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. The Offer is subject to applicable disclosure requirements in Canada. Augusta Shareholders (as defined herein) should be aware that such requirements are different from those of the United States and may differ from those in other jurisdictions. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and are subject to Canadian auditing standards and auditor independence rules, and thus may not be comparable to financial statements of United States companies or companies incorporated in other jurisdictions. Augusta Shareholders in the United States should be aware that the disposition of Augusta Shares and acquisition of Hudbay Shares by them as described herein may have tax consequences in the United States, Canada and other jurisdictions. Such consequences may not be fully described herein and such holders are urged to consult their tax advisors. The enforcement by Augusta Shareholders of civil liabilities under U.S. federal or state securities laws or applicable laws of other jurisdictions may be affected adversely by the fact that the Offeror is incorporated under and governed by the laws of Canada, that its officers and directors may be residents of jurisdictions other than the United States or such other jurisdictions, that the experts named in the Circular may be residents of jurisdictions other than the United States or such other jurisdictions, that all or a substantial portion of the assets of the Offeror and such persons may be located outside the United States or such other jurisdictions, that some of Augusta’s officers and directors are resident outside the United States or such other jurisdictions and that all or a substantial portion of the assets of Augusta and Augusta’s officers and directors may be located outside the United States or such other jurisdictions.

THE HUDBAY SHARES AND THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR ANY OTHER SECURITIES REGULATORY AUTHORITY, NOR HAS THE SEC OR ANY OTHER SUCH AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospective investors should be aware that, during the period of the exchange offer, the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of the securities to be distributed or to be exchanged, or certain related securities, as permitted by applicable laws or regulations of Canada or its provinces or territories.

Information has been incorporated by reference in the Offer and Circular from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference are available electronically on SEDAR and EDGAR at www.sedar.com and www.sec.gov, respectively.

The Depositary for the Offer is:	Information Agent for the Offer is:

Equity Financial Trust Company	Kingsdale Shareholder Services Inc.

The Dealer Managers for the Offer are:

In Canada	In the United States

GMP Securities L.P.	BMO Nesbitt Burns Inc.	Griffiths McBurney Corp.	BMO Capital Markets Corp.

The Offer is subject to certain conditions, including, among other things, there being validly deposited under the Offer and not withdrawn, at or prior to the Expiry Time, such number of Augusta Shares that, together with the Augusta Shares held by the Offeror and its affiliates, represents not less than 66 2/3% of the Augusta Shares (calculated on a fully diluted basis). Subject to applicable laws, the Offeror reserves the right to extend, withdraw and/or terminate the Offer and to not take up and pay for any Augusta Shares deposited under the Offer, and/or amend the Offer unless each of the conditions of the Offer is satisfied or waived by the Offeror at or before the Expiry Time. See Section 4 of the Offer, “Conditions of the Offer”. The Offer is not subject to the approval of the Offeror’s shareholders and is not subject to any financing or due diligence conditions.

An investment in Hudbay Shares is subject to certain risks. In assessing the Offer, Augusta Shareholders should carefully consider the risks described in Section 23 of the Circular (as defined herein), “Risk Factors”.

Persons whose Augusta Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Augusta Shares under the Offer. Nominees likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Augusta Shareholders must instruct their investment advisor, stockbroker, bank, trust company or other nominee promptly if they wish to tender.

Registered Augusta Shareholders who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on YELLOW paper), or a manually executed facsimile thereof, and deposit it, at or prior to the Expiry Time, together with certificate(s) or Direct Registration System (DRS) Advices representing their Augusta Shares and all other required documents, with Equity Financial Trust Company (the “Depositary”) at its office in Toronto, Ontario specified in the Letter of Transmittal, in accordance with the instructions set out in the Letter of Transmittal (as set out in Section 3 of the Offer, “Manner of Acceptance — Letter of Transmittal”). Alternatively, registered Augusta Shareholders may accept the Offer by (i) following the procedures for book-entry transfer of Augusta Shares set out in Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, or (ii) following the procedure for guaranteed delivery set out in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery (printed on GREEN paper), or a manually executed facsimile thereof. Augusta Shareholders who hold their Augusta Shares with an investment advisor, stockbroker, bank, trust company or other nominee will not receive a Letter of Transmittal or Notice of Guaranteed Delivery, and should follow the instructions set out by such nominee to tender their Augusta Shares.

Augusta Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Augusta Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer (as defined herein) to accept the Offer.

Questions and requests for assistance may be directed to Kingsdale Shareholder Services Inc. (the “Information Agent”), who can be contacted at 1-866-229-8874 toll free in North America or at 1-416-867-2272 outside of North America or by e-mail at contactus@kingsdaleshareholder.com; or the Depositary at the addresses indicated on the last page of this document and additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery, or any documents incorporated by reference or otherwise related to the Offer, may be obtained, without charge, upon request from the Depositary or the Information Agent at their respective offices shown on the last page of this document, and are accessible on the Canadian Securities Administrators’ website at www.sedar.com and on EDGAR at www.sec.gov. These website addresses are provided for informational purposes only and no information contained on, or accessible from, this website is incorporated by reference herein unless otherwise expressly indicated herein.

The information contained in this document is current only as of the date of this document. The Offeror does not undertake to update any such information except as required by applicable Law. Information in the Offer and Circular related to Augusta has been compiled from public sources — see “INFORMATION CONCERNING AUGUSTA”.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror, the Depositary, the Information Agent or the Dealer Managers.

ADDITIONAL NOTICE TO UNITED STATES SHAREHOLDERS AND OTHER SHAREHOLDERS OUTSIDE CANADA

The Offer is subject to Section 14(d) of the U.S. Exchange Act, Regulation 14D promulgated by the United States Securities and Exchange Commission (the “SEC”) thereunder, Section 14(e) of the U.S. Exchange Act and Regulation 14E promulgated by the SEC thereunder.

The Offeror has filed with the SEC a registration statement on Form F—10 (the “Registration Statement”), which contains a prospectus relating to the Offer, a tender offer statement on a Schedule TO (the “Tender Offer Statement”) and other documents and information. AUGUSTA SHAREHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THESE DOCUMENTS, ALL DOCUMENTS INCORPORATED BY REFERENCE, ALL OTHER APPLICABLE DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS TO ANY SUCH DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE EACH CONTAINS OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFEROR, AUGUSTA AND THE OFFER. Materials filed with the Canadian securities regulatory authorities are available electronically without charge at www.sedar.com. Materials filed with the SEC are available electronically without charge at the SEC’s website, www.sec.gov. All such materials may also be obtained without charge at the Offeror’s website, www.hudbayminerals.com or by directing a written or oral request to the Information Agent for the Offer, Kingsdale Shareholder Services Inc., at 1-866-229-8874 toll free in North America or at 1-416-867-2272 or by e-mail at contactus@kingsdaleshareholder.com or to the Vice President, Legal and Corporate Secretary of the Offeror at 25 York Street, Suite 800, Toronto, Ontario, telephone 416-362-8181.

The Offer does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is unlawful.

This document does not generally address the income tax consequences of the Offer to Augusta Shareholders in any jurisdiction outside Canada or the United States. Augusta Shareholders in a jurisdiction outside Canada or the United States should be aware that the disposition of Augusta Shares may have tax consequences which may not be described herein. Accordingly, Augusta Shareholders outside Canada and the United States should consult their own tax advisors with respect to tax considerations applicable to them.

CAUTIONARY NOTE REGARDING MINERAL RESERVES AND MINERAL RESOURCES

The mineral reserve and resource estimates included in or underlying assumptions referenced in this document were prepared in accordance with Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute on Mining, Metallurgy and Petroleum Standards on Mineral Resources and Reserves: Definitions and Guidelines. Mineral resources that are not mineral reserves do not have demonstrated economic viability. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of the Offeror’s properties as filed on SEDAR at www.sedar.com.

The mineral resource classification terms and mineral resource estimates contained in or incorporated by reference in the Offer and Circular have been prepared in accordance with NI 43-101. NI 43-101 establishes standards for all public disclosure a Canadian issuer makes of scientific and technical information concerning mineral projects.  Unless otherwise indicated, all reserve and resource estimates contained in or incorporated by reference in the Offer and Circular have been prepared in accordance with NI 43-101.  These standards differ significantly from the mineral reserve disclosure requirements of the SEC set forth in Industry Guide 7.  Consequently, reserve and resource information contained in or incorporated by reference in the Offer and Circular is not comparable to similar information that would generally be disclosed by U.S. companies in accordance with the rules of the SEC.

In particular, the SEC’s Industry Guide 7 applies different standards in order to classify mineralization as a reserve. As a result, the definitions of proven and probable reserves used in NI 43-101 differ from the definitions in SEC Industry Guide 7.  Under SEC standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.  Among other things, all necessary permits would be required to be in hand or issuance imminent in order to classify mineralized material as reserves under the SEC standards.  Accordingly, mineral reserve estimates contained in or incorporated by reference in the Offer and Circular may not qualify as “reserves” under SEC standards.

In addition, the Offer and Circular and the documents incorporated by reference therein use the terms “measured mineral resources,” “indicated mineral resources” and “inferred mineral resources” to comply with the reporting standards in Canada.  The SEC’s Industry Guide 7 does not recognize mineral resources and U.S. companies are generally not permitted to disclose resources in documents they file with the SEC.  Investors are specifically cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into SEC defined mineral reserves.  Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically.  Therefore, investors are also cautioned not to assume that all or any part of an inferred resource exists.  It cannot be assumed that all or any part of “measured mineral resources,” “indicated mineral resources,” or “inferred mineral resources” will ever be upgraded to a higher category.  Investors are cautioned not to assume that any part of the reported “measured mineral resources,” “indicated mineral resources,” or “inferred mineral resources” in the Offer and Circular and the documents incorporated by reference therein is economically or legally mineable.  For the above reasons, information contained in or incorporated by reference in the Offer and Circular containing descriptions of the Corporation’s mineral reserve and resource estimates is not comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of the SEC.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is made only for Augusta Shares, together with the associated rights issued under the Shareholder Rights Plan, and is not made for any options, warrants or convertible debentures or any other rights to acquire Augusta Shares. Any holder of Convertible Securities (as defined herein) who wishes to accept the Offer should, subject to and to the extent permitted by the terms of such Convertible Securities and applicable Law, exercise, exchange or convert such Convertible Securities in order to obtain certificates representing Augusta Shares and deposit such Augusta Shares in accordance with the Offer. See Section 1 of the Offer, “The Offer”. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received certificates representing the Augusta Shares issuable upon such exercise, exchange or conversion in time for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures described in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

The tax consequences to holders of Convertible Securities of exercising or not exercising such securities are not described in the Offer and Circular. Holders of such Convertible Securities should consult their own tax advisors with respect to the potential tax consequences to them in connection with the decision to exercise or not exercise such securities.

REPORTING CURRENCY AND CURRENCY EXCHANGE RATE INFORMATION

All dollar references in the Offer and Circular are in Canadian dollars, except where otherwise indicated. On February 7, 2014, the Bank of Canada noon rate of exchange for the Canadian dollar, expressed in U.S. dollars, was Canadian $1.00 = United States $0.9076.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

The Offer and the Circular contain “forward looking statements” and “forward looking information” (collectively, “forward looking information”) within the meaning of applicable Canadian and United States securities legislation. All information contained in this Offer and Circular, other than statements of current and historical fact, is forward looking information. Often, but not always, forward looking information can be identified by the use of words such as “plans”, “expects”, “budget”, “guidance”, “scheduled”, “estimates”, “forecasts”, “strategy”, “target”, “intends”, “objective”, “goal”, “understands”, “anticipates” and “believes” (and variations of these or similar words) and statements that certain actions, events or results “may”, “could”, “would”, “should”, “might” “occur” or “be achieved” or “will be taken” (and variations of these or similar expressions). All of the forward looking information in the Offer and the Circular,  is qualified by this cautionary note.

Forward looking information in this Offer and Circular includes, but is not limited to, statements with respect to the anticipated timing, mechanics, completion and settlement of the Offer, the market for and listing of the Hudbay Shares, the value of the Hudbay Shares received as consideration under the Offer, the ability of the Offeror to complete the transactions contemplated by the Offer, the permitting, development and financing of the Rosemont Project, reasons to accept the Offer, the purpose of the Offer, the completion of any Compulsory Acquisition (as defined herein) or Subsequent Acquisition Transaction (as defined herein) and any commitment to acquire Augusta Shares, the Offeror’s objectives, strategies, intentions, expectations and guidance and future financial and operating performance and prospects, production at the Offeror’s 777, Lalor and Reed mines and initial production from the

Constancia project, continued processing at the Offeror’s Flin Flon concentrator, Snow Lake concentrator and Flin Flon zinc plant, the Offeror’s ability to develop its Lalor, Constancia and Reed projects and the anticipated scope and cost of any development plans for these projects, anticipated timing of the Offeror’s projects and events that may affect the Offeror’s projects, including the anticipated issue of required licenses, the Offeror’s expectation that it will receive the remaining deposit amounts under its amended precious metals stream transaction with Silver Wheaton Corp. and funding under its equipment financing transaction with Caterpillar Financial Services Corporation (“Cat Financial”), expectations with respect to additional credit facilities, the anticipated effect of external factors on revenue, such as commodity prices, anticipated exploration and development expenditures and activities and the possible success of such activities, estimation of mineral reserves and resources, mine life projections, timing and amount of estimated future production, reclamation costs, economic outlook, government regulation of mining operations, and business and acquisition strategies.

Forward looking information is not, and cannot be, a guarantee of future results or events. Forward looking information is based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by the Offeror at the date the forward looking information is provided, inherently are subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to be materially different from those expressed or implied by the forward looking information.

The material factors or assumptions that the Offeror identified and were applied by the Offeror in drawing conclusions or making forecasts or projections set out in the forward looking information include, but are not limited to (and, as appropriate are applicable with respect to Rosemont):

•                  the accuracy of Augusta’s public disclosure;

•                  the completion of the Offer and either a Compulsory Acquisition or Subsequent Acquisition Transaction;

•                  the success of mining, processing, exploration and development activities;

•                  the accuracy of geological, mining and metallurgical estimates;

•                  the costs of production;

•                  the supply and demand for metals the Offeror produces;

•                  no significant and continuing adverse changes in financial markets, including commodity prices and foreign exchange rates;

•                  the supply and availability of concentrate for the Offeror’s processing facilities;

•                  the supply and availability of reagents for the Offeror’s concentrators;

•                  the availability of third party processing facilities for the Offeror’s concentrate;

•                  the supply and availability of all forms of energy and fuels at reasonable prices;

•                  the availability of transportation services at reasonable prices;

•                  no significant unanticipated operational or technical difficulties;

•                  the execution of the Offeror’s business and growth strategies, including the success of its strategic investments and initiatives;

•                  the availability of financing for the Offeror’s exploration and development projects and activities;

•                  the ability to complete project targets on time and on budget and other events that may affect the Offeror’s ability to develop its projects;

•                  the timing and receipt of various regulatory and governmental approvals;

•                  the availability of personnel for the Offeror’s exploration, development and operational projects and ongoing employee relations;

•                  the Offeror’s ability to secure required land rights to complete its Constancia project;

•                  maintaining good relations with the communities in which the Offeror operates, including the communities surrounding its Constancia project and First Nations communities surrounding its Lalor and Reed projects;

•                  no significant unanticipated challenges with stakeholders at the Offeror’s various projects;

•                  no significant unanticipated events or changes relating to regulatory, environmental, health and safety matters;

•                  no contests over title to the Offeror’s properties, including as a result of rights or claimed rights of aboriginal peoples;

•                  the timing and possible outcome of pending litigation and no significant unanticipated litigation;

•                  certain tax matters, including, but not limited to current tax laws and regulations and the refund of certain value added taxes from the Canadian and Peruvian governments; and

•                  no significant and continuing adverse changes in general economic conditions or conditions in the financial markets.

The risks, uncertainties, contingencies and other factors that may cause actual results to differ materially from those expressed or implied by the forward looking information may include, but are not limited to, the following: the market value of the Hudbay Shares received as consideration under the Offer and the impact of such issuance on the market price of the Hudbay Shares, the development of the Rosemont Project not occurring as planned, the exercising of dissent and appraisal rights by Augusta Shareholders should a Compulsory Acquisition or Subsequent Acquisition Transaction be undertaken, the reduced trading liquidity of Augusta Shares not deposited under the Offer, Augusta becoming a majority-owned subsidiary of the Offeror after consummation of the Offer, the inaccuracy of Augusta’s public disclosure upon which the Offer is predicated, the triggering of change of control provisions in Augusta’s agreements leading to adverse consequences, the failure to obtain the required approvals or clearances from government authorities on a timely basis, risks generally associated with the mining industry, such as economic factors (including future commodity prices, currency fluctuations, energy prices and general cost escalation), uncertainties related to the development and operation of the Offeror’s projects (including the impact on project cost and schedule of construction delays and unforeseen risks and other factors beyond the Offeror’s control), depletion of the Offeror’s reserves, risks related to political or social unrest or change and those in respect of aboriginal and community relations, rights and title claims, operational risks and hazards, including unanticipated environmental, industrial and geological events and developments and the inability to insure against all risks, failure of plant, equipment, processes, transportation and other infrastructure to operate as anticipated, compliance with government and environmental regulations, including permitting requirements and anti-bribery legislation, dependence on key personnel and employee relations, volatile financial markets that may affect the Offeror’s ability to obtain financing on acceptable terms, uncertainties related to the geology, continuity, grade and estimates of mineral reserves and resources and the potential for variations in grade and recovery rates, uncertain costs of reclamation activities, the Offeror’s ability to comply with the Offeror’s pension and other post-retirement obligations, the Offeror’s ability to abide by the covenants in the Offeror’s debt instruments or other material contracts, tax refunds, hedging transactions, as well as the risks discussed in Section 23 of the Circular, “Risk Factors”. Should one or more risk, uncertainty, contingency or other factor materialize or should any factor or assumption prove incorrect, actual results could vary materially from those expressed or implied in the forward looking information. Accordingly, you should not place undue reliance on forward looking information. The Offeror does not assume any obligation to update or revise any forward looking information after the date of this Offer and Circular or to explain any material difference between subsequent actual events and any forward looking information, except as required by applicable law.

INFORMATION CONCERNING AUGUSTA

Except as otherwise expressly indicated herein, the information concerning Augusta contained in this Offer and Circular has been taken from and is based solely upon Augusta’s public disclosure, including disclosure on file with the Canadian securities regulatory authorities. Augusta has not reviewed this Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of Augusta contained in this Offer and Circular. Although the Offeror has no knowledge that would indicate that any information or statements contained in this Offer and Circular concerning Augusta taken from, or based upon, such public disclosure contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, neither the Offeror nor any of its respective directors or officers has verified, nor do they assume any responsibility for, the accuracy or completeness of such information or statements or for any failure by Augusta to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information or statements but which are unknown to the Offeror. The Offeror has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from Augusta’s public disclosure of documents or records or whether there has been any failure by Augusta to disclose events that may have occurred or may affect the significance or accuracy of any information. Except as otherwise indicated, information concerning Augusta is given based on information in Augusta’s public disclosure available as of February 7, 2014. All references to the number of Augusta Shares outstanding as at February 7, 2014 in this Offer and Circular are references to estimates of such figures based solely on Augusta’s public disclosure.

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30.	Experts	76
31.	Directors Approval	77
GLOSSARY		78
SCHEDULE A		A-1
SCHEDULE B		B-1
SCHEDULE C		C-1

FREQUENTLY ASKED QUESTIONS

The following sets forth material information with respect to the Offer. The questions and answers below are not meant to be a substitute for the more detailed description and information contained in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. You are urged to read the entire Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery carefully prior to making any decision regarding whether or not to tender your Augusta Shares. For ease of reference, cross-references are provided in this section to other sections of the Offer and Circular where you will find more complete descriptions of the topics mentioned below. Unless otherwise defined herein, capitalized terms have the meanings given to them in the Glossary.

Who is offering to purchase my Augusta Shares?

The Offeror is making the Offer. The Offeror is an integrated mining company producing copper concentrate (containing copper, gold and silver) and zinc metal. With assets in North and South America, the Offeror is focused on the discovery, production and marketing of base and precious metals. The Offeror’s growth strategy is focused on the exploration and development of properties it already controls, as well as other mineral assets it may acquire that fit its strategic criteria. See Section 1 of the Circular, “The Offeror”.

What is the Offeror proposing?

The Offeror is offering to purchase all of the issued and outstanding Augusta Shares not currently held, directly or indirectly, by the Offeror and its affiliates, subject to the terms and conditions set forth in the Offer and Circular. The Offeror and its affiliates currently own or control 23,058,585 Augusta Shares, representing approximately 16% of the issued and outstanding Augusta Shares. See Section 1 of the Offer, “The Offer” and Section 4 of the Offer, “Conditions of the Offer”.

What would I receive in exchange for my Augusta Shares?

For each Augusta Share you hold, the Offeror is offering 0.315 of a Hudbay Share, as more fully described in Section 1 of the Offer, “The Offer”. See Section 1 of the Offer, “The Offer”.

What are some of the significant conditions to the Offer?

Subject to applicable Law, the Offeror reserves the right to withdraw or terminate the Offer and not take up and pay for any Augusta Shares deposited under the Offer, and/or to extend the period of time during which the Offer is open for acceptance and postpone taking up and paying for any Augusta Shares deposited under the Offer, and/or to amend the Offer, unless all of the conditions described in Section 4 of the Offer, “Conditions of the Offer”, are satisfied or waived by the Offeror at or before the Expiry Time. These conditions include, among others, (i) there having been validly deposited under the Offer and not withdrawn, at or prior to the Expiry Time, such number of Augusta Shares that, together with the Augusta Shares held by the Offeror and its affiliates, represents not less than 66 2/3% of the Augusta Shares (calculated on a fully diluted basis), (ii) the Shareholder Rights Plan having been waived, invalidated or cease-traded (iii) receipt of all governmental or regulatory approvals required to complete the Offer, including any necessary or advisable competition or anti-trust approvals and the expiry of any such applicable waiting periods, and (iv) the absence of any Material Adverse Change in relation to Augusta. The Offer is not subject to the approval of the Offeror’s shareholders and is not subject to any financing or due diligence conditions.

See Section 4 of the Offer, “Conditions of the Offer”, for a complete list of the conditions of the Offer.

Why is the Offeror making the Offer?

The Offeror is making the Offer because it wants to acquire control of, and ultimately the entire equity interest in, Augusta. If the Offeror completes the Offer but does not then own 100% of the Augusta Shares, the Offeror currently intends to acquire any Augusta Shares not deposited under the Offer in a second-step transaction. This transaction will take the form of a Compulsory Acquisition or a Subsequent Acquisition Transaction.

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See Section 3 of the Circular, “Background to the Offer”, and Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer”.

Why should Augusta Shareholders accept the Offeror’s offer to buy Augusta?

Augusta Shareholders should consider the following factors in making a decision to accept the Offer:

•                  Significant Premium: Based on the closing price of Hudbay Shares on the TSX on February 7, 2014, the consideration offered pursuant to the Offer has a value of $2.96 per Augusta Share. The Offer consideration represents a premium of:

•                  62% based on the 20-day volume-weighted average share prices of the Offeror and Augusta on the TSX for the period ended February 7, 2014; and

•                  18% to the closing price of Augusta Shares on the TSX on February 7, 2014, the last trading day prior to the announcement of the Offeror’s intention to make the Offer (in addition to Augusta’s 26% share price increase during the two trading days preceding the Offer).

•                  Participation in a Leading Intermediate Base Metals Mining Company: Augusta Shareholders would participate in the Offeror’s low-cost, long-life portfolio of producing and fully funded construction-stage assets and its robust growth profile, which includes forecasted copper production growth of approximately 570% between 2013 and 2015 as the Offeror’s current development projects reach commercial production; the Rosemont Project would contribute to the next phase of growth and enhance the Offeror’s position as a leading intermediate base metals mining company with world class copper production growth.

•                  Continued Participation in Rosemont without Single Asset Risk: As shareholders of the Offeror, Augusta Shareholders would continue to benefit from future increases in value associated with the permitting and development of the Rosemont Project without the significant single asset permitting, development and financing risk to which Augusta Shareholders are currently exposed.

•                  Proven Experience in Project Development: The Offeror has extensive experience in bringing new projects into production over its 87 year history, including its recently completed Lalor and Reed mines in Manitoba, and its Constancia project in Peru, which is over 56% complete. The Offeror would apply this expertise to the development of Rosemont to the benefit of all stakeholders.

•                  Greater Capacity to Advance Rosemont to Production: The Offeror is confident the Rosemont Project will receive all necessary permits. However, based on its extensive due diligence independent of Augusta, the Offeror believes Augusta’s management continues to be overly optimistic about the permitting timeline and Augusta’s ability to complete the required engineering and raise the necessary financing to construct the Rosemont Project. With the Offeror’s significant technical expertise and superior financial capacity, the Offeror believes it is better positioned than Augusta to advance the Rosemont Project through the final stages of permitting and into construction without the risk currently facing Augusta that further delays may result in liquidity shortfalls or require dilutive financings which would materially impair the value of Augusta shareholders’ investments.

•                  Stronger Financial Capacity to Build Rosemont: The Rosemont Project is anticipated by Augusta management to have initial capital costs of approximately $1.2 billion. Having already sold a joint venture interest, streamed 100% of the precious metals production and committed the majority of its offtake, in a challenging capital markets environment, Augusta has few remaining financing options, other than a highly uncertain project financing and the prospect of materially diluting its shareholders’ equity. The Offeror is well capitalized and has sufficient liquidity to complete the construction of Constancia and to commence work on Rosemont. The Offeror expects its producing and development assets would provide considerable operating cash flow to assist in funding the construction of Rosemont, and the Offeror has demonstrated its ability to raise the financing necessary to fund significant development projects with minimal dilution to its shareholders.

•                  Enhanced Financial and Capital Markets Profile: Augusta Shareholders would benefit from the enhanced capital markets profile of the Offeror, which has a large public float, greater trading liquidity and a more extensive presence in the capital markets than Augusta.

See Section 4 of the Circular, “Reasons to Accept the Offer”.

What securities are being sought in the Offer?

The Offeror is offering to purchase all of the issued and outstanding Augusta Shares (including any Augusta Shares to be issued upon conversion of the Convertible Securities), together with the associated rights issued under the Shareholder Rights Plan. Based on Augusta’s public disclosure, the Offeror believes that, as of November 13, 2013, there were 144,412,062 Augusta Shares issued and outstanding. The Offer includes Augusta Shares that may become outstanding after the date of the Offer, but prior to the Expiry Time, upon the exercise of any Convertible Securities. The Offer is not being made for any Convertible Securities or other rights to acquire Augusta Shares.

See Section 1 of the Offer, “The Offer”.

How will Convertible Securities be treated in the Offer?

The Offer being is made only for outstanding Augusta Shares, together with the associated rights under the Shareholder Rights Plan, and not for any Convertible Securities. Any holder of Convertible Securities who wishes to accept the Offer must, to the extent permitted by the terms thereof and applicable Law, exercise, exchange or convert such Convertible Securities in order to obtain certificates representing Augusta Shares and deposit such Augusta Shares in accordance with the terms of the Offer.

If the Offeror takes up and pays for Augusta Shares tendered under the Offer and not validly withdrawn, it currently intends to implement a Compulsory Acquisition or a Subsequent Acquisition Transaction. In the event that the Offeror implements a Subsequent Acquisition Transaction, it may be structured in such a manner that the holders of Convertible Securities will, pursuant to the terms thereof, receive Hudbay Shares upon the exercise or conversion of the Convertible Securities. The number of Hudbay Shares to be issued and the exercise price therefor will reflect the exchange ratio used in the Offer. Alternatively, the Offeror may take any other actions available to it to cause the exercise or termination of any remaining Convertible Securities.

Will fractional shares be issued in the Offer?

No. The Offeror will not issue fractional Hudbay Shares. Instead, where the aggregate number of Hudbay Shares to be issued under the Offer to an Augusta Shareholder would result in a fraction of a Hudbay Share being issuable, the number of Hudbay Shares to be received by such Augusta Shareholder will be rounded to the nearest whole Hudbay Share.

How many Hudbay Shares could be issued pursuant to the Offer?

The Offeror expects to issue approximately 41,921,758 Hudbay Shares under the Offer based on the number of Augusta Shares issued and outstanding on a fully diluted basis (assuming the exercise of only the in-the-money Convertible Securities) as of February 7, 2014, as publicly disclosed by Augusta and assuming that all of the Augusta Shares issued and outstanding as at February 7, 2014 (other than Augusta Shares held by the Offeror or its affiliates) are acquired upon completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, and assuming that all of the holders of Convertible Securities whose Convertible Securities are in-the-money elect to exercise their Convertible Securities in advance of the successful completion of the Offer.

See Section 1 of the Offer, “The Offer”.

Will my ownership and voting rights as a shareholder of the Offeror be the same as my ownership and voting rights as a shareholder of Augusta?

As noted above, the Offeror expects to issue approximately 41,921,758 Hudbay Shares in connection with the Offer, which would result in there being a total of approximately 234,930,134 Hudbay Shares issued and outstanding (based on the number of Hudbay Shares issued and outstanding as at February 7, 2014), with Augusta Shareholders holding approximately 17.8% of the issued and outstanding Hudbay Shares. Each Augusta Share carries the right to one vote at meetings of Augusta Shareholders. Each Hudbay Share carries the right to one vote at meetings of the Offeror’s shareholders.

See Section 9 of the Circular, “Certain Information Concerning the Securities of the Offeror — Authorized and Outstanding Share Capital” and Section 23 of the Circular, “Risk Factors”.

How long do I have to decide whether to tender to the Offer?

The Offer is open for acceptance until 5:00 p.m. (Toronto time) on March 19, 2014, or until such later time and date as is set out in a notice of variation of the Offer as the Offeror determines, issued at any time and from time to time at its discretion.

See Section 2 of the Offer, “Time for Acceptance”.

Can the Expiry Time for the Offer be extended?

Yes. The Offeror may, in its sole discretion, elect to extend the Expiry Time for the Offer from time to time. Under certain circumstances, the Offeror may be required to extend the Expiry Time for the Offer under applicable Canadian and U.S. securities laws. If the Offeror elects or is required to extend the Expiry Time for the Offer, it will publicly announce the variation and, if required by applicable Law, the Offeror will mail you a copy of the notice of variation.

The Offeror may also elect and reserves the right to provide a Subsequent Offering Period for the Offer. A Subsequent Offering Period, if one is provided, will be an additional period of time of no less than ten days beginning after the Offeror has accepted for purchase all Augusta Shares previously tendered during the Offer, during which period Augusta Shareholders may tender their Augusta Shares. There would be no condition to the Offer to purchase these tendered Common Shares. See Section 2 of the Offer, “Time for Acceptance”. The Offeror will permit withdrawal of Augusta Shares tendered during a Subsequent Offering Period, if there is one, until such time as they are taken up.

If the Offeror elects to provide a Subsequent Offering Period, the Offeror will publicly announce the Subsequent Offering Period and, if required by applicable Law, the Offeror will mail you a notice of the Subsequent Offering Period. Furthermore, in accordance with Rule 14d-11(d) under the U.S. Exchange Act, if it elects to provide a Subsequent Offering Period, the Offeror will announce the results of the Offer, including the approximate number and percentage of Augusta Shares deposited to date, no later than 9:00 a.m. Eastern time on the next business day after the Expiry Time and will immediately begin the Subsequent Offering Period.

The factors that could affect the Offeror’s decision as to whether it will elect to provide a Subsequent Offering Period include, without limitation, (i) the number of Augusta Shares that have been validly tendered to the Offer and not withdrawn prior to the Expiry Time, (ii) whether the Offeror can effect a Compulsory Acquisition (as defined below) or Subsequent Acquisition Transaction (as defined below) after the Expiry Time and, in particular, whether the number of Deposited Shares, together with the Augusta Shares held by the Offeror and its affiliates, represents not less than 90% or 66 2/3% of the issued and outstanding Augusta Shares (calculated on a fully diluted basis), (iii) the conditions to the Offer being satisfied, and (iv) discussions with its financial and legal advisors regarding the feasibility of a Subsequent Offering Period, a Compulsory Acquisition and/or a Subsequent Acquisition Transaction. The Offeror would commence the Subsequent Offering Period, if any, after the announcement of the results of the Offer in accordance with Rule 14d- 11(d) under the U.S. Exchange Act.

See Section 5 of the Offer, “Extension, Variation or Change to the Offer”.

How do I tender my Augusta Shares?

If you hold Augusta Shares in your own name, you may accept the Offer by depositing certificates representing your Augusta Shares, together with a properly completed and signed Letter of Transmittal and all other documents required by the instructions to the Letter of Transmittal, at the office of the Depositary specified in the Letter of Transmittal. If your Augusta Shares are registered in the name of a nominee (commonly referred to as “in street name” or “street form”), you should contact your investment advisor, stock broker, bank, trust company or other nominee for assistance in tendering your Augusta Shares to the Offer. You should request your nominee to effect the transaction.

Augusta Shareholders may also accept the Offer pursuant to the procedures for book-entry transfer detailed in the Offer and Circular and have your Augusta Shares tendered by your nominee through CDS or DTC, as applicable. Augusta Shareholders are invited to contact the Information Agent for further information regarding how to accept the Offer. The Information Agent can be contacted at 1-866-229-8874 toll free in North America or at 1-416-867-2272 outside of North America or by e-mail at contactus@kingsdaleshareholder.com.

See Section 3 of the Offer, “Manner of Acceptance”.

What if I have lost my Augusta Share certificate(s) but wish to tender my Augusta Shares to the Offer?

You should complete your Letter of Transmittal as fully as possible and state in writing the circumstances surrounding the loss and forward the documents to the Depositary. The Depositary will forward a copy to the transfer agent for the Augusta Shares and such transfer agent will advise you of the replacement requirements, which must be completed and returned before the Expiry Time.

See Section 3 of the Offer, “Manner of Acceptance”.

If I accept the Offer, when will I receive the consideration for my Augusta Shares?

If the conditions of the Offer are satisfied or waived, and if the Offeror consummates the Offer and takes up your Augusta Shares, you will receive the consideration for the Augusta Shares tendered to the Offer as soon as practicable and, in any event, within three business days after the Offeror has taken up and paid for the Augusta Shares.

See Section 6 of the Offer, “Take-Up and Payment for Deposited Augusta Shares”.

Who is the Depositary under the Offer?

Equity Financial Trust Company is acting as Depositary under the Offer. The Depositary will be responsible for receiving certificates representing Augusta Shares and accompanying Letters of Transmittal and other documents. The Depositary is also responsible for receiving Notices of Guaranteed Delivery, giving notices, if required, and making payment for all Augusta Shares purchased by the Offeror under the terms of the Offer. The Depositary will also facilitate book-entry tenders of Augusta Shares.  The Depositary can be contacted at 1-866-393-4891 toll free in North America or at 416-361-0152 outside of North America or by e-mail at corporateactions@equityfinancialtrust.com.

See Section 27 of the Circular, “Depositary”.

Will I be able to withdraw previously tendered Augusta Shares?

Yes. You may withdraw Augusta Shares previously tendered by you (i) at any time before Augusta Shares deposited under the Offer are taken up by the Offeror under the Offer (including during any Subsequent Offering Period), (ii) if your Augusta Shares have not been paid for by the Offeror within three business days after having been taken up, and (iii) in certain other circumstances. You must send a notice of withdrawal to the Depositary prior to the occurrence of certain events and within the time periods set forth in Section 8 of the Offer, “Withdrawal of Deposited Augusta Shares”, and the notice must contain specific information outlined therein.

v

See Section 8 of the Offer, “Withdrawal of Deposited Augusta Shares”.

Will I have to pay any fees or commissions?

If you are the registered owner of your Augusta Shares and you tender your Augusta Shares directly to the Depositary, you will not have to pay brokerage fees or incur similar expenses. If you own your Augusta Shares through an investment advisor, stock broker, bank, trust company or other nominee and your nominee tenders the Augusta Shares on your behalf, your nominee may charge you a fee for doing so. You should consult your nominee to determine whether any charges will apply.

What will happen if the Offer is withdrawn?

Unless all of the conditions to the Offer have been satisfied or waived at or prior to the Expiry Time, the Offeror will not be obligated to take up and purchase Augusta Shares tendered to the Offer and the Offeror may withdraw the Offer. If the Offer is withdrawn in this manner, all of your Augusta Shares that were deposited and not withdrawn will be returned to you with no payment.

How will an Augusta Shareholder be treated for Canadian federal income tax purposes?

A Resident Augusta Shareholder who holds Augusta Shares as capital property and who exchanges such Augusta Shares pursuant to the Offer will not realize a capital gain (or capital loss) in respect of the exchange unless such Resident Augusta Shareholder elects to report such gain (or loss) in its Canadian tax return for the year of disposition.

Similarly, a Non-Resident Augusta Shareholder who holds Augusta Shares as capital property and who exchanges such Augusta Shares pursuant to the Offer will not realize a capital gain (or capital loss) in respect of the exchange unless such Non-Resident Augusta Shareholder elects to report such gain (or loss) in its Canadian tax return for the year of disposition. In addition, a Non-Resident Augusta Shareholder who elects to report a capital gain (or capital loss) in its Canadian tax return for the year of disposition resulting from a disposition of Augusta Shares pursuant to the Offer will not realize a capital gain (or capital loss) unless Augusta shares constitute “taxable Canadian property” other than “treaty-protected property”.

Depending on the manner and circumstances in which a Subsequent Acquisition Transaction is undertaken, the tax consequences applicable to an Augusta Shareholder who is disposing of Augusta Shares pursuant to a Subsequent Acquisition Transaction could differ in a materially adverse way from the tax consequences that would be applicable to such Augusta Shareholder if it were to dispose of Augusta Shares under the Offer. In the case of a Non-Resident Augusta Shareholder, a portion of the consideration received on the disposition of Augusta Shares pursuant to a Subsequent Acquisition Transaction could be subject to Canadian withholding tax.

The foregoing is only a brief summary of principal Canadian federal income tax consequences and is qualified by the description of principal Canadian federal income tax considerations in Section 20 of the Circular, “Principal Canadian Federal Income Tax Considerations”. Augusta Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of an exchange of Augusta Shares pursuant to the Offer or a disposition of Augusta Shares pursuant to any Compulsory Acquisition, Compelled Acquisition, Subsequent Acquisition Transaction, or any other disposition in connection with the Offer.

How will U.S. Holders of Augusta Shares be treated for U.S. federal income tax purposes?

Subject to certain exceptions and limitations, if the exchange of Augusta Shares for Hudbay Shares is considered part of a reorganization for U.S. federal income tax purposes, no gain or loss will be recognized by U.S. Holders upon the receipt of Hudbay Shares in exchange for Augusta Shares. A determination of whether the exchange qualifies as a reorganization will depend in part on the number of Augusta Shares tendered in the Offer, and the details of any Compulsory Acquisition or Subsequent Acquisition Transaction.

If the exchange is not considered part of a reorganization for U.S. federal income tax purposes, the receipt of Hudbay Shares in exchange for Augusta Shares pursuant to the Offer will be fully taxable for U.S. federal income tax purposes. U.S. Holders that receive cash for their Augusta Shares as a result of the exercise of dissent rights will recognize taxable gain or loss.

See Section 21 of the Offer, “United States Federal Income Tax Considerations”.

Is the Offeror’s financial condition relevant to my decision to tender my Augusta Shares to the Offer?

Yes. Hudbay Shares will be issued to Augusta Shareholders who validly tender their Augusta Shares, so you should consider the Offeror’s financial condition before you decide to tender your Augusta Shares to the Offer. In considering the Offeror’s financial condition, you should review the information included and incorporated by reference in the Offer and Circular because it contains detailed business, financial and other information about the Offeror.

See Section 1 of the Circular, “The Offeror”.

If I decide not to tender, how will my Augusta Shares be affected?

If the Offeror takes up and pays for the Augusta Shares validly tendered under the Offer, the Offeror currently intends to take such action as is necessary, including effecting a Compulsory Acquisition or a Subsequent Acquisition Transaction, to acquire any Augusta Shares not tendered. It is the Offeror’s current intention that the consideration to be offered for Augusta Shares under such Compulsory Acquisition or Subsequent Acquisition Transaction will be the same consideration offered pursuant to the Offer. In connection with such a transaction, you may have dissent rights. The Offeror reserves the right not to complete a Compulsory Acquisition or a Subsequent Acquisition Transaction.

See Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer”.

Will Augusta continue as a public company?

If, as a result of the Offer and any subsequent transaction, the number of Augusta Shareholders is sufficiently reduced, Augusta may become eligible to cease to be a reporting issuer in Canada and/or the United States. To the extent permitted by applicable Law, the Offeror intends to delist the Augusta Shares from the TSX, NYSE MKT and FWB and to cause Augusta to cease to be a reporting issuer under the securities laws of each of the provinces and territories of Canada in which it has such status and to cease to be a public company in the United States and Germany. The rules and regulations of the TSX, NYSE MKT and FWB could also, upon the consummation of the Offer and/or a subsequent transaction, lead to the delisting of the Augusta Shares from the TSX, NYSE MKT and FWB.

See Section 5 of the Circular, “Purpose of the Offer and the Offeror’s Plans for Augusta”.

What is the market value of my Augusta Shares?

On February 7, 2014, the closing price of the Augusta Shares listed on the TSX was $2.51. The volume-weighted average price of the Augusta Shares on the TSX for the 20 trading days ended February 7, 2014 was $1.78. Based on the volume-weighted average prices of the Hudbay Shares on the TSX for the 20 trading days ended February 7, 2014, the Offer consideration represented a premium of approximately 62% over the volume-weighted average price of the Augusta Shares on the TSX for the same period. Based on the closing price of the Hudbay Shares on the TSX, on February 7, 2014, the Offer consideration represented a premium of approximately 18% over the closing price of the Augusta Shares on the TSX on the same date (in addition to Augusta’s 26% share price increase during the two trading days preceding the Offer).

The Offeror urges you to obtain recent quotations for the Augusta Shares and Hudbay Shares before deciding whether or not to tender your Augusta Shares to the Offer.

See Section 19 of the Circular, “Effect of the Offer on the Market for and Listing of Augusta Shares and Status as a Reporting Issuer”.

If the Offer is successful will the Board of Directors and management of Augusta change?

If the Offer is successful, it is anticipated that the current management of the Offeror will manage Augusta in place of Augusta’s current senior management, and that the Augusta Board of Directors will be replaced by nominees of the Offeror.

See Section 5 of the Circular, “Purpose of the Offer and the Offeror’s Plans for Augusta”.

Who can I call with questions about the Offer or for more information?

You can call the Information Agent at 1-866-229-8874 toll free in North America or at 1-416-867-2272 outside of North America or you can e-mail the Information Agent at contactus@kingsdaleshareholder.com , if you have questions or requests for additional copies of the Offer and Circular.

The Information Agent for the Offer is:

The Exchange Tower

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario M5X 1E2

North American Toll Free Phone:

1-866-229-8874

E-mail: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272

SUMMARY

The following is a summary only and is qualified in its entirety by the detailed provisions contained in the Offer and Circular. You should read the Offer and Circular in their entirety. Certain capitalized and other terms used in this summary, where not otherwise defined herein, are defined in the Glossary. All currency amounts expressed herein, unless otherwise indicated, are in Canadian dollars.

Except as otherwise expressly indicated herein, the information concerning Augusta contained in this Offer and Circular has been taken from and is based solely upon Augusta’s public disclosure on file with the Canadian securities regulatory authorities. Augusta has not reviewed this Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of Augusta contained in this Offer and Circular. Although the Offeror has no knowledge that would indicate that any information or statements contained in this Offer and Circular concerning Augusta taken from, or based upon, such public disclosure contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, neither the Offeror nor any of its respective directors or officers has verified, nor do they assume any responsibility for, the accuracy or completeness of such information or statements or for any failure by Augusta to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information or statements but which are unknown to the Offeror. The Offeror has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from Augusta’s public disclosure of documents or records or whether there has been any failure by Augusta to disclose events that may have occurred or may affect the significance or accuracy of any information. Except as otherwise indicated, information concerning Augusta is given based on information in Augusta’s public disclosure available as of February 7, 2014. All references to the number of Augusta Shares outstanding as at February 7, 2014 in this Offer and Circular are references to estimates of such figures based solely on Augusta’s public disclosure.

The Offer

The Offeror is offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Augusta Shares, other than any Augusta Shares held directly or indirectly by the Offeror and its affiliates, including, any Augusta Shares that may become issued and outstanding upon the exercise, exchange or conversion of Convertible Securities after the date hereof but prior to the Expiry Time, together with the associated rights issued under the Shareholder Rights Plan, for consideration per Augusta Share of 0.315 of a Hudbay Share. The Offer is made only for Augusta Shares and is not made for any other securities.

See Section 1 of the Offer, “The Offer”.

The obligation of the Offeror to take up and pay for Augusta Shares pursuant to the Offer is subject to certain conditions. See Section 4 of the Offer, “Conditions of the Offer”.

Time for Acceptance

The Offer is open for acceptance during the period commencing on February 11, 2014 and ending at 5:00 p.m. (Toronto time) on March 19, 2014, or until such later time or times and date or dates to which the Offer may be extended from time to time by the Offeror, in accordance with Section 5 of the Offer, “Extension, Variation or Change of the Offer”, unless the Offer is withdrawn by the Offeror. Any decision to extend the Offer, including for how long, will be made prior to the Expiry Time. See Section 2 of the Offer, “Time for Acceptance”.

The Offeror

The Offeror is an integrated mining company producing copper concentrate (containing copper, gold and silver) and zinc metal. With assets in North and South America, the Offeror is focused on the discovery, production and marketing of base and precious metals. The Offeror’s growth strategy is focused on the exploration and development of properties it already controls as well as other mineral assets it may acquire that fit its strategic criteria.

The Offeror has three material mineral assets, all of which are currently 100% owned:

•                  777, an underground mine in Flin Flon, Manitoba, which has been producing since 2004;

•                  Lalor, a zinc, gold and copper project currently under construction near Snow Lake, Manitoba, which commenced initial ore production from the ventilation shaft in August 2012 and is expected to begin production from the main shaft in the second half of 2014; and

•                  Constancia, a copper project currently under construction in Peru, which is expected to commence initial production in late 2014 and begin full production in the second quarter of 2015.

The Offeror also owns a 70% interest in the Reed mine near Snow Lake, Manitoba, which commenced initial production in the third quarter of 2013 and is expected to reach full production in the first half of 2014. The Offeror also owns exploration properties in North and South America and minority equity investments in a number of junior exploration companies as part of its strategy to build a pipeline of projects with the potential for development.

In addition, the Offeror owns and operates a portfolio of processing facilities in northern Manitoba, including its Flin Flon and Snow Lake concentrators, which produce copper and zinc concentrates, and its Flin Flon zinc plant, which produces high-grade zinc metal.

Hudbay Shares are listed on the TSX, NYSE and the Lima Stock Exchange under the symbol “HBM”. See Section 1 of the Circular, “The Offeror”.

Augusta

Augusta is engaged in the acquisition, exploration and development of natural mineral resource properties. Currently Augusta’s only material property is the Rosemont copper property located in Pima County, Arizona (“Rosemont”, or the “Rosemont Project”) that it acquired in 2005 subject to a 3% Net Smelter Return (“NSR”). The Rosemont Property is currently comprised of approximately 20,100 acres of patented and unpatented claims and fee land. Rosemont is approximately 50 kilometres southeast of Tucson, Arizona near a number of large porphyry type producing copper mines operated by Freeport-McMoRan Copper & Gold Inc. and ASARCO LLC (“ASARCO”). Rosemont contains an open-pit mineable copper/molybdenum/silver skarn deposit, as well as other exploration targets and is expected to be one of the largest copper mines in the United States, accounting for approximately 10% of total U.S. copper production. Augusta is a public corporation that is listed on the TSX and NYSE MKT under the symbol “AZC” and is listed on the FWB under the symbol “A5R”.

See Section 2 of the Circular, “Augusta”.

Reasons to Accept the Offer

Augusta Shareholders should consider the following factors in making a decision to accept the Offer:

•                  Significant Premium: Based on the closing price of Hudbay Shares on the TSX on February 7, 2014, the consideration offered pursuant to the Offer has a value of $2.96 per Augusta Share. The Offer consideration represents a premium of:

•                  62% based on the 20-day volume-weighted average share prices of the Offeror and Augusta on the TSX for the period ended February 7, 2014; and

•                  18% to the closing price of Augusta Shares on the TSX on February 7, 2014, the last trading day prior to the announcement of the Offeror’s intention to make the Offer (in addition to Augusta’s 26% share price increase during the two trading days preceding the Offer).

•                  Participation in a Leading Intermediate Base Metals Mining Company: Augusta Shareholders would participate in the Offeror’s low-cost, long-life portfolio of producing and fully funded construction-

stage assets and its robust growth profile, which includes forecasted copper production growth of approximately 570% between 2013 and 2015 as the Offeror’s current development projects reach commercial production; the Rosemont Project would contribute to the next phase of growth and enhance the Offeror’s position as a leading intermediate base metals mining company with world class copper production growth.

•                  Continued Participation in Rosemont without Single Asset Risk: As shareholders of the Offeror, Augusta Shareholders would continue to benefit from future increases in value associated with the permitting and development of the Rosemont Project without the significant single asset permitting, development and financing risk to which Augusta Shareholders are currently exposed.

•                  Proven Experience in Project Development: The Offeror has extensive experience in bringing new projects into production over its 87 year history, including its recently completed Lalor and Reed mines in Manitoba, and its Constancia project in Peru, which is over 56% complete. The Offeror would apply this expertise to the development of Rosemont to the benefit of all stakeholders.

•                  Greater Capacity to Advance Rosemont to Production: The Offeror is confident the Rosemont Project will receive all necessary permits. However, based on its extensive due diligence independent of Augusta, the Offeror believes Augusta’s management continues to be overly optimistic about the permitting timeline and Augusta’s ability to complete the required engineering and raise the necessary financing to construct the Rosemont Project. With the Offeror’s significant technical expertise and superior financial capacity, the Offeror believes it is better positioned than Augusta to advance the Rosemont Project through the final stages of permitting and into construction without the risk currently facing Augusta that further delays may result in liquidity shortfalls or require dilutive financings which would materially impair the value of Augusta shareholders’ investments.

•                  Stronger Financial Capacity to Build Rosemont: The Rosemont Project is anticipated by Augusta management to have initial capital costs of approximately $1.2 billion. Having already sold a joint venture interest, streamed 100% of the precious metals production and committed the majority of its offtake, in a challenging capital markets environment, Augusta has few remaining financing options, other than a highly uncertain project financing and the prospect of materially diluting its shareholders’ equity. The Offeror is well capitalized and has sufficient liquidity to complete the construction of Constancia and to commence work on Rosemont. The Offeror expects its producing and development assets would provide considerable operating cash flow to assist in funding the construction of Rosemont, and the Offeror has demonstrated its ability to raise the financing necessary to fund significant development projects with minimal dilution to its shareholders.

•                  Enhanced Financial and Capital Markets Profile: Augusta Shareholders would benefit from the enhanced capital markets profile of the Offeror, which has a large public float, greater trading liquidity and a more extensive presence in the capital markets than Augusta.

See Section 4 of the Circular, “Reasons to Accept the Offer”.

Purpose of the Offer and the Offeror’s Plans for Augusta

The purpose of the Offer is to enable the Offeror to acquire, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Augusta Shares (other than Augusta Shares held directly or indirectly by the Offeror and its affiliates), including Augusta Shares which may become outstanding on the exercise, exchange or conversion of Convertible Securities prior to the Expiry Time, together with the associated rights issued under the Shareholder Rights Plan.

If the conditions of the Offer are satisfied or waived and the Offeror takes up and pays for the Augusta Shares validly deposited under the Offer and not properly withdrawn, the Offeror intends to acquire any Augusta Shares not deposited under the Offer through a Compulsory Acquisition, if available, or to propose a Subsequent Acquisition Transaction, in each case for consideration per Augusta Share equal in value to and in the same form as the consideration paid by the Offeror per Augusta Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Augusta Shares acquired pursuant to the

Offer. Although the Offeror intends to propose either a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in the Offeror’s ability to effect such a transaction, information subsequently obtained by the Offeror, changes in general economic or market conditions or in the business of Augusta or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, the Offeror reserves the right not to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described in the Circular. See Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer”.

If the Offer is successful, it is anticipated that the current management of the Offeror will manage Augusta in place of Augusta’s current senior management and that the Augusta Board of Directors will be replaced by nominees of the Offeror. With the exception of the foregoing, the Offeror has not developed any specific proposals with respect to Augusta or its operations, or any changes in its assets, business strategies, management or personnel following the acquisition of the Augusta Shares pursuant to the Offer. The Offeror intends to pursue the development of the Rosemont Project.

If permitted by applicable Law, subsequent to the completion of the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, the Offeror intends to delist the Augusta Shares from the TSX, NYSE MKT and FWB and to cause Augusta to cease to be a reporting issuer under the securities laws of each of the provinces and territories of Canada in which it has such status and to cease to be a public company in the United States and Germany.  See Section 19 of the Circular, “Effect of the Offer on the Market for and Listing of Augusta Shares and Status as a Reporting Issuer”.

See Section 5 of the Circular, “Purpose of the Offer and the Offeror’s Plans for Augusta” and Section 19 of the Circular, “Effect of the Offer on the Market Price for and Listing of Augusta Shares and Status as a Reporting Issuer”.

Manner of Acceptance

An Augusta Shareholder who wishes to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on YELLOW paper) and deposit it, at or prior to the Expiry Time, together with certificate(s) or DRS Advices representing their Augusta Shares and all other required documents, with the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. See Section 3 of the Offer, “Manner of Acceptance — Letter of Transmittal”.

If an Augusta Shareholder wishes to accept the Offer and deposit its Augusta Shares under the Offer and the certificate(s) representing such Augusta Shareholder’s Augusta Shares is (are) not immediately available, or if the certificate(s) and all other required documents cannot be provided to the Depositary at or prior to the Expiry Time, such Augusta Shares nevertheless may be validly deposited under the Offer in compliance with the procedures for guaranteed delivery using the accompanying Notice of Guaranteed Delivery (printed on GREEN paper), or a manually executed facsimile thereof, in accordance with the instructions in the Notice of Guaranteed Delivery. See Section 3 of the Offer, “Manner of Acceptance Procedure for Guaranteed Delivery”.

Augusta Shareholders may accept the Offer by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its offices in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. Augusta Shareholders may also accept the Offer by following the procedure for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a Letter of Transmittal, properly completed and executed in accordance with the instructions therein, with the signatures guaranteed, if required, and all other required documents, are received by the Depositary at its offices in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. Augusta Shareholders accepting the Offer through book-entry transfer must make sure such documents or Agent’s Message are received by the Depositary at or prior to the Expiry Time. See Section 3 of the Offer, “Manner of Acceptance by Book-Entry Transfer”.

Augusta Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Augusta Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer to accept the Offer.

Persons whose Augusta Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Augusta Shares under the Offer. Nominees likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Augusta Shareholders must instruct their investment advisor, stockbroker, bank, trust company or other nominee promptly if they wish to tender.

Augusta Shareholders should contact the Depositary, the Information Agent, their investment advisor, stockbroker, bank, trust company or other nominee for assistance in accepting the Offer and depositing Augusta Shares with the Depositary. The Information Agent, can be contacted at 1-866-229-8874 toll free in North America or at 1-416-867-2272 outside of North America or by e-mail at contactus@kingsdaleshareholder.com.

Conditions of the Offer

Subject to applicable Law, the Offeror reserves the right to withdraw or terminate the Offer and not take up and pay for any Augusta Shares deposited under the Offer, and/or to extend the period of time during which the Offer is open for acceptance and postpone taking up and paying for any Augusta Shares deposited under the Offer, and/or to amend the Offer, unless all of the conditions described in Section 4 of the Offer, “Conditions of the Offer”, are satisfied or waived by the Offeror at or before the Expiry Time. These conditions include, among others, (i) there having been validly deposited under the Offer and not withdrawn, at or prior to the Expiry Time, such number of Augusta Shares that, together with the Augusta Shares held by the Offeror and its affiliates, represents not less than 66 2/3% of the Augusta Shares (calculated on a fully diluted basis), (ii) the Shareholder Rights Plan having been waived, invalidated or cease-traded (iii) receipt of all governmental or regulatory approvals required to complete the Offer, including any necessary or advisable competition or anti-trust approvals and the expiry of any such applicable waiting periods, and (iv) the absence of any Material Adverse Change in relation to Augusta. The Offer is not subject to the approval of the Offeror’s shareholders and is not subject to any financing or due diligence conditions.

 For a complete list of the conditions of the Offer, see Section 4 of the Offer, “Conditions of the Offer”.

Take-Up and Payment for Deposited Augusta Shares

If all the conditions of the Offer described in Section 4 of the Offer, “Conditions of the Offer”, have been satisfied or waived by the Offeror at or prior to the Expiry Time, the Offeror will take up Augusta Shares validly deposited under the Offer and not properly withdrawn promptly following the Expiry Time but in no event later than ten days after the Expiry Time of the Offer and will pay for Augusta Shares taken up as soon as practicable thereafter, but in any event not later than three business days after taking up the deposited Augusta Shares.

Withdrawal of Deposited Augusta Shares

Augusta Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Augusta Shareholder at any time before the Augusta Shares have been taken up by the Offeror under the Offer (including during any Subsequent Offering Period) and in the other circumstances described in Section 8 of the Offer, “Withdrawal of Deposited Augusta Shares”. Except as so indicated or as otherwise required or permitted by applicable Laws, deposits of Augusta Shares are irrevocable.

Acquisition of Augusta Shares Not Deposited Under the Offer

If, within 120 days after the date of the Offer, the Offer has been accepted by Augusta Shareholders who, in the aggregate, hold not less than 90% of the issued and outstanding Augusta Shares in respect of which the Offer was made as at the Expiry Time, other than Augusta Shares held at the date of the Offer by, or by a nominee for, the Offeror or its affiliates, and the Offeror acquires or is bound to take up and pay for such deposited Augusta Shares under the Offer, the Offeror intends, to the extent possible, to acquire those Augusta Shares that remain outstanding held by those persons who did not accept the Offer pursuant to a Compulsory Acquisition. If the right of

Compulsory Acquisition is not available for any reason, or if the Offeror elects not to pursue such right, the Offeror may pursue other means of acquiring, directly or indirectly, all of the Augusta Shares and other securities exercisable for or convertible or exchangeable into Augusta Shares in accordance with applicable Law, including by means of a Subsequent Acquisition Transaction. The detailed terms of any Subsequent Acquisition Transaction, including the timing of its implementation and the consideration to be received by Augusta Shareholders, would necessarily be subject to a number of considerations, including the number of Augusta Shares acquired pursuant to the Offer. See Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer”.

Augusta Shareholders who do not deposit their Augusta Shares under the Offer may have certain rights of dissent in the event the Offeror acquires such Augusta Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, including the right to seek judicial determination of the fair value of their Augusta Shares. See Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer”.

Shareholder Rights Plan

Augusta adopted the Shareholder Rights Plan on April 19, 2013, which was ratified by Augusta Shareholders on October 17, 2013. The Offer is not a Permitted Bid for the purposes of the Shareholder Rights Plan. Accordingly, in order for the Offer to proceed, the Augusta Board of Directors must waive the acquisition of the Augusta Shares under the Offer as a triggering event under the Shareholder Rights Plan or the Offeror must be satisfied that such rights have been held to be unexercisable or unenforceable with respect to the Offer and any Compulsory Acquisition and any Subsequent Acquisition Transaction. See “Conditions of the Offer” in Section 4 of the Offer and “Shareholder Rights Plan” in Section 6 of the Circular.

The Offeror believes that at the Expiry Time, Augusta, the Augusta Board of Directors and the Augusta Shareholders will have had more than adequate time to fully consider the Offer and any available alternative transactions and to determine whether to deposit their Augusta Shares pursuant to the Offer.

Principal Canadian Federal Income Tax Considerations

A Resident Augusta Shareholder who holds Augusta Shares as capital property and who exchanges such Augusta Shares pursuant to the Offer will not realize a capital gain (or capital loss) in respect of the exchange unless such Resident Augusta Shareholder elects to report such gain (or loss) in its Canadian tax return for the year of disposition.

Similarly, a Non-Resident Augusta Shareholder who holds Augusta Shares as capital property and who exchanges such Augusta Shares pursuant to the Offer will not realize a capital gain (or capital loss) in respect of the exchange unless such Non-Resident Augusta Shareholder elects to report such gain (or loss) in its Canadian tax return for the year of disposition. In addition, a Non-Resident Augusta Shareholder who elects to report a capital gain (or capital loss) in its Canadian tax return for the year of disposition resulting from a disposition of Augusta Shares pursuant to the Offer will not realize a capital gain (or capital loss) unless Augusta shares constitute “taxable Canadian property” other than “treaty-protected property”.

Depending on the manner and circumstances in which a Subsequent Acquisition Transaction is undertaken, the tax consequences applicable to an Augusta Shareholder who is disposing of Augusta Shares pursuant to a Subsequent Acquisition Transaction could differ in a materially adverse way from the tax consequences that would be applicable to such Augusta Shareholder if it were to dispose of Augusta Shares under the Offer. In the case of a Non-Resident Augusta Shareholder, a portion of the consideration received on the disposition of Augusta Shares pursuant to a Subsequent Acquisition Transaction could be subject to Canadian withholding tax.

The foregoing is only a brief summary of principal Canadian federal income tax consequences and is qualified by the description of principal Canadian federal income tax considerations in Section 20 of the Circular, “Principal Canadian Federal Income Tax Considerations”. Augusta Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of an exchange of Augusta Shares pursuant to the Offer or a disposition of Augusta Shares pursuant to any Compulsory Acquisition, Compelled Acquisition, Subsequent Acquisition Transaction, or any other disposition in connection with the Offer.

United States Federal Income Tax Considerations

Subject to certain exceptions and limitations, if the exchange of Augusta Shares for Hudbay Shares is considered part of a reorganization for U.S. federal income tax purposes, no gain or loss will be recognized by U.S. Holders (as defined in Section 21 of the Circular, “U.S. Federal Income Tax Considerations”) upon the receipt of Hudbay Shares in exchange for Augusta Shares. A determination of whether the exchange qualifies as a reorganization will depend in part on the number of Augusta Shares tendered in the Offer, and the details of any Compulsory Acquisition or Subsequent Acquisition Transaction.

If the exchange is not considered part of a reorganization for U.S. federal income tax purposes, the receipt of Hudbay Shares in exchange for Augusta Shares pursuant to the Offer will be fully taxable for U.S. federal income tax purposes. U.S. Holders that receive cash for their Augusta Shares as a result of the exercise of dissent rights will recognize taxable gain or loss.

Subject to certain exceptions, Non-U.S. Holders (as defined in Section 21 of the Circular, “U.S. Federal Income Tax Considerations”) generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Hudbay Shares in exchange for Augusta Shares pursuant to the Offer or upon the receipt of cash for its Augusta Shares as a result of such holder’s exercise of dissent rights.

The foregoing is only a brief summary of U.S. federal income tax consequences and is qualified by the more detailed general description of the discussion under Section 21 of the Circular, “U.S. Federal Income Tax Considerations”. Augusta Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a receipt of Hudbay Shares in exchange for Augusta Shares.

Risk Factors

An investment in Hudbay Shares and the Offer are subject to certain risks. In assessing the Offer, Augusta Shareholders should carefully consider the risks described in Section 23 of the Circular, “Risk Factors”.

Depositary

The Offeror has engaged Equity Financial Trust Company to act as the Depositary to receive deposits of certificates and DRS Advices representing Augusta Shares and accompanying Letters of Transmittal deposited under the Offer at its offices in Toronto, Ontario specified in the Letter of Transmittal and to provide information to Augusta Shareholders in connection with the Offer. In addition, The Depositary will receive Notices of Guaranteed Delivery at its offices in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving certain notices, if required, and for making payment for all Augusta Shares purchased by the Offeror under the Offer. The Depositary will also facilitate book-entry transfers of Augusta Shares. See Section 3 of the Offer, “Manner of Acceptance”, and Section 27 of the Circular, “Depositary”.

The Depositary will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

Information Agent

Questions and requests for assistance may be directed to the Information Agent for the Offer, Kingsdale Shareholder Services Inc., at 1-866-229-8874 toll free in North America or at 1-416-867-2272 outside of North America or by e-mail at contactus@kingsdaleshareholder.com.

Financial Advisor and Soliciting Dealer Group

The Offeror has retained BMO Nesbitt Burns Inc. and GMP Securities L.P. to act as its financial advisors in connection with the Offer and to serve as the Dealer Manager for the Offer in Canada, and has retained BMO Capital Markets Corp. and Griffiths McBurney Corp. to serve as the Dealer Manager for the Offer in the United States. BMO Nesbitt Burns Inc. and GMP Securities L.P. will receive compensation for providing such financial advisory services. The Offeror will reimburse BMO Nesbitt Burns Inc., GMP Securities L.P., BMO Capital Markets

Corp. and Griffiths McBurney Corp. for their reasonable out of pocket expenses and has agreed to indemnify each against certain liabilities and expenses in connection with the Offer.

Please send any solicitation fees requests to the Information Agent no later than 30 business days after the Expiry Time.

See Section 26 of the Circular, “Financial Advisor, Dealer Managers and Soliciting Dealer Group”.

OFFER

The accompanying Circular, which is incorporated into and forms part of the Offer, contains important information that should be read carefully before making a decision with respect to the Offer. Capitalized terms used in the Offer but not otherwise defined herein are defined in the accompanying Glossary. All currency amounts expressed herein, unless otherwise indicated, are expressed in Canadian dollars.

February 10, 2014

TO:                         THE HOLDERS OF COMMON SHARES OF AUGUSTA RESOURCES INC.

1.                                      The Offer

The Offeror is offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Augusta Shares, other than any Augusta Shares held directly or indirectly by the Offeror and its affiliates, including any Augusta Shares that may become issued and outstanding upon the exercise, exchange or conversion of Convertible Securities after the date hereof but prior to the Expiry Time, together with the associated rights issued under the Shareholder Rights Plan, for consideration per Augusta Share of 0.315 of a Hudbay Share.

The Offer consideration represents a premium of approximately 62% based on the volume-weighted average prices of the Augusta Shares and the Hudbay Shares on the TSX for the 20 trading days ended February 7, 2014. The Offer consideration represents a premium of approximately 18% based on the closing prices of $2.51 for the Augusta Shares and $9.40 for the Hudbay Shares on the TSX on February 7, 2014 (in addition to Augusta’s 26% share price increase during the two trading days preceding the Offer).

The Offeror and its affiliates currently own or control 23,058,585 Augusta Shares, representing approximately 16% of the issued and outstanding Augusta Shares.

No fractional Hudbay Shares will be issued pursuant to the Offer. Where the aggregate number of Hudbay Shares to be issued an Augusta Shareholder under the Offer would result in a fraction of a Hudbay Share being issuable, the number of Hudbay Shares to be received by such Augusta Shareholder will be rounded to the nearest whole Hudbay Share.

The Offer is being made only for Augusta Shares, together with the associated rights issued under the Shareholder Rights Plan, and is not being made for any other securities. Any holder of Convertible Securities who wishes to accept the Offer should, subject to and to the extent permitted by the terms of such securities and applicable Laws, exercise, exchange or convert such Convertible Securities in order to acquire Augusta Shares and then deposit those Augusta Shares on a timely basis in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received share certificates representing the Augusta Shares issuable upon such exercise, exchange or conversion in time for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

The obligation of the Offeror to take up and pay for Augusta Shares pursuant to the Offer is subject to certain conditions. See Section 4 of the Offer, “Conditions of the Offer”.

Augusta Shareholders should contact the Depositary, the Information Agent, their investment advisor, stockbroker, bank, trust company or other nominee for assistance in accepting the Offer and in depositing their Augusta Shares with the Depositary. The Information Agent can be contacted at 1-866-229-8874 toll free in North America or at 1-416-867-2272 outside of North America or by e-mail at contactus@kingsdaleshareholder.com.

Augusta Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Augusta Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer to accept the Offer.

2.                                      Time for Acceptance

The Offer is open for acceptance during the period commencing on February 11, 2014 and ending at 5:00 p.m. (Toronto time) on March 19, 2014, or such later time or times and date or dates to which the Offer may be extended from time to time by the Offeror, in accordance with Section 5 of the Offer, “Extension, Variation or Change of the Offer”, unless the Offer is withdrawn by the Offeror. Any decision to extend the Offer, including for how long, will be made prior to the Expiry Time. The Expiry Time may be subject to multiple extensions. If the Offeror elects or is required to extend the Expiry Time for the Offer, it will publically announce the variation the new expiration date no later than 9:00 a.m. (Toronto time) on the first business day after the previously scheduled expiration of the offer and, if required by applicable Law, the Offeror will mail you a copy of the notice of variation.

The Offeror reserves the right to provide a subsequent offering period (a “Subsequent Offering Period”). A Subsequent Offering Period, if one is provided, will be an additional period of no less than ten days, beginning immediately after the Offeror accepts for payment (subject to the requirement to promptly pay for) all the Augusta Shares tendered to the Offer, during which period Augusta Shareholders may tender their Augusta Shares, provided that, among other requirements, the Offeror announces the results of the initial offering period of the Offer, including the approximate number and percentage of Augusta Shares deposited under the Offer, no later than 9:00 a.m. (Toronto time) on the next business day following the date upon which the Offeror becomes entitled to take up Augusta Shares under applicable Laws. In accordance with Canadian Law and custom, the Offeror intends to take up and pay for Augusta Shares deposited during the Subsequent Offering Period within ten calendar days of the date the Augusta Shares were deposited.

If the Offeror elects to provide a Subsequent Offering Period, the Offeror will publicly announce the Subsequent Offering Period and, if required by applicable Law, the Offeror will mail you a notice of the Subsequent Offering Period.

The factors that could affect the Offeror’s decision as to whether it will elect to provide a Subsequent Offering Period include, without limitation, (i) the number of Deposited Shares, (ii) whether the Offeror can effect a Compulsory Acquisition (as defined below) or Subsequent Acquisition Transaction (as defined below) after the Expiry Time and, in particular, whether the number of Deposited Shares, together with the Augusta Shares held by the Offeror and its affiliates, represents not less than 90% or 66 2/3% of the issued and outstanding Augusta Shares (calculated on a fully diluted basis), (iii) the conditions to the Offer being satisfied, and (iv) discussions with its financial and legal advisors regarding the feasibility of a Subsequent Offering Period, a Compulsory Acquisition and/or a Subsequent Acquisition Transaction. The Offeror would commence the Subsequent Offering Period, if any, after the announcement of the results of the Offer in accordance with Rule 14d-11(d) under the U.S. Exchange Act.

Notwithstanding the provisions of Rule 14d-7(a)(2) under the U.S. Exchange Act relating to the ability of a purchaser in a tender offer to terminate withdrawal rights during a Subsequent Offering Period, Offeror will permit withdrawal of tendered Common Shares during a Subsequent Offering Period, if there is one, until the tendered Common Shares are taken up. See Section 8 of the Offer, “Withdrawal of Deposited Common Shares”.

The Offeror has requested from the SEC relief from Rule 14d-11(e) under the U.S. Exchange Act to be permitted to take up and pay for Common Shares deposited during the Subsequent Offering Period within ten calendar days of the date the Common Shares were deposited, in accordance with Canadian Law and practice.  There can be no assurance that the Offeror will be granted such relief.  If such relief is not granted, the Offeror may not be able to provide a Subsequent Offering Period.

3.                                      Manner of Acceptance

Letter of Transmittal

The Offer may be accepted by delivering to the Depositary at its offices in Toronto, Ontario specified in the Letter of Transmittal (printed on YELLOW paper) accompanying the Offer, so as to be received at or prior to the Expiry Time:

(a)                                 the certificate(s) or DRS Advice representing the Augusta Shares in respect of which the Offer is being accepted and Rights Certificates (as defined in “Shareholder Rights Plan” in Section 6 of the Circular), if applicable (see “— SRP Rights” below);

(b)                                 a Letter of Transmittal in the form accompanying the Offer (or a manually executed facsimile thereof), properly completed and duly executed in accordance with the instructions and rules set forth in the Letter of Transmittal (including a signature guarantee if required); and

(c)                                  all other documents required by the terms of the Offer and the Letter of Transmittal.

The Offer will be deemed to be accepted only if the Depositary has actually received these documents at or prior to the Expiry Time. Alternatively, Augusta Shares may be deposited under the Offer in compliance with the procedures for book-entry transfers set out below under the heading “Acceptance by Book-Entry Transfer” or in compliance with the procedures for guaranteed delivery set out below under the heading “Procedure for Guaranteed Delivery”.

Except as otherwise provided in the instructions and rules set out in the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Letter of Transmittal is executed by a person other than the registered Augusta Shareholder represented by the certificates(s) (and Rights Certificates, if applicable) deposited therewith, or if the consideration issued pursuant to the Offer is to be issued to a person other than the registered Augusta Shareholder, the certificate(s) must be endorsed, or be accompanied by an appropriate share transfer power of attorney, in either case, duly and properly completed by the registered Augusta Shareholder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

CDS and DTC will be issuing instructions to their participants as to the method of depositing such Augusta Shares under the terms of the Offer. See “Acceptance by Book-Entry Transfer” below.

Acceptance by Book-Entry Transfer

Augusta Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of an Augusta Shareholder’s Augusta Shares into the Depositary’s account in accordance with CDS’ procedures for such transfer. Delivery of Augusta Shares to the Depositary by means of a book-entry transfer will constitute a valid tender of such Augusta Shares under the Offer. Augusta Shareholders, through their respective CDS participants who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS, shall be deemed to have completed and delivered a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid tender of Augusta Shares in accordance with the terms of the Offer.

Augusta Shareholders who hold their Augusta Shares by book-entry through DTC may also accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof), together with any required signature guarantees, and all other required documents, are received by the Depositary at its offices in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. The Depositary has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC’s systems may cause DTC to make a book-entry transfer of an Augusta Shareholder’s Augusta Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, as noted above, although delivery of Augusta Shares may be effected through book-entry transfer at DTC, either a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at its office in Toronto, Ontario prior to the Expiry Time.

Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary. Augusta Shareholders accepting the Offer through the procedure for book-entry transfer established by DTC must make sure such documents or Agent’s Message are received by the Depositary at or prior to the Expiry Time.

Procedure for Guaranteed Delivery

If an Augusta Shareholder wishes to deposit Augusta Shares pursuant to the Offer and (a) the certificate(s) representing the Augusta Shares are not immediately available, (b) the Augusta Shareholder cannot complete the procedure for book-entry transfer of such Augusta Shares on a timely basis, or (c) the certificate(s) and all other required documents cannot be delivered to the Depositary at or prior to the Expiry Time, such Augusta Shares nevertheless may be deposited validly under the Offer provided that all of the following conditions are met:

(a)                                 the deposit is made by or through an Eligible Institution;

(b)                                 a Notice of Guaranteed Delivery printed on GREEN paper (or a manually executed facsimile thereof) in the form accompanying the Offer, properly completed and duly executed, including the guarantee of delivery by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary at its offices in Toronto, Ontario specified in the Notice of Guaranteed Delivery at or prior to the Expiry Time;

(c)                                  the certificate(s) or the DRS Advice(s) representing deposited Augusta Shares, and, if the Separation Time (as defined in “Shareholder Rights Plan” in Section 6 of the Circular) has occurred before the Expiry Time and Rights Certificates have been distributed to Shareholders before the Expiry Time, the Rights Certificate(s) representing the deposited SRP Rights (as defined in “Shareholder Rights Plan” in Section 6 of the Circular), in proper form for transfer, together with a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, and all other documents required by the Letter of Transmittal are received by the Depositary at or prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Time; to constitute delivery for the purpose of satisfying a guaranteed delivery, the Letter of Transmittal and accompanying share certificate(s) or DRS Advice(s) must be delivered to the Toronto, Ontario office of the Depositary; and

(d)                                 in the case of SRP Rights where the Separation Time has occurred before the Expiry Time but Rights Certificates have not been distributed to Shareholders before the Expiry Time, the Rights Certificate(s) representing the deposited SRP Rights in proper form for transfer, together with a properly completed and duly signed Letter of Transmittal (or a manually signed facsimile copy) in accordance with the instructions set out in the Letter of Transmittal and other documents required by such Letter of Transmittal, are received at the Toronto, Ontario office of the Depositary by 5:00 p.m. (Toronto time) on or before the third trading day on the TSX after Rights Certificates are distributed to Shareholders.

The Notice of Guaranteed Delivery may be delivered by mail, hand or courier or transmitted by facsimile transmission to the Depositary at its offices in Toronto, Ontario specified in the Notice of Guaranteed Delivery at or prior to the Expiry Time and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying certificate(s) or DRS Advice(s) representing Augusta Shares and, if applicable, SRP Rights and all other required documents to an address or transmission by facsimile to facsimile number other than those specified in the Notice of Guaranteed Delivery does not constitute delivery for purposes of satisfying a guaranteed delivery.

SRP Rights

Unless waived by the Offeror, Augusta Shareholders are required to deposit one SRP Right under the Augusta Shareholder Rights Plan for each deposited Augusta Share in order to effect a valid deposit of such Augusta Shares. No additional payment will be made for the SRP Rights and no amount of the consideration to be paid by the Offeror for the deposited Augusta Shares will be allocated to the SRP Rights. The following procedures must be followed in order to effect the valid deposit of the SRP Rights associated with the deposited Augusta Shares:

(a)                                 if the Separation Time under the Shareholder Rights Plan has not occurred prior to the Expiry Time and Rights Certificates have not been distributed by Augusta, a deposit of Augusta Shares will also constitute a deposit of the associated SRP Rights;

(b)                                 if the Separation Time occurs before the Expiry Time and Rights Certificates have been distributed by Augusta prior to the time Augusta Shares are deposited under the Offer, Rights Certificates representing SRP Rights equal in number to the number of deposited Augusta Shares must be delivered with the Letter of Transmittal or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto; and

(c)                                  if the Separation Time occurs before the Expiry Time and Rights Certificates have not been distributed by the time Augusta Shares are deposited under the Offer, or the Rights Certificates have been distributed but not received by the Augusta Shareholder making the deposit, the Augusta Shareholder may deposit its SRP Rights before receiving Rights Certificates by using the guaranteed delivery procedure set out above under the heading, “— Procedure for Guaranteed Delivery”.

Note that, in any case, a deposit of Augusta Shares constitutes an agreement by the Augusta Shareholder making the deposit to deliver Rights Certificates representing SRP Rights equal in number to the number of deposited Augusta Shares by the Augusta Shareholder, or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto, on or before the third trading day on the TSX after the date, if any, that Rights Certificates are distributed. The Offeror reserves the right to require, if the Separation Time occurs before the Expiry Time, that the Depositary receive from the Augusta Shareholder making the deposit, prior to taking up the deposited Augusta Shares by the undersigned for payment pursuant to the Offer, Rights Certificates (or, if available, a Book-Entry Confirmation) from the Augusta Shareholder representing SRP Rights equal in number to the Augusta Shares deposited by the Augusta Shareholder.

General

In all cases, payment for Augusta Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary of (a) certificates or DRS Advices representing the Augusta Shares, as applicable (or, in the case of a book-entry transfer to the Depositary, a Book-Entry Confirmation for the Augusta Shares, as applicable), and, if applicable, Rights Certificates (b) a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and duly executed, covering such Augusta Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal (or (i) in the case of a book-entry transfer to the Depositary through CDS, a Book-Entry Confirmation for the Augusta Shares, and (ii) in the case of a book-entry transfer to the Depositary through DTC, a Book-Entry Confirmation for the Augusta Shares and an Agent’s Message or a Letter of Transmittal if an Agent’s Message is not deliverable), and (c) all other required documents.

If a share certificate has been lost or destroyed, the Letter of Transmittal should be completed as fully as possible and forwarded, together with a letter describing the loss and a contact telephone number, to the Depositary at its offices in Toronto, Ontario specified in the Letter of Transmittal. The Depositary will forward a copy to the transfer agent for the Augusta Shares and such transfer agent will advise you of the replacement requirements, which must be properly completed and returned before the Expiry Time.

The method of delivery of certificates representing Augusta Shares and, if applicable, Rights Certificates, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the person depositing those documents. The Offeror recommends that such documents be delivered by hand to the Depositary and a receipt obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained. It is suggested that any such mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary before the Expiry Time. Delivery will only be effective upon actual physical receipt by the Depositary.

Persons whose Augusta Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Augusta Shares under the Offer. Nominees likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Augusta Shareholders must instruct their investment advisor, stockbroker, bank, trust company or other nominee promptly if they wish to tender.

All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Augusta Shares deposited under the Offer will be determined by the Offeror in its sole discretion. Depositing Augusta Shareholders agree that such determination shall be final and binding. The Offeror reserves the right to reject any and all deposits that it determines not to be in proper form or that may be unlawful to accept under the Laws of any applicable jurisdiction. The Offeror reserves the right to waive any defects or irregularities in the deposit of any Augusta Shares. There shall be no duty or obligation of the Offeror, the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be final and binding.

The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out in this Section 3.

Under no circumstance will interest accrue or any amount be paid by the Offeror or the Depositary by reason of any delay in making payments for Augusta Shares to any person on account of Augusta Shares accepted for payment under the Offer.

Augusta Shareholders should contact the Depositary, the Information Agent, their investment advisor, stockbroker, bank, trust company or other nominee for assistance in accepting the Offer and depositing Augusta Shares with the Depositary.

Dividends and Distributions

Subject to the terms and conditions of the Offer and subject, in particular, to Augusta Shares being validly withdrawn by or on behalf of a depositing Augusta Shareholder, and except as provided below, by accepting the Offer pursuant to the procedures set forth herein, if an Augusta Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Augusta Shares covered by the Letter of Transmittal or book-entry transfer (the “Deposited Shares”) and in and to all rights and benefits arising from such Deposited Shares including, any and all dividends, distributions, payments, securities, property or other interests that may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Shares or any of them after February 11, 2014 (being the date the Offer is open for acceptance), including, any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests and any securities, property or other interests for which such Deposited Shares may be exercised, exchanged or converted (collectively, “Distributions”).

Power of Attorney

The execution of a Letter of Transmittal or the making of a book-entry transfer in accordance with Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, irrevocably appoints each officer of the Offeror and any other person designated by the Offeror in writing as the true and lawful agent, attorney and attorney-in-fact and proxy of the holder of the Deposited Shares deposited pursuant to the Offer and purchased by the Offeror (the “Purchased Shares”), and with respect to any and all Distributions thereon which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Purchased Shares or any of them after February 11, 2014 except as otherwise indicated in Section 10 of the Offer, “Changes in Capitalization, Dividends, Distributions and Liens”.

Such power of attorney shall be effective on or after the date that the Offeror takes up and pays for the Purchased Shares, with full power of substitution and resubstitution (such powers of attorney, being coupled with an interest, being irrevocable), to, in the name of and on behalf of such Augusta Shareholder:

(a)                                 register or record the transfer and/or cancellation of Purchased Shares and Distributions on the appropriate registers maintained by or on behalf of Augusta;

(b)                                 for so long as any such Purchased Shares are registered or recorded in the name of such Augusta Shareholder, to exercise any and all rights of such Augusta Shareholder including, the right to vote, execute and deliver, as and when requested by the Offeror, any instruments of proxy, authorizations, resolutions or consents in form and on terms satisfactory to the Offeror in respect of any Purchased Shares and Distributions, to revoke any such instrument, authorization, resolution or consent, or to designate in any such instrument, authorization, resolution or consent any person or persons as the proxyholder of such Augusta Shareholder in respect of such Purchased Shares or Distributions for all purposes including, in connection with any meeting (whether annual, special or otherwise or any adjournments or postponements thereof, including, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Augusta;

(c)                                  execute, endorse and negotiate any cheques or other instruments representing any Distributions payable to or to the order of, or endorsed in favour of, a holder of Purchased Shares or Distributions;

(d)                                 exercise any rights of a holder of Purchased Shares and Distributions with respect to such Purchased Shares and Distributions; and

(e)                                  execute all such further and other documents, transfers or other assurances as may be necessary or desirable in the sole judgment of the Offeror to effectively convey such Purchased Shares and Distributions to the Offeror, all as specified in the Letter of Transmittal.

An Augusta Shareholder who executes a Letter of Transmittal (or who deposits Augusta Shares by making a book-entry transfer) also agrees, effective on and after the date the Offeror takes up and pays for Purchased Shares, not to vote any of the Purchased Shares or Distributions at any meeting (whether annual, special or otherwise or any adjournments or postponements thereof, including, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Augusta and not to exercise any or all of the other rights or privileges attached to the Purchased Shares or Distributions and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents, in form and on terms satisfactory to the Offeror, in respect of all or any of the Purchased Shares or Distributions, and to designate in such instruments of proxy the person or persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder in respect of the Purchased Shares or Distributions. Upon such appointment, all prior proxies and other authorizations (including, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Shares or Distributions with respect thereto shall be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

Further Assurances

An Augusta Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal or book-entry transfer to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Shares or Distributions to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by Law, survive the death or incapacity, bankruptcy or insolvency of the Augusta Shareholder and all obligations of the Augusta Shareholder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such Augusta Shareholder.

Formation of Agreement; Depositing Augusta Shareholders’ Representations and Warranties

The acceptance of the Offer pursuant to the procedures described above will constitute a binding agreement between the depositing Augusta Shareholder and the Offeror, effective immediately following the time at which the Offeror takes up Augusta Shares deposited by such Augusta Shareholder, upon the terms and subject to the conditions of the Offer, including the depositing Augusta Shareholder’s representation and warranty that: (i) such person has full power and authority to deposit, sell, assign and transfer the Augusta Shares (and any Distributions) being deposited and all interests therein and has not sold, assigned or transferred or agreed to sell, assign or transfer any of such Augusta Shares or Distributions (or interests therein) to any other person, (ii) such Augusta Shareholder depositing the Augusta Shares (and any Distributions), or on whose behalf such Augusta Shares (and any Distributions) are being deposited, has good title to and is the beneficial owner of the Augusta Shares (and any Distributions) being deposited within the meaning of applicable Laws, (iii) the deposit of such Augusta Shares (and any Distributions) complies with applicable Laws, and (iv) when such deposited Augusta Shares (and any Distributions) are taken up and paid for by the Offeror, the Offeror will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances, claims, adverse interests, equities and rights of other persons.

4.                                      Conditions of the Offer

Notwithstanding any other provision of the Offer, and subject to applicable Laws, the Offeror shall have the right to withdraw or terminate the Offer and not take up and pay for any Augusta Shares deposited under the Offer, and/or to extend the period of time during which the Offer is open for acceptance and postpone taking up and paying for any Augusta Shares deposited under the Offer, and/or to amend the Offer, unless all of the following conditions are satisfied or waived by the Offeror (in its sole discretion) at or before the Expiry Time.

(a)                                 there shall have been validly deposited under the Offer and not withdrawn, at or prior to the Expiry Time, such number of Augusta Shares that, together with the Augusta Shares already owned by the Offeror and its affiliates, represents not less than 66 2/3% of the Augusta Shares (calculated on a fully diluted basis);

(b)                                 the Shareholder Rights Plan (or any other shareholder rights plan or similar plan adopted by Augusta) shall have been waived, invalidated or cease-traded so as to have no effect in respect of, and so that it does not and will not reasonably be expected to adversely affect, the Offer or the Offeror or its affiliates (as applicable) either before, on or after consummation of the Offer or the purchase of Augusta Shares under the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction;

(c)                                  the Offeror shall have determined in its reasonable judgment that none of Augusta or any of its subsidiaries shall have disclosed a previously undisclosed action, event or change, or shall have taken any action or failed to take any action since the date of this Offer and Circular, or authorized, recommended, proposed or announced the intention to take any action, that prevents, adversely affects or materially delays the Offeror from acquiring Augusta Shares or implementing the Offeror’s plans as described in Section 5 of the Circular, “Purpose of the Offer and the Offeror’s Plans for Augusta”, or makes it inadvisable for the Offeror to proceed with the Offer and/or take up and pay for Augusta Shares under the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction or would reasonably be expected to have any such effect, including:

(i)                                   issuing, selling or authorizing any additional Augusta Shares, shares of any other class or series in the capital of Augusta or any of its subsidiaries, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any of the foregoing, other than issuances of securities required by Law or upon the exercise of any Convertible Securities outstanding on the date of the Offer in accordance with the terms of such Convertible Securities and as publicly disclosed prior to the date of the Offer;

(ii)                                acquiring or otherwise causing a reduction in the number of, or authorizing or proposing the acquisition or other reduction in the number of, outstanding Augusta Shares or other securities of Augusta or any of its subsidiaries;

(iii)                            declaring, paying, authorizing or making any payment, distribution or dividend on any of Augusta’s securities;

(iv)                              altering or proposing to alter any term of any outstanding Augusta securities;

(v)                                 issuing or selling, or authorizing or proposing the issuance or sale of, any debt securities or otherwise incurring, authorizing, committing to incur or proposing the incurrence of any debt or the making of any loans or advances or guaranteeing or becoming otherwise responsible for any liabilities or obligations of any other person;

(vi)                              announcing, entering into or consummating any purchase, licence, lease or other acquisition of an interest in assets or securities that, individually or in the aggregate, is material to Augusta and its subsidiaries on a consolidated basis;

(vii)                           taking any action with respect to, or entering into any agreement, proposal, offer or understanding relating to, any sale, disposition, licence, lease, pledge, earn-in, joint venture, spin-out, offtake agreement, streaming agreement or otherwise dealing with any of the assets of Augusta or any of its subsidiaries, including, granting an interest to any person in the Rosemont Project, other than any such sale, disposition, licence, lease, pledge, earn-in, joint venture, spin-out, offtake, streaming agreement or other dealing between Augusta and any entity which is a wholly-owned subsidiary of Augusta or that, individually or in the aggregate, is not material to Augusta and its subsidiaries on a consolidated basis;

(viii)                        taking any action related to any take-over bid (other than the Offer) or tender offer (including, an issuer bid or self-tender offer) or exchange offer, merger, amalgamation, statutory arrangement, recapitalization, reorganization, consolidation, business combination, share exchange, liquidation, dissolution, winding up or similar transaction involving Augusta or any of its subsidiaries;

(ix)                              making or committing to make, or otherwise incurring any obligation in respect of, any capital expenditure that, individually or in the aggregate, is material to Augusta and its subsidiaries on a consolidated basis, other than such commitments or obligations in respect of which Augusta has entered into legally binding agreements prior to the date of the Offer that have been publicly disclosed prior to the date of the Offer;

(x)                                 entering into, adopting, amending, varying, modifying or taking any other action with respect to any bonus, profit sharing, option, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any officer, director or employee of Augusta or its subsidiaries, or similar rights or other benefits;

(xi)                              waiving, releasing, relinquishing, impairing, exercising, granting, transferring or amending any rights of material value under or in respect of, or terminating any material contract, license, lease, permit, authorization, private land, mineral lease, mining claim, concession, agreement, instrument or other document, other than in the ordinary course of business consistent with past practice and only if so doing would not adversely affect Augusta and its subsidiaries on a consolidated basis; or

(xiii)                        making, proposing, authorizing or permitting any change to the constating documents of Augusta or any of its subsidiaries;

(d)                                 the Registration Statement shall have become effective under the U.S. Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and the Offeror shall have received all necessary state securities law or “blue sky” authorizations;

(e)                                  all Governmental Authority or regulatory consents, authorizations, waivers, permits, reviews, orders, rulings, decisions, approvals or exemptions (including, any competition or antitrust Laws and those of any stock exchange or other securities regulatory authorities) that are necessary to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, including the listing on the TSX and NYSE of the Hudbay Shares issuable pursuant to the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction and pursuant to the HSR Act, shall have been obtained or concluded on terms and conditions reasonably satisfactory to the Offeror and all regulatory notice and waiting or suspensory periods in respect of the foregoing shall have expired or been terminated;

(f)                                   (x) no inquiry, act, action, suit, investigation, litigation, objection, opposition or other proceeding (whether formal or informal) shall have been commenced, announced, threatened or taken before or by, and no judgment or order shall have been issued by, any Governmental Authority or other person (whether or not having the force of Law), and (y) no Law shall exist or have been proposed, enacted, promulgated, amended or applied (including with respect to the interpretation or administration thereof) to make illegal, enjoin, prohibit, materially delay or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Augusta Shares, the right of the Offeror to own or exercise full rights of ownership of the Augusta Shares, or the consummation of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction or implement the Offeror’s plans as described in Section 5 of the Circular, “Purpose of the Offer and the Offeror’s Plans for Augusta”;

(g)                                  the Offeror shall have determined in its reasonable judgment that (i) neither Augusta nor any of its entities shall have taken or proposed to take any action, or disclosed any previously undisclosed action or intention to take any action, and no other person shall have taken or proposed to take any action, that might result in a Material Adverse Change, and (ii) there shall not exist and shall not have occurred any condition, event, circumstance, change, effect, development, occurrence or state of facts that was not publicly disclosed as at the date of the Offer that might constitute or that might result in a Material Adverse Change;

(h)                                 the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of Augusta or its entities with any securities regulatory authority in Canada or elsewhere; and

(i)                                     the Offeror shall have determined in its reasonable judgment that (i) no material right, franchise, private land, mineral lease, mining claim, concession, permit, lease or licence of Augusta or any of its subsidiaries has been or may be impaired or otherwise adversely affected, or threatened to be impaired or adversely affected, whether as a result of the making of the Offer, the taking up and paying for Deposited Shares, the completion of any Compulsory Acquisition or any Subsequent Acquisition Transaction or otherwise and (ii) no material covenant, term or condition exists in any contract, agreement, indenture or other instrument that was not publicly disclosed as at the date of the Offer and to which Augusta or any of its subsidiaries is a party or to which they or any of their properties or assets are subject, which in the case of either (i) or (ii) might make it inadvisable for the Offeror to proceed with the Offer or with taking up and paying for the Deposited Shares or completing any Compulsory Acquisition or any Subsequent Acquisition Transaction.

The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror at any time, regardless of the circumstances giving rise to such assertion, including any action or inaction by the Offeror. Each of the foregoing conditions is independent of and in addition to each other such condition. The Offeror may waive any of the foregoing conditions with respect to the Offer in its reasonable discretion, in whole or in part, at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights that the Offeror may have. The failure by the Offeror at any time to exercise or assert any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time by the Offeror. The Offer is not subject to the approval of the Offeror’s shareholders and is not subject to any financing or due diligence conditions.

Any waiver of a condition or the withdrawal of the Offer will be effective upon written notice, or other communication confirmed in writing, by the Offeror to that effect to the Depositary at its principal office in Toronto, Ontario. The Offeror, after giving any such notice, will make a public announcement of such waiver or withdrawal, and will cause the Depositary, if required by Law, as soon as practicable thereafter to notify the Augusta Shareholders, in the manner set forth in Section 9 of the Offer, “Notices and Delivery”. If the Offer is withdrawn, the Offeror will not be obligated to take up or pay for any Augusta Shares deposited under the Offer and the Depositary will promptly return all documents tendered to the Depositary under the Offer including certificates representing deposited Augusta Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited. See Section 7 of the Offer, “Return of deposited Augusta Shares”.

Any determination by the Offeror concerning any events or other matters described in this Section 4 will be final and binding upon all persons for purposes of the Offer.

5.                                      Extension, Variation or Change of the Offer

The Offer is open for acceptance at the place specified in the Letter of Transmittal and in the manner specified under “Manner of Acceptance” in Section 3 of the Offer, above, until, but not after, 5:00 p.m. (Toronto time) on March 19, 2014, subject to extension or variation in the Offeror’s sole discretion, unless the Offer is withdrawn by the Offeror.

Subject to the limitations hereafter described, the Offeror reserves the right in its sole discretion, at any time and from time to time while the Offer is open for acceptance (or at any other time if permitted by applicable Laws), to extend the Expiry Time or to vary the terms of the Offer by giving written notice (or other communication subsequently confirmed in writing, provided that such confirmation is not a condition of the effectiveness of the notice) of such extension or variation to the Depositary at its principal office in Toronto, Ontario, Canada and by causing the Depositary as soon as practicable thereafter to communicate such notice in the manner set forth under “Notices and Delivery” in Section 9 of the Offer, to any Augusta Shareholders whose Deposited Securities have not been taken up prior to the extension or variation. The Offeror shall, as soon as possible after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation. In addition, the Offeror will provide a copy of such notice to the TSX and the applicable securities regulatory authorities. Any notice of extension or variation will be deemed to have been given and the Offer deemed to be extended or varied in accordance with such notice effective on the day on which it is delivered or otherwise communicated in writing to the Depositary at its principal office in Toronto, Ontario, Canada.

Unless otherwise permitted or required by Law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by the applicable securities regulatory authorities, where the terms of the Offer are varied (including if the Offeror makes a material change in the information to the Offer in Section 4 or waives a condition of the Offer), the Offer will not expire before ten days after the date of the notice of such variation or such longer time as is sufficient to allow you to consider the amended terms of the Offer. If, prior to the Expiry Time, the Offeror changes the consideration to be paid for Augusta Shares in the Offer, the percentage of outstanding shares of Augusta Shares being sought in the Offer, the dealers’ soliciting fee, or makes a similarly significant change to the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of ten business days from and including the date that notice of such change is first announced, the Offer will be extended at least until the expiration of that period of ten business days. During any extension or in the event of any variation of the Offer or change in information, all Deposited Securities not taken-up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms hereof, subject to Section 8 of the Offer, “Withdrawal of Deposited Securities”. An extension of the Expiry Time, a variation of the Offer or a change in information does not, unless expressly stated, constitute a waiver by the Offeror of its rights under “Conditions of the Offer” in Section 4 of the Offer.

If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of an Augusta Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will provide written notice of such change to the Depositary at its principal office in Toronto, Ontario, Canada, and will, at the expense of the Offeror, cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth under “Notices and Delivery” in Section 9 of the Offer, to all Augusta Shareholders whose Deposited Securities have not been taken up under the Offer at the date of the occurrence of the change, if required by applicable Laws. As soon as practicable after giving notice of a change in information to the Depositary, the Offeror will make a public announcement of the change in information and provide a copy of the notice thereof to the TSX and the applicable securities regulatory authorities. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario, Canada.

Notwithstanding the foregoing, but subject to applicable Laws, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer, except those waived by the Offeror, have been fulfilled or complied with, unless the Offeror first takes up all Augusta Shares deposited under the Offer and not withdrawn.

If, prior to the Expiry Time, the consideration being offered for the Augusta Shares under the Offer is increased, the increased consideration will be paid to all depositing Augusta Shareholders of the Augusta Shares whose Augusta Shares are taken up under the Offer, whether or not taken up before or after such variation.

6.                                      Take-up of and Payment for Deposited Augusta Shares

Upon the terms and subject to the conditions of the Offer (including the conditions specified in Section 4 of the Offer, “Conditions of the Offer”), the Offeror will take up Augusta Shares validly deposited under the Offer and not properly withdrawn promptly following the Expiry Time but in no event later than ten days after the Expiry Time and will pay for Augusta Shares taken up as soon as practicable thereafter, but in any event not later than three business days after taking up the deposited Augusta Shares. The Offeror will take up and pay for Augusta Shares deposited under the Offer in any Subsequent Offering Period within 10 days after such deposit.  The Offeror will be deemed to have taken up and accepted for payment Augusta Shares validly deposited and not properly withdrawn pursuant to the Offer if, as and when the Offeror gives written notice, or other communication confirmed in writing, to the Depositary at its offices in Toronto, Ontario to that effect.

Subject to applicable Law, the Offeror expressly reserves the right in its sole discretion, at any time and from time to time, to delay taking up and paying for any Augusta Shares or to terminate the Offer and not take up or pay for any Augusta Shares pursuant to the Offer if any condition specified in Section 4 of the Offer, “Conditions of the Offer”, is not satisfied or waived by the Offeror, by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto, Ontario. The Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Augusta Shares in order to comply, in whole or in part, with any applicable Law.

The Offeror will pay for Augusta Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient Hudbay Shares for transmittal to depositing Augusta Shareholders. Under no circumstances will interest accrue or any amount be paid by the Offeror or the Depositary to persons depositing Augusta Shares on the purchase price of Augusta Shares purchased by the Offeror, regardless of any delay in making such deliveries.

The Depositary will act as the agent of persons who have deposited Augusta Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting such payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Augusta Shares under the Offer.

Settlement with each Augusta Shareholder who has deposited (and not properly withdrawn) Augusta Shares under the Offer will be made by the Depositary delivering or causing to be delivered certificates representing Hudbay Shares, in the amounts to which the person depositing Augusta Shares is entitled. Unless otherwise directed by the Letter of Transmittal, the certificates will be issued in the name of the registered holder of the Augusta Shares so deposited. Unless the person depositing the Augusta Shares instructs the Depositary to hold the certificates for pick-up by checking the appropriate box in the Letter of Transmittal, the certificates will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no such address is specified, the certificates will be sent to the address of the registered holder as shown on the securities register maintained by or on behalf of Augusta. Pursuant to applicable Laws, the Offeror may, in certain circumstances, be required to make withholdings from the amount otherwise payable to an Augusta Shareholder.

Augusta Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Augusta Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer to accept the Offer. However an investment advisor, stock broker, bank, trust company or other nominee that is not a Soliciting Dealer and through whom an Augusta Shareholder holds Augusta Shares may charge a fee to tender any such Augusta Shares on behalf of the Augusta Shareholder. Augusta Shareholders should consult such nominee to determine whether any charges will apply.

7.                                      Return of Deposited Augusta Shares

Any Deposited Shares not taken up and paid for by the Offeror pursuant to the terms and conditions of the Offer for any reason will be returned to the depositing Augusta Shareholder promptly following the Expiry Time or the termination or withdrawal of the Offer, by either: (a) returning the deposited certificates representing the Augusta Shares not purchased (and other relevant documents) or (b) in the case of Augusta Shares deposited by book-entry transfer pursuant to the procedures set forth under Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, such Augusta Shares will be credited to the depositing Augusta Shareholder’s Participant’s account maintained by CDS or DTC, as applicable. Certificates (and any other relevant documents) will be forwarded by first-class mail in the name of and to the address specified by the Augusta Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by Augusta or its transfer agent, promptly after the termination of the Offer.

8.                                      Withdrawal of Deposited Augusta Shares

Except as otherwise stated in this Section 8 or as otherwise required by applicable Laws, all deposits of Augusta Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable Laws, any Augusta Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Augusta Shareholder:

(a)                                 at any time before the Deposited Shares have been taken up by the Offeror pursuant to the Offer;

(b)                                 if the Deposited Shares have not been paid for by the Offeror within three business days after having been taken up; or

(c)                                  at any time before the expiration of ten days from the date upon which either:

(i)                                     a notice of change relating to a change that has occurred in the information contained in the Offer or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of an Augusta Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror, unless it is a change in a material fact relating to the Hudbay Shares), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)                                  a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Augusta Shares where the Expiry Time is not extended for more than ten days);

is mailed, delivered or otherwise properly communicated to the Depositary (subject to abridgement of that period pursuant to such order or orders or other forms of relief as may be granted by applicable courts or securities regulatory authorities) and only if such Deposited Shares have not been taken up by the Offeror in advance of the receipt of such communication by the Depositary.

Withdrawals of Deposited Shares must be effected by notice of withdrawal made by or on behalf of the depositing Augusta Shareholder in writing and must be actually received by the Depositary at the place of deposit before such Deposited Shares are taken up and paid for. Notice of withdrawal: (a) must be made by a method, including facsimile transmission, that provides the Depositary with a written or printed copy, (b) must be signed by or on behalf of the person who signed the Letter of Transmittal (or Notice of Guaranteed Delivery) accompanying the Deposited Shares that are to be withdrawn, (c) must specify such person’s name, the number of Deposited Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Deposited Shares to be withdrawn, and (d) must be actually received by the Depositary at the place of deposit of the applicable Deposited Shares (or Notice of Guaranteed Delivery in respect thereon). Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions and rules set out therein), except in the case of Augusta Shares deposited for the account of an Eligible Institution.

Alternatively, if Augusta Shares have been deposited pursuant to the procedures for book-entry transfer, as set out under Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, the Augusta Shareholder must contact their CDS or DTC participant and instruct them to withdraw the Augusta Shares in accordance with the CDS or DTC procedures to effect a withdrawal of a book-entry transfer.

All questions as to the validity (including, timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding. There will be no obligation on the Depositary, the Offeror or any other person to provide notice of any defect or irregularity in any notice of withdrawal and no such person will incur any liability for failure to give such notice.

Wherever the Offer calls for documents to be delivered by or on behalf of Augusta Shareholders to a particular office of the Depositary, those documents will not be considered delivered unless and until they have been physically received at the particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable. Withdrawals may not be rescinded and any Deposited Shares properly withdrawn will be deemed not validly deposited for the purposes of the Offer but may be re-deposited at any subsequent time prior to the Expiry Time by following any of the procedures described in Section 3 of the Offer, “Manner of Acceptance”.

If the Offeror extends the period of time during which the Offer is open, is delayed in taking up or paying for Deposited Shares or is unable to take up or pay for Deposited Shares for any reason, then, without prejudice to the Offeror’s other rights, Deposited Shares may, subject to applicable Laws, be retained by the Depositary on behalf of the Offeror and such Deposited Shares may not be withdrawn except to the extent that depositing Augusta Shareholders are entitled to withdrawal rights as set forth in this Section 8 or pursuant to applicable Laws.

A withdrawal of Deposited Shares can only be accomplished in accordance with the foregoing procedures. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written notice of withdrawal or a withdrawal notice received from CDS or DTC.

Notwithstanding the provisions of Rule 14d-7(a)(2) under the U.S. Exchange Act relating to the ability of a purchaser in a tender offer to terminate withdrawal rights during a Subsequent Offering Period, the Offeror will permit the withdrawal of tendered Common Shares during a Subsequent Offering Period, if there is one.

In addition to the foregoing rights of withdrawal, Augusta Shareholders in certain provinces and territories of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. See Section 25 of the Circular, “Statutory Rights”.

9.                                      Notices and Delivery

Without limiting any other lawful means of giving notice, any notice to be given by the Offeror or the Depositary pursuant to the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered Augusta Shareholders at their addresses as shown on the registers maintained by or on behalf of Augusta and will be deemed to have been received on the first business day following the date of mailing. For this purpose, “business day” means any business day other than a Saturday or Sunday or statutory holiday in the City of Toronto. These provisions apply notwithstanding any accidental omission to give notice to any one or more Augusta Shareholders and notwithstanding any interruption of mail service in any relevant jurisdiction following mailing. In the event of any interruption of mail service following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication.

Except as otherwise required or permitted by applicable Law, if post offices in Canada are not open for the deposit of mail, any notice that the Offeror or the Depositary may give or cause to be given to Augusta Shareholders under the Offer will be deemed to have been properly given and to have been received by Augusta Shareholders if (i) it is given to the TSX for dissemination through their respective facilities, (ii) it is published once in the National Edition of The Globe and Mail or The National Post, together with The Wall Street Journal or The New York Times, and in La Presse in Québec or (iii) it is given to Marketwired and the Dow Jones News Service for dissemination through their respective facilities.

The Offer and Circular and accompanying Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered Augusta Shareholders by first class mail, postage prepaid, or made available in such other manner as is permitted by applicable Laws and the Offeror will use its reasonable efforts to furnish such documents to investment advisors, stockbrokers, banks, trust companies, or the names of whose nominees, appear in the registers maintained by or on behalf of Augusta in respect of the Augusta Shares or, if security position listings are available, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners of Augusta Shares where such listings are received.

These Augusta Shareholder materials are being sent to both registered and non-registered owners of securities of Augusta. If you are a non-registered owner, and the Offeror or its agent has sent these materials directly to you, the Offeror believes your name and address and information about your holdings of securities of Augusta have been obtained in accordance with applicable regulatory requirements from the nominee holding such securities on your behalf.

Wherever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received by the Depositary at its offices in Toronto, Ontario specified in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered by or on behalf of Augusta Shareholders to a particular office of the Depositary, those documents will not be considered delivered unless and until they have been physically received at the particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

10.                               Changes in Capitalization, Dividends, Distributions and Liens

If, on or after the date of the Offer, Augusta should divide, combine, reclassify, consolidate, convert or otherwise change any of the Augusta Shares or its capitalization, issue any Augusta Shares, or issue, grant or sell any securities convertible into Augusta Shares, or disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of the Offer, “Conditions of the Offer”, make such adjustments as it considers appropriate to the purchase price and other terms of the Offer (including, the type of securities offered to be purchased and the amount payable therefor) to reflect such division, combination, reclassification, consolidation, conversion, issuance, grant, sale or other change. See Section 5 of the Offer, “Extension, Variation or Change of the Offer”.

Augusta Shares and any Distributions acquired under the Offer shall be transferred by the Augusta Shareholders and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including, the right to any and all dividends, distributions, payments, securities, property, rights, assets or other interests which may be accrued, declared, paid, issued, distributed, made or transferred on or after the date of the Offer on or in respect of the Augusta Shares, whether or not separated from the Augusta Shares.

If, on or after the date of the Offer, Augusta should declare, set aside or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any Augusta Shares, which is or are payable or distributable to Augusta Shareholders on a record date prior to the date of transfer into the name of the Offeror or its nominee or transferee on the securities register maintained by or on behalf of Augusta in respect of Augusta Shares accepted for purchase under the Offer, then (and without prejudice to the Offeror’s rights under Section 4 of the Offer, “Conditions of the Offer”) any such dividend, distribution or payment of securities, property, rights, assets or other interests will be received and held by the depositing Augusta Shareholder for the account of the Offeror and will be promptly remitted and transferred by the depositing Augusta Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as the owner of any such dividend, distribution or payment of securities, property, rights, assets or other interests and may withhold the entire purchase price payable by the Offeror under the Offer or deduct from the consideration payable by the Offeror under the Offer the amount or value thereof, as determined by the Offeror in its sole discretion.

The declaration or payment of any such dividend or distribution may have tax consequences not described in Section 20 of the Circular, “Principal Canadian Federal Income Tax Considerations” or in Section 21 of the Circular, “U.S. Federal Income Tax Considerations”. Augusta Shareholders should consult their own tax advisors in respect of any such dividend or distribution.

11.                               Mail Service Interruption

Notwithstanding the provisions of the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to certificates or any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificates for Augusta Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror will provide notice of any such determination not to mail made under this Section 11 as soon as reasonably practicable after the making of such determination and in accordance with Section 9 of the Offer, “Notices and Delivery”. Notwithstanding Section 6 of the Offer, “Take-up of and Payment for Deposited Augusta Shares”, certificates and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Augusta Shareholder at the appropriate office of the Depositary.

12.                               Other Terms of the Offer

The Offeror reserves the right to transfer or assign, in whole or in part from time to time, to one or more of its entities, the right to purchase all or any portion of the Augusta Shares deposited pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of persons depositing Augusta Shares to receive prompt payment for Augusta Shares validly deposited and taken up pursuant to the Offer.

The Offer and all contracts resulting from acceptance of the Offer will be governed by and construed in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable therein. Each party to an agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario and the courts of appeal therefrom.

No broker, dealer or other person (including the Dealer Managers, any member of any soliciting dealer group formed by the Dealer Managers, the Depositary or the Information Agent) has been authorized to give any information or to make any representation or warranty on behalf of the Offeror or any of its entities in connection with the Offer other than as contained in the Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized.

The Offeror, in its sole discretion, shall determine all questions relating to the interpretation of the Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery, the validity (including of receipt) of any acceptance of the Offer and any withdrawal of Augusta Shares, including, the satisfaction or non-satisfaction of any condition, and reserves the right to reject any and all deposits which the Offeror determines not to be in proper form or that may be unlawful to accept under the Laws of any applicable jurisdiction. The Offeror reserves the right to waive any defect in or irregularity in any deposit or notice of withdrawal with respect to any Augusta Share and the accompanying documents or any particular Augusta Shareholder or to permit the Offer to be accepted in any manner other than as set out in the Offer. There will be no duty or obligation on the Offeror, the Depositary or the Information Agent or any other person to give notice of any defect or irregularity in any deposit or notice of withdrawal, and no liability will be incurred by any of them for failure to give any such notice.

The provisions of the Summary, Glossary, Circular, Letter of Transmittal and Notice of Guaranteed Delivery accompanying the Offer, including the rules and instructions contained therein, as applicable, are incorporated into and form part of the terms and conditions of the Offer.

Where the Offer provides that the time for the taking of any action, the doing of anything or the end of any period, expires or falls upon a day that is not a business day, the time shall be extended and action may be taken, the thing may be done or the period shall end as the case may be, on the next business day.

The Offer and the accompanying Circular together constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer. Augusta Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

Dated: February 10, 2014

HUDBAY MINERALS INC.

(Signed) DAVID A. GAROFALO
President and Chief Executive Officer

CIRCULAR

This Circular is furnished in connection with the accompanying Offer dated February 10, 2014 by the Offeror to purchase all of the issued and outstanding Augusta Shares other than Augusta Shares held directly or indirectly by the Offeror and its affiliates, including Augusta Shares that may become outstanding on the exercise of Convertible Securities, together with the associated rights issued under the Shareholder Rights Plan. The terms and provisions of the Offer are incorporated into and form part of this Circular. Terms defined in the Offer and the Glossary and not otherwise defined in this Circular shall have the respective meanings given thereto in the Offer and the Glossary unless the context otherwise requires. All currency amounts expressed herein, unless otherwise indicated, are in Canadian dollars.

Except as otherwise indicated herein, the information concerning Augusta contained in this Circular has been taken from or is based upon Augusta’s public disclosure filed with the Canadian securities regulators and other public sources available as at February 7, 2014. Augusta has not reviewed the Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of Augusta contained herein. Neither the Offeror nor any person acting jointly or in concert with the Offeror nor any of the directors or officers of the Offeror or such persons, assumes any responsibility for the accuracy or completeness of such information or any failure by Augusta to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Offeror or such persons. Except as otherwise indicated herein, the Offeror has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from Augusta’s public disclosure or whether there has been any failure by Augusta to disclose events or facts that may have occurred or may affect the significance or accuracy of any information.

1.                                      The Offeror

The Offeror is an integrated mining company producing copper concentrate (containing copper, gold and silver) and zinc metal. With assets in North and South America, the Offeror is focused on the discovery, production and marketing of base and precious metals. The Offeror’s growth strategy is focused on the exploration and development of properties it already controls as well as other mineral assets it may acquire that fit its strategic criteria.

The Offeror has three material mineral assets, all of which are currently 100% owned:

•                                          777, an underground mine in Flin Flon, Manitoba, which has been producing since 2004;

•                                          Lalor, a zinc, gold and copper project currently under construction near Snow Lake, Manitoba, which commenced initial ore production from the ventilation shaft in August 2012 and is expected to begin production from the main shaft in the second half of 2014; and

•                                          Constancia, a copper project currently under construction in Peru, which is expected to commence initial production in late 2014 and begin full production in the second quarter of 2015.

The Offeror also owns a 70% interest in the Reed mine near Snow Lake, Manitoba, which commenced initial production in the third quarter of 2013 and is expected to reach full production in the first half of 2014. The Offeror also owns exploration properties in North and South America and minority equity investments in a number of junior exploration companies as part of its strategy to build a pipeline of projects with the potential for development.

In addition, the Offeror owns and operates a portfolio of processing facilities in northern Manitoba, including its Flin Flon and Snow Lake concentrators, which produce copper and zinc concentrates, and its Flin Flon zinc plant, which produces high-grade zinc metal.

A more detailed description of the Offeror’s material mineral properties is included in its Annual Information Form for the year ended December 31, 2012, which is incorporated by reference into this Offer and Circular. See Section 22 of the Circular, “Documents Incorporated by Reference”.

The Offeror’s head office is located at 25 York Street, Suite 800, Toronto, Ontario, Canada, M5J 2V5 (telephone:416- 362-8181) and its registered office is located at 2200-201 Portage Avenue, Winnipeg, Manitoba R3B 3L3.

The Offeror is a reporting issuer or the equivalent in all Provinces of Canada and files its continuous disclosure documents with the relevant Canadian securities regulatory authorities. Such documents are available on SEDAR at www.sedar.com. The Offeror is also an SEC registrant and accordingly files with or furnishes to the SEC certain documents. Such documents are available on EDGAR at www.sec.gov.

Recent Developments

Constancia

At Constancia, detailed engineering and procurement were substantially completed during 2013, with minor process controls and final contracts yet outstanding. As at December 31, 2013, the project was over 56% complete. Of the total project capital budget of US$1.7 billion, the Offeror has incurred approximately US$1.03 billion in costs to December 31, 2013 and has entered into an additional US$319 million in commitments.

The Offeror continues to monitor construction activities on the power transmission line from Tintaya to Constancia, with rights of way agreements in place for 100% of the alignment. Pylon construction is in progress and civil foundations have been completed on 58% of the tower sites. The Offeror is currently commissioning mining equipment and training operators and expects to begin pre-stripping late in the first quarter of 2014. SAG and ball mill shells and heads are 100% assembled, with trunnion installation and pinion and girth gear assembly upcoming, followed by liner installation and electromechanical tasks. Installation and assembly of the float cells is complete with work ongoing in structural steel and electromechanical equipment. The Offeror is conducting steel erection at the plant site and productivity is advancing well. Water capture for operations began in December 2013. Dam construction on the east tailings facility is well underway and on schedule. Bog removal in the east tailings facility is near completion and geomembrane liner installation continues with excellent progress.

In accordance with the agreements it has entered into with local communities, the Offeror has relocated 29 of 36 families and has constructed a total of 32 homes. In the initial area required for operations, agreements with the three families yet to move have been negotiated, and to date there has been no impact on the Offeror’s schedule. Negotiations to secure surface rights over the Pampacancha deposit are expected to commence in the near future.

The Offeror has received approval of all required construction permits. In the third quarter of 2013, the Offeror received approval of its Environmental and Social Impact Assessment (ESIA) Modification 1 and submitted an application for a second amendment to the ESIA in December 2013 in respect of the final project configuration and to permit the incorporation of Pampacancha into the mine plan. The Offeror has received the first round of observations from the Ministry on ESIA Modification 2 and is addressing them with no critical items noted. All permitting remains on schedule. The Offeror has also obtained approval for the early refund of value added tax on purchases with retroactive effect to December 2012 and has received its first refund from the tax authorities. Also in December 2013, the Offeror entered into a 15-year tax and fiscal stability agreement with the government of Peru.

The existing project schedule and revised capital cost estimate contemplates that the remaining capital expenditures will occur in 2014:

(in US$ millions)
Total estimated future capital spending – 2014	678
Total spent in 2012 – 2013	1,030
Total(1)	1,708

(1)                                                   The total project budget does not reflect pre production revenue and costs, which will continue to be applied to capitalized costs during the development period.

Lalor

The Offeror has invested approximately $381 million at its Lalor project to December 31, 2013 and has entered into an additional $32 million in commitments. The underground mine remains on schedule and on budget. The Offeror is continuing underground project development and has completed the excavation of the production shaft to the 985 metre level. The Offeror has completed the steel guide installation to the 220 metre level and is planning to complete the installation in the second quarter of 2014. Underground construction on the ore and waste handling systems and main dewatering is proceeding on schedule. The Offeror has now completed the final engineering for the surface exhaust fan installation which will be built after the main ventilation shaft hoist is dismantled. The Offeror has completed the final planning for the office/changehouse and final site layout. The Offeror expects to receive the Environmental Act licence, which permits mining from the production shaft, in the ordinary course.

The Offeror is investing $9 million at its existing Snow Lake concentrator to refurbish equipment and facilities and double production capacity to approximately 2,700 tonnes per day by mid-2014, when the production shaft at Lalor is being commissioned. This investment has enabled the deferral of construction of the new Lalor concentrator until 2015.

Given the nature of the Lalor project, the Offeror expects to refer to three phases of the Lalor project when determining commercial production for accounting purposes. The first phase of the project includes the main ventilation shaft and associated surface and underground workings that will contribute to the production of ore between 2012 and 2014. The Offeror commenced commercial production for the first phase on April 1, 2013 with Lalor initial production contributing to profit starting at that time.

The second phase of the project is expected to be completed by the second half of 2014 when the main production shaft has been commissioned for ore hoisting, subject to receipt of required regulatory permits. At that time the Offeror expects to discontinue the use of the ventilation shaft for hoisting and transition fully to use of the main production shaft. The Offeror has determined that the appropriate level of activity that represents commercial production for the second phase of the project is hoisting at an average of 60% design capacity over a minimum of a one month period. Once the new production shaft is operational but prior to reaching commercial production from the production shaft, all revenue and costs associated with mine production from Lalor will be capitalized.

The third phase of the project involves the new concentrator. The Offeror is processing the Lalor ore at the nearby Snow Lake concentrator until it completes the construction of the new concentrator located at the Lalor site.

The remaining capital spending on the Lalor mine project is expected to occur in 2014:

(in $ millions)
Total estimated future capital spending – 2014	60
Total spent in 2012 – 2013	381
Total(1)	441

(1)                                                   The total project budget does not reflect pre production revenue and costs or investment tax credits associated with new mine status for income tax purposes, all of which will continue to be applied to capitalized costs.

Reed

Of the Offeror’s $72 million estimated capital construction budget, the Offeror has invested approximately $63 million on the project to December 31, 2013 and has entered into an additional $4 million in commitments. As of January 31, 2014, project development had advanced 2,004 metres with an additional 598 metres of pre production development for a total 2,602 metres of advancement.

During the fourth quarter of 2013 the mine produced 29,997 tonnes of ore at a copper grade of 1.96% and a zinc grade of 2.72%. The majority of the 38,232 tonnes mined in 2013 were from the zinc rich Zone 30 resulting in the production of zinc concentrate, which was not anticipated in the pre feasibility study. In December 2013, mining commenced from the first longhole production stope on the 85 metre level. The project is on budget and on schedule and is expected to reach commercial production by the second quarter of 2014.

The remaining capital spending on the Reed mine is expected to occur in 2014:

(in $ millions)
Total estimated future capital spending – 2014	9
Total spent in 2012 – 2013	63
Total(1)	72

(1)                                                   The total project budget does not reflect pre production revenue and costs or investment tax credits associated with new mine status for income tax purposes, all of which will continue to be applied to capitalized costs.

Offtake Facility

The Offeror is pursuing a $150 million standby debt facility for the Constancia project linked to concentrate offtake.

Standby Credit Facility

The Bank of Montreal has committed to provide standby credit facilities providing US$200 million in total available funds, comprised of a replacement for the Offeror’s current US$100 million revolving credit facility if required and an incremental US$100 million credit facility available to refinance any indebtedness of Augusta which may become repayable as a result of completion of the Offer.

The facilities are fully committed and subject only to customary conditions related to completion of the Offer and documentation. Both will be secured on similar terms as the Offeror’s existing revolving credit facility.

The Offer is not subject to a financing condition and these facilities will only be drawn at the Offeror’s discretion.

2.                                      Augusta

Augusta is engaged in the acquisition, exploration and development of natural mineral resource properties. Currently Augusta’s only material property is the Rosemont Property located in Pima County, Arizona, which it acquired in 2005 subject to a 3% NSR. The Rosemont Property is currently comprised of approximately 20,100 acres of patented and unpatented claims and fee land. Rosemont is approximately 50 kilometres southeast of Tucson, Arizona near a number of large porphyry type producing copper mines operated by Freeport-McMoRan Copper & Gold Inc. and ASARCO. Rosemont contains an open-pit mineable copper/molybdenum/silver skarn deposit, as well as other exploration targets and is expected to be one of the largest copper mines in the United States, accounting for approximately 10% of total U.S. copper production. Augusta is a public corporation that is listed on the TSX and NYSE MKT under the symbol “AZC” and is listed on the FWB under the symbol “A5R”.

Augusta’s registered office is at Suite 2900 – Five Bentall Centre, 550 Burrard Street, Vancouver, BC, V6C 0A3. The Company’s head office is located at Suite 600 – 837 West Hastings Street, Vancouver, BC, V6C 3N6 (telephone: 604-687-1717).

For further information regarding Augusta, refer to Augusta’s filings with the Canadian securities regulatory authorities which may be obtained through the SEDAR website at www.sedar.com.

3.                                      Background to the Offer

The Offeror regularly considers strategic opportunities, including acquisitions of development projects that have the potential to complement the Offeror’s business, support its corporate strategy and enhance shareholder value. In early 2010, the Offeror identified Augusta as a potentially attractive strategic opportunity and began to explore whether a mutually beneficial transaction could be negotiated with Augusta.

On several occasions in 2010, senior executives of the Offeror and Augusta discussed possible strategic transactions involving the two companies, including private placements of Augusta Shares and a business combination transaction. On March 1, 2010, the parties executed a confidentiality agreement (the “Confidentiality Agreement”) with mutual 12-month standstill provisions and engaged in reciprocal due diligence.

During the summer of 2010, with the approval of Augusta, the Offeror acquired 3,883,900 Augusta Shares, in aggregate, on the open market.

On August 23, 2010, the Offeror entered into a subscription agreement with Augusta to acquire 10,905,590 units of Augusta at a subscription price of $2.75 per unit and an aggregate acquisition cost of approximately $30 million.  Each unit consisted of one Augusta Share and one half of a common share purchase warrant exercisable at $3.90 for a period of 18 months following the closing, which occurred on Augusta 27, 2010.

Despite lengthy negotiations in 2010, discussions regarding a potential business combination were not successful, and the Offeror decided to suspend negotiations with Augusta and shift its focus to other corporate development opportunities.  The Offeror and Augusta continued intermittent communications throughout 2011.

In early January 2012, David A. Garofalo, the President and Chief Executive Officer of the Offeror contacted Gil Clausen, the President and Chief Executive Officer of Augusta, and had a general discussion with Mr. Clausen about the Rosemont Project including the status of permitting activities.

On March 1, 2012, the Confidentiality Agreement terminated in accordance with its terms and was of no further force or effect.

On August 28, 2012, Augusta publicly filed a technical report with an updated feasibility study on the Rosemont Project (the “2012 Rosemont Feasibility Study”). The Offeror commenced an independent technical review of the 2012 Rosemont Feasibility Study and engaged its own advisors to assess various technical aspects of the project, as well as the likely permitting timeline. The Offeror’s independent review of the Rosemont Project continued into 2013.

In late February 2013, Ken Gillis, the Senior Vice President, Corporate Development of the Offeror contacted Mr. Clausen to discuss whether Augusta would be interested in pursuing a private placement transaction with the Offeror. Mr. Clausen advised that Augusta was not interested in a private placement but expressed an interest in meeting with the Offeror’s management team.

On March 7, 2013, the Offeror’s Vice President, Business and Technical Services and the Offeror’s Director of Corporate Development met with Mr. Clausen to discuss the Rosemont Project, the information discussed being consistent with Augusta’s public disclosure. On April 11 and 12, 2013, members of Augusta’s executive team visited the Offeror’s Constancia project in Peru.

The Offeror continued to look for opportunities to increase its investment in Augusta and by April 16, 2013 had acquired, in aggregate, 2,816,300 Augusta Shares through the facilities of the TSX.

On April 19, 2013, Augusta announced that its Board of Directors had adopted the Shareholder Rights Plan with its unusually low trigger of 15%, which effectively prevented the Offeror from acquiring any more Augusta Shares.

On August 20, 2013, G. Wesley Voorheis, the Offeror’s Chairman, sent a letter to Richard W. Warke, Augusta’s Executive Chairman and Independent Lead Director, expressing concern with respect to Augusta’s corporate governance and disclosure practices. On August 27, 2013, Mr. Warke responded to the Offeror’s letter providing a different perspective on these matters. In his letter, Mr. Warke indicated concern that the Offeror may be positioning itself to make a bid to acquire Augusta at a time that Augusta perceived to be opportunistic. On September 9, 2013, Mr. Voorheis sent a reply indicating that further correspondence on these matters was unlikely to be productive given their divergent views.

In early October 2013, Mr. Clausen and Joseph M. Longpré, the Chief Financial Officer of Augusta, contacted Mr. Garofalo to request a meeting so they could provide the Offeror with an update on the Rosemont Project. On October 30, 2013, Mr. Clausen met with Mr. Garofalo, Mr. Gillis and Alan T. C. Hair, the Senior Vice President and Chief Operating Officer of the Offeror. At the meeting, Augusta management reiterated that, as Augusta had publicly disclosed, the final Record of Decision for the Rosemont Project was expected in the first quarter of 2014 and suggested that there could once again be an opportunity for the Offeror and Augusta to enter into a friendly business combination in advance of the Record of Decision being obtained. They also indicated that the Augusta Board of Directors and certain Augusta Shareholders would likely prefer to receive consideration in the form of shares from a company such as the Offeror, rather than cash, and said they would contact the Offeror to set up a meeting in early December for a more substantive discussion on a potential friendly business combination.

On December 6, 2013, Mr. Longpré sent a draft confidentiality agreement to Mr. Gillis and reiterated that the best time to advance discussions between the two companies related to a possible friendly business combination would be prior to the final Record of Decision being granted. The draft confidentiality agreement contained a standstill provision as well as other restrictive covenants that would have unduly restricted the Offeror’s activities in the event the proposed discussions were unsuccessful, as had been the previous experience. On December 12, 2013, Mr. Gillis contacted Mr. Longpré and indicated that if Augusta did not have any material undisclosed information about the Rosemont Project then there was no need for a confidentiality agreement in order to proceed with the proposed discussions. Mr. Longpré agreed, indicating he did not believe Augusta had any material undisclosed information about the Rosemont Project at that time. Mr. Gillis also confirmed that Mr. Garofalo was waiting to be contacted by Mr. Clausen so that they could discuss a possible transaction, as was originally proposed by Mr. Clausen.

On February 7, 2014, the Hudbay Board of Directors met to discuss management’s technical, financial and legal review of Augusta and the Rosemont Project and the status of the Offeror’s operations and development projects.  At this meeting, the Board of Directors received input from the Offeror’s management team and advice from the Offeror’s financial and legal advisors in respect of a potential transaction.

The Board of Directors met again on February 9, 2014, to further discuss Augusta and the Rosemont Project and to consider a possible acquisition of Augusta. Following discussion, the Hudbay Board of Directors determined that the Rosemont Project would be an attractive complement to the Offeror’s portfolio of assets and that an acquisition of Augusta and the Rosemont Project would be consistent with the Offeror’s growth strategy and in the best interests of the Offeror’s stakeholders. Following further discussion, the Hudbay Board of Directors determined to make the Offer to Augusta Shareholders.

4.                                      Reasons to Accept the Offer

Augusta Shareholders should consider the following factors in making a decision to accept the Offer:

Significant Premium

Based on the closing price of Hudbay Shares on the TSX on February 7, 2014, the consideration offered pursuant to the Offer has a value of $2.96 per Augusta Share. The Offer consideration represents a premium of:

•                  62% based on the 20-day volume-weighted average share prices of the Offeror and Augusta on the TSX for the period ended February 7, 2014; and

•                  18% to the closing price of Augusta Shares on the TSX on February 7, 2014, the last trading day prior to the announcement of the Offeror’s intention to make the Offer (in addition to Augusta’s 26% share price increase during the two trading days preceding the Offer).

Participation in a Leading Intermediate Base Metals Mining Company

Augusta Shareholders would participate in the Offeror’s low-cost, long-life portfolio of producing and fully funded construction-stage assets and its robust growth profile, which includes forecasted copper production growth of approximately 570% between 2013 and 2015 as the Offeror’s current development projects reach commercial production; the Rosemont Project would contribute to the next phase of growth and enhance the Offeror’s position as a leading intermediate base metals mining company with world class copper production growth.

Continued Participation in Rosemont without Single Asset Risk

As shareholders of the Offeror, Augusta Shareholders would continue to benefit from future increases in value associated with the permitting and development of the Rosemont Project without the significant single asset permitting, development and financing risk to which Augusta Shareholders are currently exposed.

Proven Experience in Project Development

The Offeror has extensive experience in bringing new projects into production over its 87 year history, including its recently completed Lalor and Reed mines in Manitoba, and its Constancia project in Peru, which is over 56% complete. The Offeror would apply this expertise to the development of Rosemont to the benefit of all stakeholders.

Greater Capacity to Advance Rosemont to Production

The Offeror is confident the Rosemont Project will receive all necessary permits. However, based on its extensive due diligence independent of Augusta, the Offeror believes Augusta’s management continues to be overly optimistic about the permitting timeline and Augusta’s ability to complete the required engineering and raise the necessary financing to construct the Rosemont Project. With the Offeror’s significant technical expertise and superior financial capacity, the Offeror believes it is better positioned than Augusta to advance the Rosemont Project through the final stages of permitting and into construction without the risk currently facing Augusta that further delays may result in liquidity shortfalls or require dilutive financings which would materially impair the value of Augusta shareholders’ investments.

Stronger Financial Capacity to Build Rosemont

The Rosemont Project is anticipated by Augusta management to have initial capital costs of approximately $1.2 billion. Having already sold a joint venture interest, streamed 100% of the precious metals production and committed the majority of its offtake, in a challenging capital markets environment, Augusta has few remaining financing options, other than a highly uncertain project financing and the prospect of materially diluting its shareholders’ equity. The Offeror is well capitalized and has sufficient liquidity to complete the construction of Constancia and to commence work on Rosemont. The Offeror expects its producing and development assets would provide considerable operating cash flow to assist in funding the construction of Rosemont, and the Offeror has demonstrated its ability to raise the financing necessary to fund significant development projects with minimal dilution to its shareholders.

Enhanced Financial and Capital Markets Profile

Augusta Shareholders would benefit from the enhanced capital markets profile of the Offeror, which has a large public float, greater trading liquidity and a more extensive presence in the capital markets than Augusta.

5.                                      Purpose of the Offer and the Offeror’s Plans for Augusta

Purpose of the Offer

The purpose of the Offer is to enable the Offeror to acquire, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Augusta Shares (other than Augusta Shares held directly or indirectly by the Offeror and its affiliates and including Augusta Shares which may become outstanding on the exercise, exchange or conversion of Convertible Securities). The effect of the Offer is to give to Augusta Shareholders the opportunity to receive 0.315 of a Hudbay Share, for each Augusta Share tendered to the Offer, representing a premium of approximately 62% based on the volume weighted average prices of the Augusta Shares and Hudbay Shares on the TSX for the 20 trading days ended February 7, 2014 and a premium of 18% over the closing price of $2.51 of the Augusta Shares on the TSX on February 7, 2014 (in addition to Augusta’s 26% share price increase during the two trading days preceding the Offer).

If the conditions of the Offer are satisfied or waived and the Offeror takes up and pays for the Augusta Shares validly deposited under the Offer and not properly withdrawn, the Offeror intends to acquire any Augusta Shares not deposited under the Offer through a Compulsory Acquisition, if available, or to propose a Subsequent Acquisition Transaction, in each case for consideration per Augusta Share equal in value to and in the same form as the consideration paid by the Offeror per Augusta Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Augusta Shares acquired pursuant to the Offer. Although the Offeror intends to pursue either a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in the Offeror’s ability to effect such a transaction, information subsequently obtained by the Offeror, changes in general economic or market conditions or in the business of Augusta or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, the Offeror reserves the right not to pursue a Compulsory Acquisition or a Subsequent Acquisition Transaction, or to pursue a Subsequent Acquisition Transaction on terms other than as described in the Circular. See Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer”.

Plans for Augusta

If the Offer is successful, it is anticipated that the current senior management of the Offeror will manage Augusta in place of Augusta’s current senior management, and that the Augusta Board of Directors will be replaced by nominees of the Offeror. With the exception of the foregoing, the Offeror has not developed any specific proposals with respect to Augusta or its operations, or any changes in its assets, business strategies, management or personnel following the acquisition of the Augusta Shares pursuant to the Offer. The Offeror intends to pursue the development of the Rosemont Project.

If permitted by applicable Law, subsequent to the completion of the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, the Offeror intends to delist the Augusta Shares from the TSX, NYSE MKT and FWB and to cause Augusta to cease to be a reporting issuer under the securities laws of each of the provinces and territories of Canada in which it has such status and to cease to be a public company in the United States and Germany. See Section 19 of the Circular, “Effect of the Offer on the Market for and Listing of Augusta Shares and Status as a Reporting Issuer”.

These plans are based on information currently available to the Offeror. Except as otherwise indicated herein, the Offeror has so far had an opportunity to review only Augusta’s public disclosure filed with Canadian securities regulatory authorities. As a result, the foregoing plans for Augusta’s business are of a general nature and may change if more information becomes available.

6.                                      Shareholder Rights Plan

The following is a summary of the material provisions of the Shareholder Rights Plan based solely on Augusta’s public disclosure and is not meant to be a substitute for information in and is subject to, and qualified in its entirety by, reference to the terms of the Shareholder Rights Plan filed by Augusta with the Canadian securities regulatory authorities on SEDAR at www.sedar.com.

Augusta adopted the Shareholder Rights Plan on April 19, 2013 (the “SRP Effective Time”), which was ratified by Augusta Shareholders on October 17, 2013.

Term

The Shareholder Rights Plan will continue in force up to the end of Augusta’s third annual meeting occurring after October 17, 2013, the date of the special shareholder meeting whereby it was approved by Augusta Shareholders.

Separation Time

Pursuant to the Shareholder Rights Plan, Augusta issued one right (a “SRP Right”) in respect of each Augusta Share outstanding at the SRP Effective Time and authorized the issuance of one SRP Right for each Augusta Share issued thereafter. The SRP Rights are attached to the Augusta Shares and are not exercisable until the

“Separation Time”, which is defined under the Shareholder Rights Plan to mean the close of business on the second trading day after the earliest of: (a) the first date of public announcement by Augusta or a person of facts indicating that any person has become an Acquiring Person (as defined below); (b) the date that Augusta first becomes aware of the facts that indicate that any person has become an Acquiring Person; (c) the date of the commencement of, or first public announcement of, the intent of any person to make a take-over bid other than a Permitted Bid (as defined below) or a Competing Permitted Bid (as defined below); and (d) the date upon which a Permitted Bid or Competing Permitted Bid ceases to be such, or such later date as may from time to time be determined by the Augusta Board of Directors.

If any take-over bid expires, is cancelled, is terminated or is otherwise withdrawn prior to the Separation Time, then such take-over bid shall be deemed, for the purposes of determining the Separation Time, never to have been made.

Exercise Price of SRP Rights and Flip-In Events

From and after the Separation Time, but prior to the occurrence of a Flip-in Event (as defined below) each SRP Right entitles the holder thereof to purchase one Augusta Share at a price (the “SRP Exercise Price”) of $15.00 (subject to adjustment in certain circumstances). However, if a person (an “Acquiring Person”) is or becomes the beneficial owner of 15% or more of the outstanding “Augusta Voting Shares” (defined as Augusta Shares and any other shares of capital stock or voting interests of Augusta entitled to vote generally in the election of all directors of Augusta), or in the case of the Offeror, it becomes the beneficial owner of any additional Augusta Voting Shares, other than as a result of certain exempt transactions (including specified acquisitions and acquisitions pursuant to a Permitted Bid or Competing Permitted Bid) (a “Flip-in Event”), then effective at the close of business on the second Trading Day following the first date of public announcement or disclosure by Augusta or an Acquiring Person that an Acquiring Person has become such, each SRP Right constitutes the right to purchase from Augusta upon exercise thereof in accordance with the terms of the Shareholder Rights Plan that number of Augusta Shares having an aggregate Market Price (as defined below) on the date of consummation or occurrence of such Flip-in Event equal to twice the SRP Exercise Price for an amount in cash equal to the SRP Exercise Price, subject to certain adjustments (thereby effectively acquiring the right to purchase Augusta Shares at a 50% discount). However, SRP Rights held by an Acquiring Person or certain parties related to an Acquiring Person or acting jointly or in concert with an Acquiring Person and certain transferees, would become null and void upon the occurrence of a Flip-in Event. “Market Price” for a security on any date means the average of the daily closing prices per security for such securities (as determined under the Shareholder Rights Plan) on each of the 20 consecutive trading days through and including the trading day immediately preceding such date of determination (subject to adjustment in certain circumstances).

Rights Certificates

Certificates issued for Augusta Shares prior to the SRP Effective Time also evidence one SRP Right for each Augusta Share represented by the certificate. Certificates issued after the SRP Effective Time will bear a legend to this effect. Prior to the Separation Time, SRP Rights will not be transferable separately from the associated Augusta Shares. After the Separation Time, separate certificates evidencing the SRP Rights (“Rights Certificates”), together with a disclosure statement describing the SRP Rights, are required to be mailed to holders of record of Augusta Shares (other than an Acquiring Person or a nominee of an Acquiring Person) as of the Separation Time.

Permitted Bids

A “Permitted Bid” under the Shareholder Rights Plan means a take-over bid which is made by means of a takeover bid circular that complies with the following additional provisions: (i) the bid is made to all holders of Augusta Voting Shares, other than the offeror and its affiliates and associates, for all of the Augusta Voting Shares held by them, (ii) the bid contains, and the take-up and payment for securities tendered or deposited thereunder is subject to, irrevocable and unqualified conditions that (a) no Augusta Voting Shares shall be taken up or paid for pursuant to the bid prior to the close of business on the date which is not less than 60 days following the date of the bid, and (b) no Augusta Voting Shares shall be taken up or paid for pursuant to the bid unless, at the date referred to in (a) above, more than 50% of the Augusta Voting Shares held by independent shareholders shall have been deposited or tendered pursuant to the take-over bid and not withdrawn, (iii) the bid contains an irrevocable and unqualified provision that, unless the bid is withdrawn, Voting Shares may be deposited pursuant to such bid at any time prior to the close of business on the date of first take-up or payment for Augusta Voting Shares and that any Augusta Voting Shares deposited pursuant to the bid may be withdrawn until taken up and paid for, and (iv) the bid contains an irrevocable and unqualified provision that if, on the date on which Augusta Voting Shares may be taken up or paid for, more than 50% of the Augusta Voting Shares held by independent shareholders shall have been deposited or tendered pursuant to the bid and not withdrawn, the Offeror will make a public announcement of that fact and the bid will remain open for deposits and tenders of Voting Shares for not less than ten business days from the date of such public announcement.

A “Competing Permitted Bid” means a take-over bid that (i) is made after a Permitted Bid or other Competing Bid has been made and prior to the expiry of that Permitted Bid or other Competing Bid (both a “Prior Bid”), (ii) satisfies all the components of the definition of a Permitted Bid except the requirements set out in (ii)(a) above, and (iii) contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified condition that no Voting Shares shall be taken up or paid for pursuant to the take-over bid prior to the close of business on the date that is no earlier than the later of: (i) 35 days (or such other minimum period of days as may be prescribed by the Securities Act (British Columbia)) after the making of such Competing Permitted Bid; and (ii) the 60th day after the date on which the earliest Prior Bid was made and then only if at that date more than 50% of the then outstanding Voting Shares held by independent shareholders have been deposited or tendered pursuant to such take-over bid and not withdrawn.

Redemption and Waiver

Under the Shareholder Rights Plan, the Augusta Board of Directors has the discretion, prior or subsequent to the occurrence of a Flip-in Event that would occur by reason of a take-over bid, made by means of a take-over bid circular sent to all holders of Augusta Shares, to waive the application of the Shareholder Rights Plan to such Flip-in Event, upon written notice delivered to the SRP Rights Agent and provided that such waiver shall automatically constitute a waiver of the application of such provisions to any other Flip-in Event made by means of a take-over bid circular to all holders of Augusta Shares that is made prior to the expiry of the initial take-over bid. The Augusta Board of Directors also has the right, at any time prior to the occurrence of a Flip-in Event, to redeem all (but not less than all) of the SRP Rights at a redemption price of C$0.001 per SRP Right, subject to certain adjustments.

The Offer

The Offer is not a Permitted Bid for the purposes of the Shareholder Rights Plan. Accordingly, in order for the Offer to proceed, the Shareholder Rights Plan must be terminated or some action must be taken by the Augusta Board of Directors or by a securities commission or court of competent jurisdiction to remove the effect of the Shareholder Rights Plan and permit the Offer to proceed.

It is a condition of the Offer that the Shareholder Rights Plan (or any other shareholder rights plan or similar plan adopted by Augusta) shall have been waived, invalidated or cease-traded so as to have no effect in respect of, and so that it does not and will not reasonably be expected to adversely affect, the Offer or the Offeror or its affiliates (as applicable) either before, on or after consummation of the Offer or the purchase of Augusta Shares under the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction. See “Conditions of the Offer” in Section 4 of the Offer.

7.                                      Source of Funds

The Offeror’s obligation to purchase the Augusta Shares deposited under the Offer is not subject to any financing condition.

The Offeror estimates that the total amount of cash required to pay all fees, expenses and other related amounts incurred in connection with the Offer and a Compulsory Acquisition or Subsequent Acquisition Transaction will be approximately $20 million.

If the Offer and a Compulsory Acquisition or Subsequent Acquisition Transaction are consummated, the Offeror may be required to repay approximately $117 million of outstanding indebtedness of Augusta.  The Offeror expects to have sufficient cash on hand to complete the Offer and a Compulsory Acquisition or Subsequent

Acquisition Transaction, including the repayment of Augusta’s outstanding indebtedness, and to pay fees, expenses and other related amounts.

This estimate of the amount of cash required and the sources of cash is based in part on the Offeror’s review of Augusta’s publicly available information to date and is subject to change.

Standby Credit Facility

The Bank of Montreal has committed to provide standby credit facilities providing US$200 million in total available funds, comprised of a replacement for the Offeror’s current US$100 million revolving credit facility if required and an incremental US$100 million credit facility available to refinance any indebtedness of Augusta which may become repayable as a result of completion of the Offer.

The facilities are fully committed and subject only to customary conditions related to completion of the Offer and documentation. Both will be secured on similar terms as the Offeror’s existing revolving credit facility.

The Offer is not subject to a financing condition and these facilities will only be drawn at the Offeror’s discretion.

8.                                      Summary of the Offeror’s Historical and Pro Forma Financial Information

Augusta Shareholders should refer to Schedule “B” to this Offer and Circular for the Offeror’s unaudited pro forma consolidated financial statements of the Offeror as at and for the nine months ended September 30, 2013, and for the year ended December 31, 2012, giving effect to the proposed acquisition of all of the issued and outstanding Augusta Shares in the manner set forth therein. Such pro forma financial statements are not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the transactions contemplated by the Offer will differ from such pro forma financial statements. Any potential synergies that may be realized after consummation of the transaction have been excluded from such pro forma financial statements. Since the pro forma financial statements have been developed to retroactively show the effect of a transaction that is expected to occur at a later date (even though this was accomplished by following generally accepted practice and using reasonable assumptions), there are limitations inherent in the very nature of such pro forma data. The data contained in the pro forma financial statements represents only a simulation of the potential impact of the Offeror’s acquisition of Augusta. Augusta Shareholders are cautioned to not place undue reliance on such pro forma financial statements.

The tables set out below include a summary of (i) the Offeror’s historical consolidated financial information as at and for the years ended December 31, 2012 and 2011 and the nine months ended September 30, 2013 and 2012, prepared in accordance with IFRS, and (ii) the unaudited pro forma condensed consolidated financial information for the Offeror as at and for the nine months ended September 30, 2013, and for the year ended December 31, 2012. The historical financial information as at and for the years ended December 31, 2012 and 2011 and the nine months ended September 30, 2013 and 2012 has been derived from the Offeror’s consolidated financial statements, which are incorporated by reference herein. The unaudited pro forma consolidated financial information for the Offeror has been derived from: (i) the unaudited consolidated financial statements of the Offeror and Augusta as at and for the nine months ended September 30, 2013; and (ii) the audited consolidated financial statements of the Offeror and Augusta for the year ended December 31, 2012.

The summary unaudited pro forma consolidated financial information set forth below should be read in conjunction with the unaudited pro forma consolidated financial statements of the Offeror and the accompanying notes thereto included as Schedule “B” to this Offer and Circular. The summary unaudited pro forma consolidated financial information for the Offeror gives effect to the proposed acquisition of Augusta as if it had occurred as at September 30, 2013, for the purposes of the pro forma consolidated balance sheet information and as at January 1, 2012 for the purposes of the pro forma consolidated statements of earnings for the year ended December 31, 2012 and the nine months ended September 30, 2013. In preparing the unaudited pro forma consolidated financial statements, management of the Offeror has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statements. The summary unaudited pro forma consolidated financial information is not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the Offer will differ from the pro forma information presented below. Pro forma adjustments have been made to account for significant accounting policy differences identified as of the date of this Offer and Circular. The review undertaken by the Offeror was to identify significant accounting policy differences where the impact was potentially material and could be reasonably estimated. Further accounting policy differences may be identified after the consummation of the proposed transaction. Any potential synergies that may be realized after consummation of the proposed transaction have been excluded from the unaudited pro forma consolidated financial statements.

Summary of Historical Financial Information of the Offeror
(in millions of $ except per share information)

	Nine months ended September 30		Year ended December 31
	2013	2012(1)	2012	2011
Certain Income Statement Data
Revenue	380.7	521.6	702.6	890.8
Gross Profit	65.7	151.2	197.6	303.4
Results from operating activities	8.2	83.2	105.5	211.9
(Loss) profit from continuing operations	(47.8)	(31.6)	(21.2)	75.2
Loss from discontinued operations, net of taxes	—	—	—	(238.8)
Loss for the period/year	(47.8)	(31.6)	(21.2)	(163.6)
Loss per share (basic and diluted)(3)	(0.27)	(0.17)	(0.11)	(0.92)

	As at September 30		Year ended December 31
	2013	2012	2012(1)	2011(2)
Certain Balance Sheet Data
Cash and cash equivalents	792.5	1,499.0	1,337.1	899.1
Property, plant and equipment	2,359.3	1,510.3	1,732.2	1,207.2
Total assets	3,685.7	3,449.0	3,476.5	2,452.4
Current liabilities	309.2	307.3	345.7	221.8
Long-term debt	654.8	475.6	479.5	—
Equity	1,641.8	1,750.6	1,653.5	1,754.4
Total liabilities and equity	3,685.7	3,449.0	3,476.5	2,452.4

(1)                                       The 2012 balances reflect adjustments related to the adoption of amended IAS 19, Employee Benefits, effective January 1, 2013. As a result of the amended standards, equity was decreased by $107.5 million as at December 31, 2012. In addition, net loss was increased by $2.3 million reflecting increased employee benefit expense.  See note 3 of the unaudited condensed consolidated interim financial statements as at September 30, 2013 of the Offeror for further details. In addition, the balance sheet reflects a correction of an immaterial error that the group identified during the first quarter. See note 2(e) of the unaudited condensed consolidated interim financial statements as at September 30, 2013 of the Offeror.

(2)                                       The December 31, 2011 balances reflect the adjusted balances as at January 1, 2012 resulting from the adoption of amended IAS19, Employee Benefits. As a result of the amended standards, equity was decreased by $63.5 million as at January 1, 2012. See note 3 of the unaudited condensed consolidated interim financial statements as at September 30, 2013 of the Offeror for further details. In addition, the balance sheet reflects a correction of an immaterial error that the group identified during the first quarter. See note 2(e) of the unaudited condensed consolidated interim financial statements as at September 30, 2013 of the Offeror.

(3)                                       Attributable to owners.

Summary of Unaudited Pro Forma Consolidated Financial Information of the Offeror
(in millions of $ except per share information)

	Nine months ended September 30	Year ended December 31
	2013	2012
Certain Income Statement Data
Revenue	380.7	702.6
Gross Profit	65.7	197.6
Results from operating activities	1.4	97.5
Loss for the period/year	(53.6)	(4.7)
Loss per share (basic and diluted)(1)	(0.24)	(0.01)

Certain Balance Sheet Data
Cash and cash equivalents	772.9
Property, plant and equipment	3,031.0
Total assets	4,316.1
Current liabilities	411.6
Long-term debt	657.4
Equity	2,017.2

Total liabilities and equity	4,316.1

(1)                                       Attributable to owners.

9.                                      Certain Information Concerning Securities of the Offeror

Authorized and Outstanding Share Capital

The Offeror is authorized to issue an unlimited number of Hudbay Shares without par value. Each Hudbay Share is entitled to one vote at meetings of holders of Hudbay Shares. As of the date hereof, 193,008,376 Hudbay Shares were issued and outstanding, with options to acquire an aggregate of 3,340,240 Hudbay Shares outstanding.  In addition, as of the date hereof, there were 730,142 share units outstanding under the Offeror’s Long-Term Equity Plan. Each share unit, once vested, entitles the holder to one Hudbay Share or a cash amount equal to the value of a Hudbay Share, at the option of the Offeror.

All Hudbay Shares are of the same class and rank equally as to voting rights, dividends and participation in assets of the Offeror on wind-up or dissolution. There are no pre-emptive rights or conversion rights, and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds; however, the Offeror’s articles provide that the Offeror may, if authorized by a resolution of the directors, purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution and subject to the CBCA. Provisions as to creation, modification, amendment or variation of such rights or such provisions are contained in the CBCA.

The following table sets forth the number of currently outstanding Hudbay Shares and the number expected to be outstanding upon completion of the Offer, based on certain assumptions.

	Number of Hudbay Shares	Percentage of Hudbay Shares Held Upon Completion of the Offer
Hudbay Shares Currently Outstanding
Existing Hudbay Shareholders(1)	193,008,376	82.2%
Hudbay Shares to be Issued in Offer
Existing Augusta Shareholders(2)	41,921,758	17.8%
Total	234,930,134	100%

(1)                                 As at the date hereof, the Offeror also had options outstanding to purchase up to 3,340,240 Hudbay Shares and 730,142 share units outstanding pursuant to the Offeror’s long-term equity plan.  Each share unit, once vested, entitles the holder to one Hudbay Share or a cash amount equal to the value of a Hudbay Share, at the option of the Offeror.

(2)                                 Based on the number of Augusta Shares issued and outstanding on a fully diluted basis (assuming the exercise of only the in-the-money Convertible Securities) as of February 7, 2014.

Consolidated Capitalization

As at the date hereof, there have been no material changes in the Hudbay Share or loan capitalization of the Offeror since September 30, 2013, other than: (i) the issuance of US$100 million aggregate principal amount of the Offeror’s 9.50% senior unsecured notes on December 9, 2013 (the “December 2013 Notes”); and (ii) the issuance of 20,930,000 Hudbay Shares pursuant to an equity offering (the “Equity Offering”). The following table sets forth the consolidated capitalization of the Company: (i) as at September 30, 2013; (ii) as at September 30, 2013 after giving effect to the December 2013 Notes and the Equity Offering and before giving effect to the Offer; and (iii) as at September 30, 2013 after giving effect to the December 2013 Notes, the Equity Offering and the Offer.

	As at September 30, 2013
	Actual	After giving effect to December 2013 Notes and the Equity Offering before giving effect to the Offer		After giving effect to December 2013 Notes, the Equity Offering and the Offer(7)
	(Dollar amounts in thousands)

Cash and cash equivalents(1)	$792,487	$1,058,052	(2) (3)	$1,038,486
Debt (including current maturities):
Existing Credit Facilities(4)	—	—		—
Other secured debt(5)	—	—		—
Total secured debt	—	—		—
Total senior unsecured debt	$654,827	$654,827		$654,827
Principal amount of December 2013 Notes(1)(2)	—	$99,961		$99,961
Long-term debt incurred in Offer (including current portion)	—	—		$96,058	(6)
Total debt(5)	$654,827	$754,788		$850,846	(6)
Equity:
Equity	$1,641,784	$1,641,784		$1,641,784
Equity Offering(3)	—	$165,604		$165,604
Shares issued pursuant to the Offer	—	—		$372,601
Total equity	$1,641,784	$1,807,388		$2,179,989
Total capitalization(1)	$2,296,611	$2,562,176		$3,030,835

(1)         Reflects the United States dollar/Canadian dollar closing exchange rate as reported by the Bank of Canada as at September 30, 2013.

(2)         Reflects net proceeds from the offering of the December 2013 Notes of $99,961.

(3)         Reflects net proceeds from the Equity Offering of $165,604.

(4)         As of September 30, 2013, there were no borrowings outstanding under the Credit Facility. As of September 30, 2013, the Offeror had commitments available to be borrowed under its credit facility of US$72 million (based on the maximum availability, equal to the lesser of US$100 million and a borrowing base related to accounts receivable and inventory of the Manitoba business unit); however, borrowing capacity was reduced by $64.1 million of letters of credit outstanding on such date.

(5)         Does not include available credit facilities, including the undrawn equipment financing facility for the Constancia mobile fleet which the Offeror has entered into with Cat Financial. The equipment financing facility will be used to finance the purchase of up to approximately US$130 million of equipment.

(6)         On December 16, 2013, Augusta announced that it had closed an additional loan facility for US$26.6 million (the “Expanded Loan”) and had drawn down the first tranche of US$3.5 million. In connection with the Expanded Loan, Augusta paid an arrangement fee of US$1,120,000 and issued a total of 3.3 million Warrants to the lender with an exercise price of US$2.12 per share, subject to amendment if certain conditions are not met. The Warrants expire on December 12, 2016.

(7)         Refer to the unaudited pro forma consolidated financial statements of the Offeror for the nine months ended September 30, 2013 attached as Schedule B to this Offer and Circular for details regarding the assumptions used to calculate the effect of the Offer.

Dividends

The Offeror paid an inaugural semi-annual dividend of $0.10 per common share on September 30, 2010 and continued to pay a semi-annual dividend of $0.10 per common share in March and September of each year until March 28, 2013. Commencing on September 27, 2013, a semi-annual dividend of $0.01 per common share was paid by the Offeror.

Payment of any future dividends will be at the discretion of the Hudbay Board of Directors, after taking into account many factors, including the Offeror’s operating results, financial condition and current and anticipated cash needs.

Subject to the provisions of the CBCA, the Hudbay Board of Directors may declare dividends payable to the Offeror’s shareholders according to their respective rights and interest in the Offeror. Dividends may be paid in money or property or by issuing fully paid Hudbay Shares.

Trading Price and Volume of Hudbay Shares

On February 7, 2014, the last trading day prior to the public announcement of the Offer, the closing prices of the Hudbay Shares on the TSX and NYSE were $9.40 and US$8.48, respectively.

The following table sets forth the reported intraday high and low daily trading prices and the aggregate volume of trading of Hudbay Shares on the TSX and NYSE during the periods indicated:

Monthly Price Range and Trading Volumes:

	Trading of Hudbay Shares on TSX
Period	High	Low	Volume
	($)	($)	(#)
February 2013	11.76	9.12	10,984,819
March 2013	10.50	9.35	12,934,654
April 2013	9.75	7.53	16,595,140
May 2013	8.87	7.56	14,862,907
June 2013	8.46	6.55	14,267,383
July 2013	7.77	6.55	10,756,968
August 2013	7.46	6.02	15,551,469
September 2013	9.09	6.92	15,683,190
October 2013	9.02	7.68	11,735,394
November 2013	8.97	7.46	14,311,647
December 2013	8.89	7.30	8,646,509
January 2014	10.03	8.25	17,710,448
February 2014(1)	9.45	8.33	3,558,524

(1)                                 Figures for February 2014 represent the closing price range and trading volume of the Hudbay Shares for February 1 to 7, 2014 (inclusive) only.

	Trading of Hudbay Shares on NYSE
Period	High	Low	Volume
	(US$)	(US$)	(#)
February 2013	11.79	8.96	138,686
March 2013	10.18	9.05	182,499
April 2013	9.59	7.34	114,340
May 2013	8.60	7.51	94,519
June 2013	8.14	6.37	137,427
July 2013	7.56	6.21	205,602
August 2013	7.09	5.78	147,679
September 2013	8.89	6.58	165,745
October 2013	8.75	7.42	157,697
November 2013	8.57	7.04	86,135
December 2013	8.34	6.90	71,238
January 2014	9.12	7.60	131,103

	Trading of Hudbay Shares on NYSE
Period	High	Low	Volume
	(US$)	(US$)	(#)
February 2014(1)	8.58	7.51	21,902

(1)                                 Figures for February 2014 represent the closing price range and trading volume of the Hudbay Shares for February 1 to 7, 2014 (inclusive) only.

Prior Sales of Hudbay Shares

For the 12-month period prior to the date hereof, the Offeror has issued or granted Hudbay Shares and securities convertible into Hudbay Shares listed in the table set forth below:

Date of Issuance/Grant	Type of Security Issued/Granted	Reason for Issuance	Price Per Security ($)	Number of Securities Issued/Granted
February 25, 2013	Hudbay Restricted Share Unit	Employee compensation	$9.57	736,849
March 1, 2013	Hudbay Shares	Exercise of outstanding options	$2.59	5,000
March 12, 2013	Hudbay Shares	Exercise of outstanding options	$9.70	8,889
April 19, 2013	Hudbay Restricted Share Unit	Employee compensation	$8.21	1,157
June 27, 2013	Hudbay Shares	Exercise of outstanding options	$2.59	50,000
January 30, 2014	Hudbay Shares	Issuance made pursuant to Equity Offering	$8.25	20,930,000

(1)                                             12,886 of the above Restricted Share Units were forfeited or released in the 12-month period prior to the date of this Circular.

Summary Comparison of Material Differences Between the By-Laws of the Offeror and Augusta

Both the Offeror and Augusta are incorporated under and governed by the CBCA. However, there are certain differences between the rights of shareholders of the Offeror and of Augusta that arise from differences in the by-laws of the Offeror and Augusta, as amended from time to time. The following is a summary of certain material differences between the rights of shareholders of the Offeror and Augusta, as governed by the by-laws of the Offeror and Augusta, respectively. This summary is not an exhaustive review of the by-laws of the Offeror and Augusta. Reference should be made to the full text of both the by-laws of the Offeror and the by-laws of Augusta, and shareholders should consult their legal or other professional advisors with regard to the implications of the Offer.

Shareholder Approval

The Offeror by-laws provide that shareholder approval is required for any acquisition to be undertaken by the Offeror whereby Hudbay Shares are to be issued as consideration and the number of Hudbay Shares issued would exceed 25% of the number of issued and outstanding shares. No such provision exists in Augusta’s by-laws, however Augusta is subject to the same approval requirement under the rules of the TSX.

Advance Notice Provisions

Augusta’s by-laws provide that nominations of any person for election to the Augusta Board of Directors may be made by an Augusta Shareholder if written notice of the nomination is delivered to Augusta’s secretary not less than 30 nor more than 65 days prior to the date of the annual meeting of Augusta Shareholders, and such notice sets forth the information about the nominee required by the by-laws; provided, that if the annual meeting of Augusta Shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice such may be delivered not later than the tenth day following such announcement. No such provision exists in the Offeror’s by-laws.

10.                               Certain Information Concerning Securities of Augusta

Authorized and Outstanding Share Capital

Augusta is authorized to issue an unlimited number of Augusta Shares. Based on information contained in Augusta’s management’s discussion and analysis for the nine months ended September 30, 2013, as at November 13, 2013, 144,412,062 Augusta Shares (160,815,731 Augusta Shares on a fully diluted basis) were issued and outstanding.

Augusta Shareholders are entitled to receive notice of and to attend and to cast one vote per Augusta Share at all meetings of Augusta Shareholders. Augusta Shareholders, subject to the prior rights, if any, of the holders of any other class of shares of Augusta, are entitled to receive, on a pro-rata basis, such dividends, if any, in any financial year as and when declared by the Augusta Board of Directors in its sole discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding-up of Augusta, Augusta Shareholders are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares of Augusta, on a pro-rata basis, the net assets of Augusta after payment of all debts and other liabilities.

Dividends

Based on Augusta’s public disclosure, Augusta has not declared or paid any cash dividends on any of its issued shares since its inception and has stated it has no present intention of doing so. However, Augusta has indicated that there are no restrictions that could prevent it from paying dividends.

Trading Price and Volume of Augusta Shares

On February 7, 2014, the last trading day prior to the public announcement of the Offer, the closing prices of Augusta Shares on the TSX and NYSE MKT were $2.51 and US$2.28, receptively.

The following tables set forth the reported intraday high and low daily trading prices and the aggregate volume of trading of the Augusta Shares on the TSX and NYSE MKT during the periods indicated

Quarterly Price Range and Trading Volumes:

	Trading of Augusta Shares on TSX
Period	High	Low	Volume
	($)	($)	(#)
First Quarter 2012	3.66	2.65	14,240,586
Second Quarter 2012	2.98	1.52	8,363,623
Third Quarter 2012	3.06	1.63	4,420,309
Fourth Quarter 2012	2.99	2.17	6,762,270
First Quarter 2013	2.9	2.255	4,816,765
Second Quarter 2013	2.76	2.00	5,633,817
Third Quarter 2013	2.5	1.8	4,044,315
Fourth Quarter 2013	2.24	0.48	14,500,671

	Trading of Augusta Shares on TSX
Period	High	Low	Volume
	($)	($)	(#)
First Quarter 2014(1)	2.59	1.96	4,723,865

(1)                                 Figures for First Quarter 2014 represent the closing price range and trading volume of the Augusta Shares for January 1, 2014 to February 7, 2014 (inclusive) only.

	Trading of Augusta Shares on NYSE
Period	High	Low	Volume
	(US$)	(US$)	(#)
First Quarter 2012	3.64	2.65	2,125,188
Second Quarter 2012	2.97	1.49	1,893,255
Third Quarter 2012	3.13	1.6	1,071,524
Fourth Quarter 2012	3.04	2.17	1,324,758
First Quarter 2013	2.90	2.25	748,981
Second Quarter 2013	2.73	1.9	938,086
Third Quarter 2013	2.38	1.76	777,094
Fourth Quarter 2013	2.09	0.45	2,665,474
First Quarter 2014(1)	2.36	1.17	594,177

(1)                                 Figures for First Quarter 2014 represent the closing price range and trading volume of the Augusta Shares for January 1, 2014 to February 7, 2014 (inclusive) only.

Monthly Price Range and Trading Volumes:

	Trading of Augusta Shares on TSX
Period	High	Low	Volume
	($)	($)	(#)
February 2013	2.90	2.53	2,748,660
March 2013	2.79	2.58	1,265,747
April 2013	2.76	2.13	3,563,334
May 2013	2.72	2.28	1,378,291
June 2013	2.60	2.00	692,192
July 2013	2.50	2.06	573,625
August 2013	2.35	1.94	929,737
September 2013	2.30	1.80	2,540,953
October 2013	2.18	1.85	2,120,632
November 2013	2.24	0.48	11,143,041
December 2013	1.81	1.30	1,236,998
January 2014	2.12	1.29	3,875,629

	Trading of Augusta Shares on TSX
Period	High	Low	Volume
	($)	($)	(#)
February 2014(1)	2.59	1.96	848,236

(1)                                 Figures for February 2014 represent the closing price range and trading volume of the Augusta Shares for February 1 to 7, 2014 (inclusive) only.

	Trading of Augusta Shares on NYSE
Period	High	Low	Volume
	(US$)	(US$)	(#)
February 2013	2.90	2.48	277,722
March 2013	2.71	2.51	174,113
April 2013	2.73	2.07	462,050
May 2013	2.67	2.21	241,320
June 2013	2.49	1.90	234,716
July 2013	2.36	2.02	222,690
August 2013	2.20	1.85	224,100
September 2013	2.16	1.76	330,304
October 2013	2.09	1.81	459,566
November 2013	1.91	0.45	1,816,109
December 2013	1.71	1.20	389,799
January 2014	1.91	1.17	15,637
February 2014(1)	2.36	1.78	178,540

(1)                                 Figures for February 2014 represent the closing price range and trading volume of the Augusta Shares for February 1 to 7, 2014 (inclusive) only.

Previous Distributions of Augusta Shares

In connection with a loan agreement entered into by Augusta with RK Mine Finance Fund, formerly Red Kite Explorer Trust (“Red Kite”), Augusta granted Red Kite 1,791,000 common share purchase warrants (“Warrants”) which were originally exercisable for US$3.90 per Augusta Share. In connection with an increase of the loan facility with Red Kite on October 5, 2012, the exercise price of the Warrants was changed to US$3.85 per share. In connection with a further increase in the loan facility with Red Kite on December 16, 2013, Augusta issued an additional 3,300,000 Warrants to Red Kite exercisable for US$2.12 per Augusta Share.

On August 14, 2013, Augusta entered into a notes purchase agreement with two of its existing major shareholders, providing for Augusta to issue an aggregate of $10,000,000 in convertible unsecured notes (the “Notes”). The Notes have a conversion price equal to a premium of 30% of the volume-weighted average trading price of the Augusta Shares on the TSX for the five trading days prior to the closing date. On September 5, 2013, the first tranche of the offering was closed for $2,000,000 with a conversion price of $2.87. On September 19, 2013 the second tranche of the offering was closed for $1,500,000 with a conversion price of $2.64. Based on Augusta’s public disclosure, Augusta issued the remaining Notes of $6,500,000 during October 2013.

Based on a review of Augusta’s public disclosure, during the nine months ended September 30, 2013, a total of 1,525,000 Augusta Share Options were granted, with 16,667 Augusta Share Options exercised at a weighted average exercise price of $0.68. Based on a review of Augusta’s insider filings, subsequent to September 30, 2013 until the date hereof, a total of 851,533 Augusta Share Options were exercised, 40,000 Restricted Shares Units and 18,333 Restricted Shares vested.

With the exception of the foregoing, to the knowledge of the Offeror after reasonable inquiry, there have been no distributions of Augusta Shares during the five years preceding the Offer.

Convertible Securities

The following information is based on information contained in Augusta’s annual information form for the financial year ended December 31, 2012, as updated to reflect more current information made available by Augusta’s public disclosure as of the date hereof with respect to the foregoing:

Warrants

Based on Augusta’s public disclosure, the following table sets forth information relating to the outstanding Warrants, known as at the date hereof:

Warrants Outstanding	Exercise Price		Expiry Date	Augusta Shares Issuable on Exercise
416,749	US$	3.85	April 22, 2014	416,749
1,374,951	US$	3.85	July 22, 2015	1,374,951
3,300,000	US$	2.12	December 2, 2016	3,300,000
5,091,700				5,091,700

Notes

Based on Augusta’s public disclosure, the following table sets forth information relating to the outstanding Notes, known as at the date hereof:

Notes Outstanding	Conversion Price	Issue Date	Augusta Shares Issuable on Conversion
$2,000,000	$2.87	September 5, 2013	696,864
$1,500,000	$2.64	September 19, 2013	568,182
$6,500,000	Unknown	October 2013	Unknown

Options

An aggregate of 7,285,668 Augusta Share Options were outstanding to purchase Augusta Shares under the Stock Option Plan as at November 13, 2013. Each Augusta Share Option is exercisable into one Augusta Share. Based on a review of Augusta’s insider filings, no Augusta Share Options have been issued since November 13, 2013.

RSUs and Restricted Shares

Pursuant to the Augusta’s Restricted Share Unit and Restricted Share Plan, restricted share units (“RSUs”) and Restricted Shares can be granted to directors, officers, employees and consultants of Augusta.

RSUs are valued based on the closing stock price at the date of the grant. On the redemption date of RSUs, Augusta will redeem such RSUs, at its option, either through the issuance of Augusta Shares on a one-for-one basis to the holder or paying the holder the cash amount equal to the market value of the Augusta Shares that would otherwise be issued.

Restricted Shares are also valued based on the closing stock price at the date of the grant. Until the expiry of the restricted period (three years from the date of the grant), a holder of Restricted Shares is entitled to all rights as a shareholder of Augusta in respect of such Restricted Shares, including voting rights, but the Restricted Shares may not be transferred and may be cancelled or terminated in certain circumstances. Once Restricted Shares vest, they are unrestricted and no longer subject to the terms of the Restricted Share Unit and Restricted Share Plan and are freely transferable by the holder.

As of September 30, 2013, there were 315,001 RSUs and 505,011 Restricted Shares outstanding. Based on a review of Augusta’s insider filings, no RSUs or Restricted Shares have been issued since September 30, 2013.

11.                               Holdings of Securities of Augusta

The Offeror and its affiliates beneficially own, directly or indirectly, 23,058,585 Augusta Shares, representing approximately 16% of the issued and outstanding Augusta Shares. No director or officer of the Offeror nor, to the knowledge of the directors and officers of the Offeror after reasonable enquiry, any (a) associate or affiliate of an insider of the Offeror, (b) insider of the Offeror other than a director or officer of the Offeror, or (c) any person acting jointly or in concert with the Offeror, owns or exercises control or direction over any of the securities of Augusta.

12.                               Trading in Securities of Augusta

During the six month period preceding the date of the Offer, no securities of Augusta have been traded by the Offeror or its directors or officers, or, to the knowledge of the Offeror, after reasonable inquiry, by (a) any associate or affiliate of an insider of the Offeror, (b) any insider of the Offeror other than a director or officer of the Offeror, or (c) any person acting jointly or in concert with the Offeror.

No person referred to under this Section 12 will receive any direct or indirect benefit from the consummation of the Offer or from accepting or refusing to accept the Offer, other than the consideration available to any Augusta Shareholder who participates in the Offer.

13.                               Commitments to Acquire Augusta Shares

Other than pursuant to the Offer, neither the Offeror nor its directors and officers or, to the knowledge of the Offeror, after reasonable inquiry, any (a) associate or affiliate of an insider of the Offeror, (b) insider of the Offeror other than a director or officer of the Offeror, or (c) person acting jointly or in concert with the Offeror, has entered into any agreement, commitment or understanding to acquire any of the securities of Augusta.

14.                               Material Changes and Other Material Facts Concerning Augusta

The Offeror has no information that indicates any material change in the affairs of Augusta since the date of the last published financial statements of Augusta other than as has been publicly disclosed by Augusta. The Offeror has no knowledge of any material fact concerning securities of Augusta that has not been generally disclosed by Augusta or any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Augusta Shareholders to accept or reject the Offer.

15.                               Acquisition of Augusta Shares Not Deposited Under the Offer

It is the Offeror’s current intention that if it takes up and pays for Augusta Shares deposited under the Offer and, if feasible in accordance with the terms of the Augusta Shares and applicable Law, it will enter into one or more transactions to enable the Offeror or an affiliate of the Offeror to acquire all Augusta Shares not acquired under the Offer, such as a Compulsory Acquisition or a Subsequent Acquisition Transaction (such terms as defined herein). There is no assurance that such a transaction will be completed and the Offeror expressly reserves the right not to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction.

Compulsory Acquisition

If, within 120 days after the date of the Offer (or such longer period as a court may permit), the Offer has been accepted by Augusta Shareholders holding not less than 90% of the issued and outstanding Augusta Shares as at the Expiry Time, and the Offeror acquires such Augusta Shares, the Offeror intends, if permitted under the CBCA, to acquire the Augusta Shares not deposited under the Offer on the same terms as the Augusta Shares acquired under the Offer pursuant to the provisions of Section 206 of the CBCA (a “Compulsory Acquisition”). Holders of outstanding Convertible Securities must exercise, exchange or convert those securities into Augusta Shares before any payment for underlying Augusta Shares will be made.

To exercise their statutory right of Compulsory Acquisition, the Offeror must give notice (the “Offeror’s Notice”) to each Augusta Shareholder who did not accept the Offer (and each person who subsequently acquires any such Augusta Shares) (in each case, a “Dissenting Offeree”) and to the Director of such proposed acquisition within 60 days after the date of the termination of the Offer and in any event within 180 days from the date of the Offer. The Offeror’s Notice shall state that (i) holders of more than 90% of the Augusta Shares have accepted the Offer, (ii) the Offeror is bound to take up and pay for or has taken up and paid for the Augusta Shares of holders who accepted the Offer, (iii) a Dissenting Offeree is required to elect to transfer its Augusta Shares to the Offeror on the terms on which the Offeror acquired the Augusta Shares of holders who accepted the Offer or to demand payment of the fair value of the Augusta Shares by so notifying the Offeror within 20 days after it receives the Offeror’s Notice, (iv) a Dissenting Offeree that does not notify the Offeror of such election is deemed to have elected to transfer its Augusta Shares on the same terms on which the Offeror acquired the Augusta Shares of holders who accepted the Offer, and (v) a Dissenting Offeree must send its Augusta Shares within 20 days after receiving the Offeror’s Notice.

Within 20 days of giving the Offeror’s Notice, the Offeror must pay or transfer to Augusta the consideration the Offeror would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. Within 20 days after receipt of the Offeror’s Notice, each Dissenting Offeree must send the certificates representing the Augusta Shares held by such Dissenting Offeree to Augusta and must elect to either demand payment of the fair value of such Augusta Shares held by such Dissenting Offeree or to transfer such Augusta Shares to the Offeror on the terms of the Offer. A Dissenting Offeree who does not, within 20 days after receiving the Offeror’s Notice, notify the Offeror that the Dissenting Offeree is electing to demand payment of the fair value of the Dissenting Offeree’s Augusta Shares is deemed to have elected to transfer such Augusta Shares to the Offeror on the same terms that the Offeror acquired Augusta Shares from holders of Augusta Shares who accepted the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of such Augusta Shares, the Offeror may, within 20 days after paying or transferring to Augusta the consideration the Offeror would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, apply to court to fix the fair value of such Augusta Shares of such Dissenting Offeree. If the Offeror fails to apply to such court within 20 days after they made the payment or transferred the consideration to Augusta, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If no such application is made by that Dissenting Offeree or the Offeror within such periods, the Dissenting Offeree will be deemed to have elected to transfer its Augusta Shares to the Offeror on the same terms on which the Offeror acquired Augusta Shares from the Augusta Shareholders who accepted the Offer. Any judicial determination of the fair value of the Augusta Shares could be more or less than the amount paid per Augusta Share pursuant to the Offer.

If all of the requirements of Section 206 of the CBCA are first fulfilled after the date which is 120 days after the date of the Offer, the Offeror may apply to a court having jurisdiction for an extension of such 120-day period pursuant to subsection 206(18) of the CBCA.

The foregoing is a summary only of the right of Compulsory Acquisition that may become available to the Offeror and is qualified in its entirety by the provisions of Section 206 of the CBCA, the full text of which is attached as Schedule “A” to this Circular. Section 206 of the CBCA is complex and may require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Augusta Shareholders who wish to be better informed about the provisions of Section 206 of the CBCA should consult their legal advisors.

The income tax consequences to an Augusta Shareholder of a Compulsory Acquisition may differ from the income tax consequences to such Augusta Shareholder that exchanges its Augusta Shares pursuant to the Offer.

See Section 20 of the Circular “Principal Canadian Federal Income Tax Considerations” and Section 21 of the Circular, “U.S. Federal Income Tax Considerations”.

Compelled Acquisition

If an Augusta Shareholder does not receive the Offeror’s Notice, the Augusta Shareholder may, within 90 days after the date of the termination of the Offer (or, if the Augusta Shareholder did not receive the Offer, within 90 days of the later of (i) the date of termination of the Offer and (ii) the date on which the Augusta Shareholder learns of the Offer) require the Offeror to acquire the Augusta Shareholder’s Augusta Shares on the terms of the Offer pursuant to the provisions of Section 206.1 of the CBCA (a “Compelled Acquisition”).

The foregoing is a summary only of the right of Compelled Acquisition that may be available to an Augusta Shareholder and is qualified in its entirety by the provisions of Section 206.1 of the CBCA, the full text of which is attached as Schedule “A” to this Circular. Section 206.1 of the CBCA may require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Augusta Shareholders who wish to be better informed about the provisions of Section 206.1 of the CBCA should consult their legal advisors.

The income tax consequences to an Augusta Shareholder of a Compelled Acquisition may differ from the income tax consequences to such Augusta Shareholder that exchanges its Augusta Shares pursuant to the Offer. See Section 20 of the Circular, “Principal Canadian Federal Income Tax Considerations” and Section 21 of the Circular, “U.S. Federal Income Tax Considerations”.

Subsequent Acquisition Transaction

If the Offeror acquires less than 90% of the Augusta Shares under the Offer, or the right of Compulsory Acquisition described above is not available for any reason, or if the Offeror elects not to pursue such right, the Offeror currently intends, depending on the number of Augusta Shares taken up and paid for under the Offer, to pursue other means of acquiring, directly or indirectly, all of the outstanding Augusta Shares and other securities exercisable for or convertible or exchangeable into Augusta Shares in accordance with applicable Law, including, by way of example, by means of an arrangement, reclassification, consolidation, amalgamation, merger or other combination of Augusta with the Offeror or one or more of the Offeror’ entities, on such terms and conditions as the Offeror, at the time, believes to be appropriate (each, a “Subsequent Acquisition Transaction”). To effect such Subsequent Acquisition Transaction, the Offeror currently intends to cause a special meeting of Augusta Shareholders to be called to consider such a transaction. The detailed terms of any Subsequent Acquisition Transaction, including the timing of its implementation and the consideration to be received by the Augusta Shareholders, would necessarily be subject to a number of considerations, including the number of Augusta Shares acquired pursuant to the Offer. The Offeror’s current intention is that the consideration to be paid to Augusta Shareholders pursuant to any Subsequent Acquisition Transaction would be equal in amount to and in the same form as that payable under the Offer; however, it is possible that, as a result of the number of Augusta Shares acquired under the Offer, delays in the Offeror’ ability to effect such a transaction, information hereafter obtained by the Offeror with respect to Augusta or its business, changes in general economic, industry, regulatory or market conditions or in the business of Augusta, or other currently unforeseen circumstances, such a transaction may not be so proposed, or may be proposed on different terms or delayed or abandoned. The Offeror expressly reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction involving Augusta and reserves the right to propose other means of acquiring, directly or indirectly, all of the issued and outstanding Augusta Shares in accordance with applicable Laws, including a Subsequent Acquisition Transaction on terms not described in the Circular.

If a Subsequent Acquisition Transaction were to be consummated, Augusta Shareholders may, under the CBCA, have the right to dissent and demand payment of the fair value of their Augusta Shares. This right, if the statutory procedures are complied with, could lead to judicial determination of the fair value required to be paid to those dissenting holders for their Augusta Shares. The fair value of the Augusta Shares so determined could be more or less than the amount paid per security pursuant to the Subsequent Acquisition Transaction or the Offer. Any such judicial determination of the fair value of the Augusta Shares could be based upon considerations other than, or in addition to, the market price of the Augusta Shares.

Augusta Shareholders should consult their legal advisors for a determination of their legal rights with respect to any Subsequent Acquisition Transaction.

The income tax consequences to an Augusta Shareholder of a Subsequent Acquisition Transaction may differ from the income tax consequences to such Augusta Shareholder exchanging its Augusta Shares pursuant to the Offer. See Section 20 of the Circular, “Principal Canadian Federal Income Tax Considerations” and Section 21 of the Circular, “U.S. Federal Income Tax Considerations”.

Securities Law Requirements for Business Combinations

Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions (“MI 61-101”) may deem a Subsequent Acquisition Transaction to be a “business combination” if such Subsequent Acquisition Transaction would result in the interest of an Augusta Shareholder being terminated without the consent of the holder, irrespective of the nature of the consideration provided in substitution therefor. The Offeror expects that any Subsequent Acquisition Transaction relating to Augusta Shares will be a “business combination” under MI 61-101. In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a “business combination” carried out in accordance with MI 61-101 or an exemption therefrom, the “related party transaction” provisions therein do not apply to such transaction. The Offeror intends to carry out any such Subsequent Acquisition Transaction in accordance with MI 61-101, or any successor provisions, or exemptions therefrom, such that the “related party transaction” provisions of MI 61-101 would not apply to such Subsequent Acquisition Transaction.

MI 61-101 provides that, unless exempted, an issuer proposing to carry out a business combination is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. An exemption is available under MI 61-101 for certain business combinations completed within 120 days after the expiry of a formal take-over bid where the consideration that security holders would be entitled to receive under the business combination is at least equal in value to and is in the same form as the consideration that tendering security holders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents (and which disclosure has been provided herein). The Offeror currently intends that the consideration offered per Augusta Share under any Subsequent Acquisition Transaction proposed by it would be the same consideration offered to the Augusta Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date and, accordingly, the Offeror expects to rely on these exemptions.

Depending on the nature and terms of the Subsequent Acquisition Transaction, the provisions of the CBCA and Augusta’s constating documents may require the approval of 66 2/3% of the votes cast by holders of the issued and outstanding Augusta Shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. MI 61-101 also requires that, in addition to any other required security holder approval, in order to complete a business combination, the approval of a simple majority of the votes cast by “minority” shareholders of each class of affected securities who are entitled to vote, as described below, must be obtained unless an exemption is available or discretionary relief is granted by applicable securities regulatory authorities. If, however, following the Offer, the Offeror and its affiliates beneficially own 90% or more of the Augusta Shares at the time the Subsequent Acquisition Transaction is agreed to, the requirement for minority approval under MI 61-101 would not apply to the transaction if an enforceable appraisal remedy to demand fair value or substantially equivalent right is made available to minority shareholders.

In relation to the Offer and any business combination, the “minority” shareholders entitled to vote will be, unless an exemption is available or discretionary relief is granted by applicable securities regulatory authorities, all Augusta Shareholders other than the Offeror, any “interested party” (within the meaning of MI 61-101), certain “related parties” of the Offeror or of any other “interested party” (in each case within the meaning of MI 61-101) and any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons. MI 61-101 also provides that the Offeror may treat Augusta Shares acquired under the Offer as “minority” shares and vote them, or consider them voted, in favour of such business combination if, among other things: (a) the business combination is completed no later than 120 days after the Expiry Date, (b) the consideration per security in the business combination is at least equal in value to and in the same form as the consideration paid under the Offer; (c) the Augusta Shareholder who tendered such Augusta Shares to the Offer was not (i) a “joint actor” (within the meaning of MI 61-101) with the Offeror in respect of the Offer, (ii) a direct or indirect party to any “connected transaction” (within the meaning of MI 61-101) to the Offer, or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of MI 61-101) or consideration per Augusta Share that is not identical in amount and form to the entitlement of the general body of Augusta Shareholders in Canada; and (d) certain disclosure is provided in the take-over bid disclosure documents (which disclosure has been provided herein). The Offeror currently intends that the consideration offered per Augusta Share under any Subsequent Acquisition Transaction proposed by it would be the same consideration offered to the Augusta Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date and all disclosure required in connection with any such Subsequent Acquisition Transaction has been provided in this Circular. The Offeror intends to cause Augusta Shares acquired under the Offer to be voted in favour of any such transaction and, where permitted by MI 61-101, to be counted as part of any minority approval required in connection with any such transaction. To the knowledge of the Offeror after reasonable inquiry, it is anticipated that Augusta Shares held by the Offeror, or an “interested” party and the directors and executive officers of the Offeror that beneficially own Augusta Shares as listed under Section 12 of the Circular, “Trading in Securities of Augusta”, will not be included for purposes of any “minority” shareholder approval. As a result, 23,058,585 votes attaching to outstanding Augusta Shares (representing approximately 16% of the issued and outstanding Augusta Shares) will not be included for the purposes of such calculation.

Rule 13e-3 under the U.S. Exchange Act is applicable to certain “going-private” transactions in the United States and may under certain circumstances be applicable to a Compulsory Acquisition or a Subsequent Acquisition Transaction. the Offeror believes that Rule 13e-3 under the U.S. Exchange Act should not be applicable to a Compulsory Acquisition or a Subsequent Acquisition Transaction unless the Compulsory Acquisition or the Subsequent Acquisition Transaction, as the case may be, is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 under the U.S. Exchange Act would require, among other things, that certain financial information concerning Augusta and certain information relating to the fairness of the Compulsory Acquisition or the Subsequent Acquisition Transaction, as the case may be, and the consideration offered to minority Shareholders be filed with the SEC and distributed to minority Shareholders before the consummation of any such transaction.

The foregoing discussion of certain provisions of the U.S. Exchange Act is not a complete description of the U.S. Exchange Act or such provisions thereof and is qualified in its entirety by the reference to the U.S. Exchange Act.

Other Alternatives

If, following completion of the Offer, the Offeror does not effect a Compulsory Acquisition or a Subsequent Acquisition Transaction, or if the Offeror proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approvals, the Offeror will evaluate its other available alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional Augusta Shares or other securities in the open market, in private negotiated transactions, in another take-over bid or exchange offer or otherwise. Subject to applicable Law, any additional purchases of Augusta Shares could be at a price greater than, equal to or less than the price paid for Augusta Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, the Offeror may take no action to acquire additional Augusta Shares or other securities, or may sell or otherwise dispose of any or all Augusta Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror which may vary from the price paid for Augusta Shares under the Offer.

The income tax consequences to an Augusta Shareholder of such alternatives may differ from the income tax consequences to such Augusta Shareholder of exchanging its Augusta Shares pursuant to the Offer. See Section 20 of the Circular, “Principal Canadian Federal Income Tax Considerations” and Section 21 of the Circular, “U.S. Federal Income Tax Considerations”.

Legal and Judicial Developments

On February 1, 2008, MI 61-101 came into force in the provinces of Ontario and Québec, introducing harmonized requirements for enhanced disclosure, independent valuations and majority of minority security holder approval for specified types of transactions. See “ — Securities Law Requirements for Business Combinations” above.

Certain judicial decisions may also be considered relevant to any business combination that may be proposed or effectuated subsequent to the expiry of the Offer. Prior to the adoption of MI 61-101 (or its predecessors), Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions which involved certain business combinations. The trend both in legislation and in Canadian jurisprudence has been towards permitting business combinations to proceed subject to compliance with procedures designed to ensure substantive fairness to minority shareholders.

Augusta Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a business combination.

Valuation Exemption

The Offeror and its affiliates currently own approximately 23,058,585 Augusta Shares, representing approximately 16% of the issued and outstanding Augusta Shares. Accordingly, the Offer is an “insider bid” within the meaning of certain Canadian provincial securities legislation and MI 61-101, as the Offeror has, or is deemed to have, beneficial ownership of, or control over, directly or indirectly, more than 10% of the securities of Augusta carrying more than 10% of the voting rights attached to all of Augusta’s outstanding voting securities.

The applicable securities legislation and MI 61-101 require that a formal valuation of the securities that are the subject of the bid be prepared by an independent valuator and filed with the applicable securities regulatory authorities and that a summary of the formal valuation and an outline of every prior valuation of the offeree issuer made within 24 months preceding the date of the Offer, including a description of the source and circumstances under which it was made, be included in the take-over bid circular in respect of the “insider bid” (collectively, the “Valuation Requirements”), subject to certain exemptions.

In accordance with section 2.4(1)(a) of MI 61-101, the Offeror is exempt from the Valuation Requirements in the provinces of Québec and Ontario on the basis that neither the Offeror nor any of its joint actors has, or has had within the preceding 12 months, any board or management representation in respect of Augusta, or has knowledge of any material information concerning Augusta or its securities that has not been generally disclosed.

After reasonable inquiry, the Offeror does not know of any material information in respect of Augusta or its securities that has not been generally disclosed and, if generally disclosed, could reasonably be expected to increase the consideration. To the knowledge of the Offeror and its directors and executive officers, after reasonable inquiry, no prior valuation (as such term is defined in MI 61-101) has been made in respect of Augusta in the 24 months preceding the date of the Offer.

16.                               Agreements, Commitments or Understandings

There are no arrangements or agreements made or proposed to be made between the Offeror and Augusta or between the Offeror and any of the directors or officers of Augusta.

There are no contracts, arrangements or understandings, formal or informal, between the Offeror and any security holder of Augusta with respect to the Offer or between the Offeror and any person or company with respect to any securities of Augusta in relation to the Offer.

17.                               Benefits from the Offer

Other than the benefits that the Offeror expects to realize as a result of the combination of the Offeror’s business and operations with the business and operations of Augusta, no person referred to in Section 11 of the Circular, “Holdings of Securities of Augusta”, will receive any direct or indirect benefit from the consummation of the Offer, any Compulsory Acquisition or Subsequent Acquisition Transaction or from accepting or refusing to accept the Offer.

18.                               Regulatory Matters

Based upon an examination of Augusta’s public disclosure, the Offeror is not aware of any governmental licences or regulatory permits that appear to be material to the business of Augusta which might be adversely affected by the Offeror’s acquisition of Augusta Shares pursuant to the Offer.

In connection with the Offer, the approval on terms satisfactory to the Offeror of various domestic and foreign regulatory authorities having jurisdiction over the Offeror or Augusta, and their respective subsidiaries and their respective businesses, is required. The principal approvals required are described below.

Competition Act

Part IX of the Competition Act requires that certain classes of transactions that exceed the thresholds set out at Sections 109 and 110 of the Competition Act be notified to the Commissioner by the parties to the transaction. Subject to certain limited exceptions, the parties to a transaction covered under Part IX of the Competition Act cannot complete their transaction until they have submitted the information prescribed pursuant to subsection 114(1) of the Competition Act to the Commissioner and the applicable waiting period has expired or been terminated by the Commissioner. The waiting period is 30 days after the day on which the parties to the transaction submit the prescribed information, provided that, prior to the expiry of this period, the Commissioner has not notified the parties that he requires additional information that is relevant to the Commissioner’s assessment of the transaction pursuant to subsection 114(2) of the Competition Act (a “Supplementary Information Request”). In the event that the Commissioner provides the parties with a Supplementary Information Request, the parties cannot complete their transaction until 30 days after compliance with such a request. A transaction may be completed prior to the end of the applicable waiting period if the Commissioner notifies the parties that he does not, at such time, intend to challenge the transaction by making an application under Section 92 of the Competition Act.

Alternatively, or in addition to filing the prescribed information, a party to a transaction that is subject to Part IX of the Competition Act may apply to the Commissioner for an ARC and/or a “no-action” letter, which may be issued by the Commissioner in respect of a proposed transaction if he is satisfied that there are not sufficient grounds on which to apply to the Competition Tribunal, which is a specialized tribunal empowered to deal with certain matters under the Competition Act, including mergers, for an order challenging the merger under Section 92 of the Competition Act.

Upon receipt of a pre-merger notification from the Offeror, the Commissioner is required immediately to notify Augusta that the Commissioner has received from the Offeror the prescribed information. Augusta is required by the Competition Act to supply the Commissioner with the prescribed information within ten days after being so notified.

Although Augusta is required to file certain information and documentary material with the Commissioner in connection with the Offer, neither Augusta’s failure to make such filings nor respond to a Supplementary Information Request made to it will extend the waiting period. At any time before a “merger” (as such term is defined under the Competition Act) is completed, even where it has been notified to the Commissioner under subsection 114(1) of the Competition Act and the applicable waiting period has expired, the Commissioner may apply to the Competition Tribunal for an interim order forbidding any person named in the application from doing any act or thing that it appears to the Competition Tribunal may constitute or be directed toward the completion or implementation of a proposed merger. The Competition Tribunal may issue such order for up to 30 days where (a) the Commissioner has certified that an inquiry is being made under paragraph 10(1)(b) of the Competition Act and that, in his opinion, more time is required to complete the inquiry; and (b) the Competition Tribunal finds that, in the absence of an interim order, a party to the proposed merger or any other person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the proposed merger on competition under Section 92 of the Competition Act because that action would be difficult to reverse. The duration of such interim order may be extended for an additional period of up to 30 days where the Competition Tribunal finds, on application made by the Commissioner, that the Commissioner is unable to complete the inquiry within the period specified in the order because of circumstances beyond the control of the Commissioner.

Whether a merger is subject to notification under Part IX of the Competition Act, the Commissioner can apply to the Competition Tribunal under Section 92 of the Competition Act at any time before the merger has been completed or, if completed, within one year after it was substantially completed, provided that the Commissioner did not issue an ARC in respect of the merger and, where the Commissioner has issued an ARC in respect of the merger, (a) the merger was completed within one year from when the ARC was issued; and (b) the grounds upon which the Commissioner intends to apply to the Competition Tribunal under Section 92 of the Competition Act are not the same or substantially the same as the information on the basis of which the ARC was issued. On application by the Commissioner under Section 92 of the Competition Act, the Competition Tribunal may order that a merger not proceed or, if completed, order its dissolution or the disposition of some of the assets or shares; in addition to, or in lieu thereof, on consent of the person against whom the order is directed and the Commissioner, the Competition Tribunal can order a person to take any other action. The Competition Tribunal can issue an order under Section 92 of the Competition Act where it finds that the merger or proposed merger prevents or lessens, or is likely to prevent or lessen, competition substantially in a market.

The Commissioner may, upon request, issue an ARC where he is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal under the merger provisions of the Competition Act. If the Commissioner issues an ARC in respect of a proposed transaction, that transaction is exempt from the pre-merger notification provisions. In addition, if the transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal under the merger provisions of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued. Alternatively, the Commissioner may issue a “no action” letter following a notification or an application for an ARC, indicating that he is of the view that grounds do not then exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the proposed transaction, while preserving, for one year following substantial completion of the proposed transaction, his authority to so initiate proceedings should circumstances change.

The purchase of Augusta Shares pursuant to the Offer may require a pre-merger notification to the Commissioner and the Offeror’s acquisition of control of Augusta would be a “merger” for the purposes of the merger provisions of the Competition Act. Should the transaction be subject to pre-merger notification, the Offeror will request an ARC or a “no action” letter and file the prescribed information.

In the event that a pre-merger notification is required, the Offeror does not currently intend to take-up or pay for Augusta Shares deposited pursuant to the Offer unless all applicable waiting periods and any extensions thereof have expired or been waived without restraint or challenge, and the Commissioner has issued an ARC or a “no action” letter in respect of the acquisition of the Augusta Shares by the Offeror.

HSR Act

Under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The obligation of the Offeror to complete the Offer may be subject to such requirements (the “HSR Condition”).

Based upon an examination of Augusta’s public disclosure, the Offeror is currently of the view that the transactions contemplated by the Offer may be subject to the HSR Act. Therefore, if no new information becomes available to the Offeror, the Offeror currently intends to shortly submit a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division.

Under the provisions of the HSR Act applicable to the Offer, the acquisition of Augusta Shares pursuant to the Offer may not be consummated until the expiration of a 30-calendar day waiting period following the filing by the Offeror, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period (a “Second Request”). There can be no assurance, however, that the 30-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to issue a Second Request to the Offeror with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m. Toronto time, on the 30th calendar day after the date of substantial compliance with such Second Request unless either (i) the FTC or the Antitrust Division seeks, and is granted, a court order further extending the waiting period or (ii) the HSR Act waiting period is earlier terminated by the FTC and the Antitrust Division. If the acquisition of Augusta Shares is delayed pursuant to a Second Request, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Augusta Shares will be deferred until 30 days after the request is complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Unless the Offeror determines that the transactions contemplated by the Offer are not subject to the HSR Act, it is a condition to the Offer that any waiting period under the HSR Act applicable to the Offer expire or be terminated. See Section 4 of the Offer, “Conditions of the Offer”.

Other Jurisdictions

The Offeror is continuing to assess possible regulatory filings and approvals in a number of other jurisdictions. In the event that the Offeror determines that regulatory filings and approvals are required or advisable in other jurisdictions, the Offeror will make any such filings and seek such approvals as it deems necessary or advisable. The Offeror does not currently intend to take-up or pay for Augusta Shares deposited pursuant to the Offer unless all applicable waiting periods and any extensions thereof have expired or been waived without restraint or challenge and where any regulatory approvals it deems advisable have been received in respect of the acquisition of the Augusta Shares by the Offeror in those jurisdictions.

Canadian Securities Laws

The distribution of the Hudbay Shares under the Offer is being made pursuant to statutory exemptions from the prospectus and dealer registration requirements under applicable Canadian securities laws. While the resale of Hudbay Shares issued under the Offer is subject to restrictions under the securities laws of certain Canadian provinces and territories, Augusta Shareholders in such provinces and territories generally will be able to rely on statutory exemptions from such restrictions.

United States Securities Laws

The Offeror has filed the Registration Statement on Form F-10 with the SEC registering the issuance of the Hudbay Shares offered to U.S. Shareholders pursuant to the Offer as required by the U.S. Securities Act of 1933 (the “U.S. Securities Act”). The resale of the Hudbay Shares offered to U.S. Shareholders by persons that are not “affiliates” (as defined in Rule 144 under the U.S. Securities Act) of the Offeror will not be required to be registered in the United States. However, Hudbay Shares acquired pursuant to the Offer by “affiliates” (as defined in Rule 144 under the U.S. Securities Act) of the Offeror may be resold only in a transaction registered under the U.S. Securities Act or in accordance with the requirements of Rule 144 under the U.S. Securities Act or another exemption from the registration requirements of the U.S. Securities Act. In general, an “affiliate” (as defined in Rule 144 under the U.S. Securities Act) of the Offeror may include an executive officer or director of the Offeror, a shareholder who beneficially owns more than 10% of the issued and outstanding Hudbay Shares or other individuals or entities that, directly or indirectly, through one or more intermediaries, control, or are controlled by or are under common control with the Offeror.

This document does not constitute a registration statement covering resales of securities by persons who are otherwise restricted from selling their shares under the U.S. Securities Act.

The Offer is being made in compliance with applicable Canadian and U.S. rules governing take-over bids and tender offers, respectively, or applicable exemptions therefrom. In this regard the Offeror has filed a Tender Offer Statement on Schedule TO under the U.S. Exchange Act. Such filing is subject to review by the SEC.

Stock Exchange Listing

In connection with the Offer, the Offeror expects to issue up to approximately 41,921,758 Hudbay Shares, representing approximately 21.7% of the Hudbay Shares issued and outstanding on a non-diluted basis (assuming the exercise of only the in-the-money Convertible Securities) immediately prior to the completion of the Offer. The Offeror intends to apply to list such Hudbay Shares on the TSX and NYSE, and the listing of such shares on the

TSX and NYSE is a condition of the Offer. Listing will be subject to fulfillment of all of the applicable listing requirements and the approval of the TSX and NYSE.

19.                               Effect of the Offer on the Market for and Listing of Augusta Shares and Status as a Reporting Issuer

The purchase of Augusta Shares by the Offeror pursuant to the Offer will reduce the number of Augusta Shares that might otherwise trade publicly, as well as the number of Augusta Shareholders and, depending on the number of Augusta Shares acquired by the Offeror under the Offer, would likely adversely affect the liquidity and market value of the remaining Augusta Shares held by the public.

The rules and regulations of the applicable stock exchanges establish certain criteria which, if not met, could upon successful completion of the Offer, lead to the delisting of the Augusta Shares from such exchanges. Among such criteria are the number of Augusta Shareholders, the number of Augusta Shares publicly held and the aggregate market value of the Augusta Shares publicly held. Depending on the number of Augusta Shares purchased under the Offer, it is possible that the Augusta Shares would fail to meet the criteria for continued listing. If this were to happen, the Augusta Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Augusta Shares.

If permitted by applicable Law, subsequent to the completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to apply to delist the Augusta Shares from all applicable exchanges.

If permitted by applicable Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause Augusta to cease to be a reporting issuer or its equivalent under the securities laws of Canada and to cease to be a public company in the United States and Germany.

20.                               Principal Canadian Federal Income Tax Considerations

In the opinion of Goodmans LLP, counsel to the Offeror, the following is a summary of the principal Canadian federal income tax considerations under the Tax Act, as of the date hereof, generally applicable to an Augusta Shareholder who, for purposes of the Tax Act, holds Augusta Shares and will hold Hudbay Shares received pursuant to the Offer as capital property, deals at arm’s length with, and is not affiliated with, Augusta or the Offeror, and who disposes of Augusta Shares to the Offeror pursuant to the Offer or otherwise disposes of Augusta Shares pursuant to certain transactions described in Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer”.

Augusta Shares and Hudbay Shares generally will be considered capital property to an Augusta Shareholder for purposes of the Tax Act unless the Augusta Shareholder holds such shares in the course of carrying on a business of buying and selling securities or the Augusta Shareholder has acquired or holds them in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act in force as of the date hereof and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action or changes in the administrative policies or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

This summary is not applicable to persons holding Convertible Securities, Augusta Share Options, Warrants or other conversion or exchange rights to acquire Augusta Shares, or persons who acquired Augusta Shares on the exercise of Augusta Share Options. In addition, this summary does not apply to: (i) an Augusta Shareholder that is a “financial institution”, for the purposes of the mark-to-market rules in the Tax Act, (ii) an

Augusta Shareholder an interest in which is a “tax shelter investment”, as defined in the Tax Act, (iii) an Augusta Shareholder that is a “specified financial institution”, as defined in the Tax Act, (iv) an Augusta Shareholder that has made a “functional currency” election under section 261 of the Tax Act, or (v) an Augusta Shareholder that has, or will, enter into, with respect to the Augusta Shares or the Hudbay Shares, a “derivative forward agreement”, as that term is defined in the Tax Act.

Further, this summary is not applicable to a person that (i) is a corporation resident in Canada and (ii) is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of Hudbay Shares, controlled by a non-resident corporation for the purposes of the foreign affiliate dumping rules in section 212.3 of the Tax Act. Any such Augusta Shareholder should consult its own tax advisor.

This summary assumes that if any SRP Rights are acquired pursuant to the Offer that there is no value to those SRP Rights, and, therefore, that no Hudbay Shares issued pursuant to the Offer will be allocated to the SRP Rights. Accordingly, this summary does not otherwise address the disposition of any SRP Rights pursuant to the Offer. Holders should consult their own tax advisors regarding the disposition of any SRP Rights.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Augusta Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Augusta Shareholders should consult their own legal and tax advisors with respect to the tax consequences to them of having their Augusta Shares acquired based on their particular circumstances, including the application and effect of the income and other taxes of any country, province or other jurisdiction in which the Augusta Shareholders reside or carry on business.

Augusta Shareholders Resident in Canada

The following portion of the summary is applicable only to an Augusta Shareholder who, for purposes of the Tax Act and at all relevant times, is resident, or is deemed to be resident, in Canada (a “Resident Augusta Shareholder”). Certain Resident Augusta Shareholders whose Augusta Shares might not otherwise constitute capital property may be eligible to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Augusta Shares, and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Augusta Shareholder in the taxation year in which the election is made and in all subsequent taxation years, be deemed capital property. Resident Augusta Shareholders contemplating such an election should first consult their own tax advisors.

Exchange of Augusta Shares Pursuant to the Offer

A Resident Augusta Shareholder who exchanges Augusta Shares for Hudbay Shares pursuant to the Offer will not realize a capital gain (or loss) in respect of the exchange unless such Resident Augusta Shareholder elects to report such capital gain (or loss) in its Canadian income tax return for the year in which the exchange occurs.

In general, except where (a) such a Resident Augusta Shareholder has, in the Resident Augusta Shareholder’s Canadian income tax return for the year of exchange, included any portion of the gain or loss otherwise determined from the disposition of an Augusta Share, or (b) immediately after the exchange, such a Resident Augusta Shareholder or persons with whom such a Resident Augusta Shareholder does not deal at arm’s length for purposes of the Tax Act or such a Resident Augusta Shareholder together with such persons either controls or beneficially owns shares of the capital stock of the Offeror having a fair market value of more than 50% of the fair market value of all outstanding shares of the capital stock of the Offeror, the Resident Augusta Shareholder will be deemed to have disposed of each of the Resident Augusta Shareholder’s Augusta Shares for proceeds of disposition equal to the adjusted cost base of such Augusta Shares immediately before the disposition, and, in exchange therefor, will be deemed to have acquired Hudbay Shares at a cost equal to such adjusted cost base.

If the Resident Augusta Shareholder separately owns other Hudbay Shares as capital property at that time, the adjusted cost base of all Hudbay Shares owned by the Resident Augusta Shareholder as capital property immediately after the exchange will be determined by averaging the cost of the Hudbay Shares acquired on the exchange with the adjusted cost base of those other Hudbay Shares.

The provisions described above with respect to the deferral of a capital gain (or loss) will not apply to Resident Augusta Shareholders who elect to include in their income for the year of disposition any portion of the gain (or loss) otherwise determined. In those circumstances, the Resident Augusta Shareholder will realize a capital gain (or loss) equal to the amount by which the fair market value of the Hudbay Shares received on the exchange (as at the time of the exchange) exceeds (or is exceeded by) the sum of the adjusted cost base of the Augusta Shares exchanged therefor and any reasonable costs associated with the disposition, and will acquire such Hudbay Shares at a cost equal to their fair market value at the time of the exchange. It is not possible for a Resident Augusta Shareholder to elect such treatment on a portion only of the gain (or loss) otherwise realized on a disposition of Augusta Shares. Such capital gains (or losses) will be subject to the tax treatment described below under “Taxation of Capital Gains and Losses”.

Taxation of Capital Gains and Losses

Generally, a Resident Augusta Shareholder will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by it in that year. Such a Resident Augusta Shareholder will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized by it in a taxation year from taxable capital gains realized by the Resident Augusta Shareholder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, subject to and in accordance with the detailed rules contained in the Tax Act.

The amount of any capital loss realized on the disposition of an Augusta Share or a Hudbay Share by a Resident Augusta Shareholder that is a corporation may, to the extent and under the circumstances specified by the Tax Act, be reduced by the amount of any dividends received or deemed to have been received by the corporation on such share (or on a share for which such share is substituted or exchanged). Similar rules may apply where shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Augusta Shareholders to which these rules may be relevant should consult their own advisors.

A Resident Augusta Shareholder that is throughout the year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional refundable tax on certain investment income, including taxable capital gains, interest and certain dividends. Capital gains realized by a Resident Augusta Shareholder who is an individual or a trust, other than certain specified trusts, will be taken into account in determining liability for alternative minimum tax under the Tax Act.

Disposition of Augusta Shares Pursuant to a Compulsory or Compelled Acquisition

As discussed in Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer — Compulsory Acquisition”, and “Acquisition of Augusta Shares Not Deposited Under the Offer — Compelled Acquisition”, the Offeror may, in certain circumstances, acquire or be required to acquire Augusta Shares not deposited pursuant to the Offer pursuant to a Compulsory Acquisition or a Compelled Acquisition.

The income tax consequences to a Resident Augusta Shareholder of a disposition of Augusta Shares in such circumstances generally will be as described above (see “Shareholders Resident in Canada — Exchange of Augusta Shares Pursuant to the Offer”). The Resident Augusta Shareholder will be required to include in computing its income any interest awarded by the court in connection with a Compulsory Acquisition.

Resident Augusta Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Augusta Shares acquired pursuant to a Compulsory Acquisition or a Compelled Acquisition.

Disposition of Augusta Shares Pursuant to a Subsequent Acquisition Transaction or Other Alternatives

As described in Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer — Subsequent Acquisition Transaction” and “Acquisition of Augusta Shares Not Deposited Under the Offer — Other Alternatives”, if the Offeror does not acquire all of the Augusta Shares pursuant to the Offer or by means of a

Compulsory Acquisition or a Compelled Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Augusta Shares.

The income tax treatment of a Subsequent Acquisition Transaction or other alternative to a Resident Augusta Shareholder will depend upon the exact manner in which the alternative transaction is carried out and the consideration offered. It is not possible to comment as to the tax treatment of such an alternative transaction until the form of such transaction is determined. However, the income tax consequences of such an alternative transaction may differ from those arising on the disposition of Augusta Shares under the Offer and will depend on the particular form and circumstances of the transaction. Depending on the form of the alternative transaction, a Resident Shareholder may realize a capital gain (or loss) and/or be deemed to receive a dividend. No opinion is expressed herein as to the income tax consequences of any such alternative transaction to a Resident Augusta Shareholder.

Resident Augusta Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Augusta Shares acquired pursuant to a Subsequent Acquisition Transaction or such other alternative.

Potential Delisting

As described in Section 19 of the Circular, “Effect of the Offer on the Market for and Listing of Augusta Shares and Status as a Reporting Issuer”, the Augusta Shares may cease to be listed on the TSX, NYSE MKT and FWB (or another designated stock exchange) following the completion of the Offer or, as applicable, a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction.

Resident Augusta Shareholders who do not exchange their Augusta Shares pursuant to the Offer are cautioned that, if the Augusta Shares are no longer listed on a “designated stock exchange” (which currently includes the TSX,  NYSE MKT and FWB) and Augusta ceases to be a “public corporation” for purposes of the Tax Act, the Augusta Shares will not be qualified investments for tax-free savings accounts (“TFSAs”) or trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), registered education savings plans, registered disability savings plans or deferred profit sharing plans. Resident Augusta Shareholders who hold Augusta Shares in such manner should consult their own tax advisors with respect to the potential income tax consequences to them in this regard.

Taxation of Dividends on and the Disposition of Hudbay Shares

Dividends received or deemed to be received on Hudbay Shares by a Resident Augusta Shareholder who is an individual (including a trust) will be included in computing the individual’s income for tax purposes and will be subject to the gross-up and dividend tax credit rules normally applicable to dividends received from “taxable Canadian corporations”, as defined in the Tax Act. A dividend will be eligible for the enhanced gross-up and dividend tax credit for “eligible dividends”, as defined in the Tax Act, paid by taxable Canadian corporations, to the extent that such dividend is designated by the Offeror as an eligible dividend.

A Resident Augusta Shareholder that is a corporation will include dividends received or deemed to be received on Hudbay Shares in computing its income for tax purposes and generally will be entitled to deduct the amount of such dividends in computing its taxable income.

Certain corporations, including “private corporations” and “subject corporations”, as such terms are defined in the Tax Act, may be liable to pay a refundable tax under Part IV of the Tax Act at the rate of 33 1/3% of the dividends received or deemed to be received on Hudbay Shares to the extent that such dividends are deductible in computing taxable income.

The disposition or deemed disposition of Hudbay Shares by a Resident Augusta Shareholder (other than to the Offeror) will generally result in a capital gain (or loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the holder of those shares immediately before the disposition. See “Augusta Shareholders Resident in Canada — Taxation of Capital Gains and Losses” above for a general description of the treatment of capital gains (and losses) under the Tax Act.

Eligibility of Hudbay Shares for Investment

Hudbay Shares will be “qualified investments”, as defined in the Tax Act, for a trust governed by a RRSP, a RRIF, a registered education savings plan, a registered disability savings plan, a TFSA, or a deferred profit sharing plan at any particular time, provided that, at that time, the Hudbay Shares are listed on a “designated stock exchange” (which currently includes the TSX, NYSE MKT and FWB) or the Offeror is a “public corporation”, as defined in the Tax Act.

Notwithstanding that the Hudbay Shares may be qualified investments a TFSA or a trust governed by a RRSP or RRIF, the holder of a TFSA or an annuitant of a RRSP or RRIF, as applicable, will be subject to a penalty tax under the Tax Act in respect of Hudbay Shares held in a TFSA, RRSP or RRIF, as applicable, if such Hudbay Shares are a “prohibited investment”, as defined in the Tax Act, for such plan. The Hudbay Shares generally will not be prohibited investments unless the holder or annuitant, as the case may be, (i) does not deal at arm’s length with the Offeror for purposes of the Tax Act, or (ii) has a “significant interest” in the Offeror for purposes of the prohibited investment rules in the Tax Act.

Augusta Shareholders Not Resident in Canada

This part of the summary is generally applicable to an Augusta Shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is neither resident nor deemed to be resident in Canada, and does not use or hold, and is not deemed to use or hold, Augusta Shares in connection with carrying on a business in Canada (a “Non-Resident Augusta Shareholder”). This part of the summary is not applicable to Non-Resident Augusta Shareholders that are insurers carrying on an insurance business in Canada and elsewhere.

Exchange of Augusta Shares Pursuant to the Offer

A Non-Resident Augusta Shareholder who exchanges Augusta Shares for Hudbay Shares pursuant to the Offer will not realize a capital gain (or loss) in respect of the exchange unless such Non-Resident Augusta Shareholder elects to report such capital gain (or loss) in its Canadian income tax return for the year in which the exchange occurs. Generally, and subject to the additional comments below, a Non-Resident Augusta Shareholder will be subject to the same treatment as described above under “Augusta Shareholders Resident in Canada — Exchange of Augusta Shares Pursuant to the Offer”.

Where the provisions described above with respect to the deferral of a capital gain (or loss) do not apply to a Non-Resident Augusta Shareholder, such Shareholder will nevertheless not be subject to tax under the Tax Act on any capital gain realized on a disposition of Augusta Shares pursuant to the Offer unless such Augusta Shares constitute “taxable Canadian property” other than “treaty-protected property”, as defined in the Tax Act, of such Shareholder.

Generally, an Augusta Share will not be “taxable Canadian property” to a Non-Resident Augusta Shareholder at a particular time provided that such share is listed on a “designated stock exchange”, as defined in the Tax Act, (which currently includes the TSX, NYSE MKT and FWB) unless at any time during the 60-month period immediately preceding the disposition (i) the Non-Resident Augusta Shareholder, persons with whom the Non-Resident Augusta Shareholder did not deal at arm’s length, or the Non-Resident Augusta Shareholder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of Augusta, and (ii) more than 50% of the fair market value of the Augusta Share was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, as defined in the Tax Act, “timber resource properties”, as defined in the Tax Act, and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Augusta Shares may be deemed to be taxable Canadian property to the Non-Resident Augusta Shareholder. Non-Resident Augusta Shareholders whose Augusta Shares may constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Where a Non-Resident Augusta Shareholder’s Augusta Shares are taxable Canadian property and the Non-Resident Shareholder does not choose to recognize a capital gain (or loss) in its Canadian income tax return on the exchange of such Augusta Shares for Hudbay Shares pursuant to the Offer, the Hudbay Shares received in exchange for such Augusta Shares will be deemed to be taxable Canadian property to such Non-Resident Augusta Shareholder.

Non-Resident Augusta Shareholders should consult their own tax advisors with respect to the potential tax consequences to them of exchanging their Augusta Shares for Hudbay Shares pursuant to the Offer having regard to their particular circumstances.

Disposition of Augusta Shares Pursuant to a Compulsory or Compelled Acquisition

As discussed in Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer — Compulsory Acquisition”, and “Acquisition of Augusta Shares Not Deposited Under the Offer — Compelled Acquisition”, the Offeror may, in certain circumstances, acquire or be required to acquire Augusta Shares not deposited pursuant to the Offer pursuant to a Compulsory Acquisition or a Compelled Acquisition.

A Non-Resident Augusta Shareholder whose Augusta Shares do not constitute taxable Canadian property will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Augusta Shares by way of a Compulsory Acquisition or a Compelled Acquisition. Whether an Augusta Share is considered to be taxable Canadian property at the time of a disposition by way of a Compulsory Acquisition or a Compelled Acquisition generally will be determined as described above (see “Augusta Shareholders Not Resident in Canada — Exchange of Augusta Shares Pursuant to the Offer”) except that more stringent rules may be applied where the Augusta Shares cease to be listed on a designated stock exchange, as described below (see “Augusta Shareholders Not Resident in Canada — Potential Delisting”).

The income tax consequences of a disposition of Augusta Shares by a Non-Resident Augusta Shareholder whose Augusta Shares are taxable Canadian property for purposes of the Tax Act generally will be as described above (see “Augusta Shareholders Not-Resident in Canada — Exchange of Augusta Shares Pursuant to the Offer”).

Generally, where interest is paid or credited to a Non-Resident Augusta Shareholder in connection with a Compulsory Acquisition, the Non-Resident Augusta Shareholder will not be subject to Canadian withholding tax on such interest under the Tax Act.

Non-Resident Augusta Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Augusta Shares acquired pursuant to a Compulsory Acquisition or a Compelled Acquisition.

Disposition of Augusta Shares Pursuant to a Subsequent Acquisition Transaction or Other Alternatives

As described in Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer — Subsequent Acquisition Transaction” and “Acquisition of Augusta Shares Not Deposited Under the Offer — Other Alternatives”, if the Offeror does not acquire all of the Augusta Shares pursuant to the Offer or by means of a Compulsory Acquisition or a Compelled Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Augusta Shares.

The income tax treatment to a Non-Resident Augusta Shareholder of a Subsequent Acquisition Transaction or other alternative will depend upon the exact manner in which the alternative transaction is carried out and the consideration offered. It is not possible to comment as to the tax treatment of such an alternative transaction until the form of such transaction is determined. However, the income tax consequences of such an alternative transaction may differ from those arising on the disposition of Augusta Shares under the Offer and will depend on the particular form and circumstances of the transaction.

Depending on the form of the alternative transaction, a Non-Resident Shareholder may realize a capital gain (or loss) and/or be deemed to receive a dividend. Whether or not a Non-Resident Augusta Shareholder would be subject to tax under the Tax Act on any such capital gain generally would depend on whether the Augusta Shares are “taxable Canadian property” of the Non-Resident Augusta Shareholder for the purposes of the Tax Act at the time of the disposition and whether the Non-Resident Augusta Shareholder is entitled to relief under an applicable tax treaty or convention.

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Augusta Shareholder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction pursuant to an applicable income tax treaty or convention. For example, under the Canada-United States Tax Convention (1980), as amended (the “Convention”), where dividends are paid to or derived by a Non-Resident Augusta Shareholder who is a U.S. resident for the purpose of, and who is entitled to the benefits in accordance with the provisions of, the Convention, the applicable rate of Canadian withholding tax generally is reduced to 15%.

Generally, where interest is paid or credited to a Non-Resident Augusta Shareholder in connection with a Subsequent Acquisition Transaction or other alternative, the Non-Resident Augusta Shareholder will not be subject to Canadian withholding tax on such interest under the Tax Act.

No opinion is expressed herein as to the income tax consequences of any such alternative transaction to a Non-Resident Augusta Shareholder.

Non-Resident Augusta Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Augusta Shares acquired pursuant to a Subsequent Acquisition Transaction or other alternative.

Potential Delisting

As described in Section 19 of the Circular, “Effect of the Offer on the Market for and Listing of Augusta Shares and Status as a Reporting Issuer”, the Augusta Shares may cease to be listed on the TSX, NYSE MKT and FWB (or another designated stock exchange) following the completion of the Offer and may not be listed on the TSX, the NYSE MKT or FWB (or another designated stock exchange) at the time of their disposition pursuant to a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction.

Non-Resident Augusta Shareholders who do not dispose of their Augusta Shares pursuant to the Offer are cautioned that Augusta Shares that are not listed on a designated stock exchange at the time of their disposition will be considered taxable Canadian property of the Non-Resident Augusta Shareholder if, at any time within the 60-month period immediately preceding the disposition, more than 50% of the fair market value of the Augusta Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, as defined in the Tax Act, “timber resource properties”, as defined in the Tax Act, and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Augusta Shares may be deemed to be taxable Canadian property.

If the Augusta Shares are taxable Canadian property of the Non-Resident Augusta Shareholder at the time of their disposition, and are not treaty-protected property of the Non-Resident Augusta Shareholder for purposes of the Tax Act, the Non-Resident Augusta Shareholder may be subject to tax under the Tax Act in respect of any capital gain realized on a disposition other than pursuant to the Offer. Furthermore, if the Augusta Shares are not listed on a recognized stock exchange (which currently includes the TSX, NYSE MKT and FWB) at the time of their disposition and are not treaty-protected property of the Non-Resident Augusta Shareholder for purposes of the Tax Act, the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Augusta Shareholder with the result that, among other things, unless the Offeror has received a clearance certificate issued pursuant to section 116 of the Tax Act relating to the disposition of a Non-Resident Augusta Shareholder’s Augusta Shares, the Offeror may deduct or withhold 25% from any payment made to the Non-Resident Augusta Shareholder and will remit such amount to the Receiver General of Canada on account of the Non-Resident Augusta Shareholder’s liability for tax under the Tax Act.

Non-Resident Augusta Shareholders should consult their own tax advisors with respect to the potential tax consequences to them of not disposing of their Augusta Shares under the Offer and of any potential delisting of the Augusta Shares.

Taxation of Dividends on and the Disposition of Hudbay Shares

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Augusta Shareholder on Hudbay Shares will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding tax to which the Non-Resident Augusta Shareholder is entitled under any applicable tax treaty or convention that is in force at the time of the payment, credit or deemed payment or credit of such dividends. For example, under the Convention, where dividends are paid to or derived by a Non-Resident Augusta Shareholder who is a U.S. resident for the purpose of, and who is entitled to the benefits in accordance with the provisions of, the Convention, the applicable rate of Canadian withholding tax generally is reduced to 15%.

The disposition or deemed disposition of Hudbay Shares by a Non-Resident Augusta Shareholder (other than to the Offeror) will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition or deemed disposition of Hudbay Shares unless such shares constitute taxable Canadian property other than treaty-protected property. The circumstances in which Hudbay Shares may constitute taxable Canadian property and the implications to a Non-Resident Augusta Shareholder of Hudbay Shares constituting taxable Canadian property will generally be the same as discussed above in “Augusta Shareholders Not Resident in Canada — Disposition of Augusta Shares Pursuant to the Offer”.

21.                               U.S. Federal Income Tax Considerations

The following discussion, subject to the limitations and conditions set forth herein, addresses certain anticipated U.S. federal income tax consequences of exchanging Augusta Shares for Hudbay Shares pursuant to the Offer. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, administrative rulings of the IRS and judicial decisions of the U.S. courts, in each case as in effect on the date hereof. Changes in the laws may alter the U.S. federal income tax treatment discussed in this summary, possibly with retroactive effect.

This discussion is general in nature and does not address the effects of any state or local taxes, or the tax consequences in jurisdictions other than the United States. In addition, this discussion does not address any U.S. federal tax consequences other than U.S. federal income tax consequences, such as the estate and gift tax, the alternative minimum tax or the Medicare tax on net investment income. This discussion is only applicable to U.S. Holders (as defined below) that receive Hudbay Shares in exchange for Augusta Shares pursuant to the Offer or that receive cash for Augusta Shares as a result of the exercise of dissent rights, and that hold Augusta Shares or Hudbay Shares, as applicable, as “capital assets” (generally for investment purposes) and, in addition, does not address all U.S. federal income tax consequences that may be relevant to the particular circumstances of a holder of Augusta Shares or Hudbay Shares, including the consequences to any Holder of a transaction other than the Offer in which it participates to acquire Augusta Shares in order to participate in the Offer, nor to a holder of Augusta Shares or Hudbay Shares subject to special treatment under U.S. federal income tax law, including, but not limited to:

•                  a person that will own 5% or more (by voting power or value, taking into account certain attribution rules) of the issued and outstanding Hudbay Shares;

•                  a broker, dealer or trader in securities or currencies;

•                  a bank, mutual fund, life insurance company or other financial institution;

•                  a tax-exempt organization;

•                  a real estate investment trust or regulated investment company;

•                  a qualified retirement plan or individual retirement account;

•                  a person who acquired its Augusta Shares in a compensatory transaction;

•                  a person that holds or will hold its Augusta Shares or Hudbay Shares as part of a straddle, hedge, wash sale, synthetic security, conversion transaction, constructive sale or other integrated transaction for tax purposes;

•                  a Non-U.S. Holder (as defined below) who is or has previously been engaged in the conduct of a trade or business in the U.S. or who has ceased to be a U.S. citizen or to be taxed as a U.S. resident alien; or

•                  a U.S. Holder whose functional currency for tax purposes is not the U.S. dollar.

It is assumed for purposes of this summary that each of the Offeror and Augusta is not, has not at any time been and will not, after the exchange, be a “controlled foreign corporation”, as defined in Section 957(a) of the Code.

Augusta Shareholders are urged to consult their own tax advisors regarding the tax consequences of the exchange of Augusta Shares for Hudbay Shares, and the ownership and disposition of Hudbay Shares in light of their particular circumstances, as well as the tax consequences under state, local and non-United States tax law and the possible effects of changes in tax law.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of an Augusta Share or Hudbay Share, as the case may be, who is, for U.S. federal income tax purposes:

•                  an individual citizen or resident of the United States;

•                  a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust (X) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

“Non-U.S. Holder” means any person who owns Augusta Shares or Hudbay Shares, as the case may be, and who is not a U.S. Holder or a partnership.

If a partnership or other “pass-through” entity holds Augusta Shares, the tax treatment of an owner of such “pass-through” entity generally will depend upon the status of such owner and upon the activities of the “pass-through” entity. An owner of a “pass-through” entity holding Augusta Shares should consult such owner’s tax advisor regarding the specific tax consequences of exchanging Augusta Shares pursuant to the Offer.

U.S. Holders

Consequences of Exchanging Augusta Shares for Hudbay Shares Pursuant to the Offer

The U.S. federal income tax consequences of exchanging Augusta Shares for Hudbay Shares pursuant to the Offer will depend on a number of factors. It is possible that the exchange will be considered part of a reorganization within the meaning of Section 368(a) of the Code, and that the Offeror and Augusta will each be treated as a party to the reorganization. Whether or not the exchange will be considered part of a reorganization within the meaning of Section 368(a) of the Code is, however, uncertain because it will depend on facts and circumstances not all of which are currently known, and the following discussion therefore provides a description of the U.S. federal income tax consequences of the alternative consequences of the Offer if it is or is not a reorganization. No ruling from the IRS or opinion of counsel has been or will be sought regarding the tax consequences of the transactions described herein, and the IRS or the courts may disagree with this discussion.

Tax Consequences if the Exchange of Augusta Shares for Hudbay Shares pursuant to the Offer is part of a Reorganization

If the exchange of Augusta Shares for Hudbay Shares pursuant to the Offer is part of a reorganization within the meaning of Section 368(a) of the Code then, subject to the discussion below relating to the possible application of the “passive foreign investment company” (“PFIC”) rules, the following consequences for a U.S. Holder of Augusta Shares will result:

•                  No gain or loss will be recognized upon the receipt of Hudbay Shares in the exchange.

•                  The aggregate tax basis of the Hudbay Shares received by a U.S. Holder of Augusta Shares will equal the aggregate tax basis of the Augusta Shares such holder surrendered in the exchange.

•                  The holding period of the Hudbay Shares received in the exchange will include the U.S. Holder’s holding period in the Augusta Shares surrendered in such exchange.

Notwithstanding the foregoing, if the Offeror is not a PFIC within the meaning of Section 1297 of the Code for the taxable year that includes the date on which the exchange occurs, but Augusta has been a PFIC at any time since a U.S. Holder acquired its shares in Augusta, pursuant to proposed Treasury regulations, a direct or indirect U.S. Holder of Augusta Shares that did not make a timely election with respect to those shares to treat Augusta as a “qualified electing fund” (“QEF”) pursuant to Section 1295 of the Code effective from the start of the U.S. Holder’s holding period for such Augusta Shares, or an election from the inception of its holding period to mark the Augusta Shares to market, will recognize a gain but not a loss in connection with the receipt of Hudbay Shares pursuant to the Offer. The gain will be equal to the difference, if any, between the fair market value of the Hudbay Shares received and the U.S. Holder’s basis in the Augusta Shares surrendered. Any such gain would be treated as gain from the disposition of a PFIC and would be subject to special rules and interest charges described in Section 1291 of the Code and summarized below under the heading “Passive Foreign Investment Company.” A U.S. Holder of Augusta Shares that is subject to the rule described immediately above would have an aggregate tax basis in the Hudbay Shares received pursuant to the Offer equal to the fair market value of those shares and the U.S. Holder’s holding period for those Hudbay Shares will begin on the date following the receipt of the Hudbay Shares. U.S. Holders must report gain from the disposition of a PFIC on IRS form 8621.  As described below under “Passive Foreign Investment Company,” The Offeror does not believe that it will be classified as a PFIC for its current taxable year. In public filings from prior years, Augusta has indicated that it may be a PFIC.  However, no assurances can be provided regarding whether Augusta currently is or has ever been a PFIC or whether the Offeror currently is or will become a PFIC.

Tax Consequences if the Exchange of Augusta Shares for Hudbay Shares Pursuant to the Offer is not part of a Reorganization

If the exchange of Augusta Shares for Hudbay Shares pursuant to the Offer is not part of a reorganization within the meaning of Section 368(a) of the Code, the receipt of Hudbay Shares in exchange for Augusta Shares pursuant to the Offer will be fully taxable for U.S. federal income tax purposes. In such an exchange, a U.S. Holder would recognize gain or loss equal to the difference between (i) the sum of the U.S. dollar fair market value of any Hudbay Shares received and (ii) the U.S. Holder’s adjusted tax basis in the Augusta Shares surrendered. If Augusta is not a PFIC, any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in the Augusta Shares exceeds one year upon the consummation of the exchange pursuant to the Offer. Long-term capital gains of non-corporate U.S. Holders, including individuals, may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If Augusta is a PFIC as to a U.S. Holder, unless the U.S. Holder has made a timely and proper QEF election or if applicable, a mark-to-market election, the amount of U.S. federal income tax on gain recognized by a U.S. Holder upon the consummation of the exchange pursuant to the Offer would be subject to special rules and interest charges described in Section 1291 of the Code and summarized below under the heading “Passive Foreign Investment Company.” However, if the U.S. Holder has made a timely and proper QEF election with respect to its Augusta Shares, then the PFIC rules described above will not apply and the U.S. Holder will be subject to tax on the exchange in the manner described in the immediately preceding paragraph. A U.S. Holder that made a mark-to-market election with respect to its Augusta Shares is not subject to the rules and charges in Section 1291 of the Code but is subject to special rules under the mark-to-market regime that are not further discussed here.  A U.S. Holder should consult its tax advisor regarding the application of the PFIC rules to the exchange.

Tax Consequences of a Receipt of Cash Pursuant to Dissent Rights

A U.S. Holder that receives cash for its Augusta Shares as a result of such holder’s exercise of dissent rights will recognize gain or loss equal to the difference between (i) the sum of the U.S. dollar value of the cash received in connection with the exercise of dissent rights, and (ii) the U.S. Holder’s adjusted tax basis in the Augusta Shares surrendered. If Augusta is not a PFIC as to such U.S. Holder, any such gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in the Augusta Shares exceeds one year. Long-term capital gains of non-corporate U.S. Holders, including individuals, may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Special considerations may apply to a U.S. Holder who receives foreign currency in connection with the exercise of dissent rights. See “Foreign Currency Considerations” below.  If Augusta is a PFIC as to such U.S. Holder, it would be subject to the PFIC rules described above.

Consequences of a Disposition of Augusta Shares Pursuant to a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction

The U.S. federal income tax consequences of disposing of Augusta Shares pursuant to a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction cannot be determined at this time.  Depending on the facts and circumstances, a person that disposes of Augusta Shares pursuant to a Compulsory Acquisition, Compelled Acquisition or Subsequent Acquisition Transaction may be treated as disposing of such shares in a taxable transaction or a transaction treated as a reorganization for U.S. federal income tax purposes. Augusta Shareholders should consult their own tax advisor regarding the U.S. federal income tax consequences of disposing of Augusta Shares in a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction.

Tax Consequences of Owning and Disposing of Hudbay Shares

Distributions on Hudbay Shares

Subject to the discussion under “Passive Foreign Investment Company” below, the gross amount of distributions, if any, payable on Hudbay Shares, including any Canadian taxes withheld, generally will be treated as a foreign source dividend to the extent paid out of current or accumulated earnings and profits, and generally will be “passive category income” for U.S. foreign tax credit purposes. A distribution on Hudbay Shares in excess of current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in such shares and, to the extent in excess of adjusted basis, as capital gain. See “Sale or Other Disposition of Hudbay Shares” below. There can be no assurance that the Offeror will determine its earnings and profits on the basis of U.S. federal income tax principles, and U.S. Holders of Hudbay Shares should assume that distributions will generally be reported to them as a “dividend” for U.S. federal income tax purposes.

Dividends paid to a U.S. Holder that is a corporation will not be eligible for the dividends received deduction generally available to corporations. Dividends paid by a domestic corporation or “qualified foreign corporation” to an individual U.S. Holder are subject to a maximum 20% U.S. federal income tax rate if certain holding period requirements are met. A qualified foreign corporation generally includes a foreign corporation (other than a PFIC) if (i) its shares are readily tradable on an established securities market in the United States or (ii) it is eligible for benefits under a comprehensive U.S. income tax treaty which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program. Hudbay Shares are traded on the NYSE.  In addition, there is currently a tax treaty in effect between the United States and Canada which the Secretary of Treasury has determined is satisfactory for these purposes and the Offeror believes it should be eligible for the benefits of the treaty. Therefore, assuming it is not a PFIC as discussed below, the Offeror believes that it will be a “qualified foreign corporation” for this purpose, although there can be no assurance that it will always qualify and each U.S. Holder should consult its own tax advisor regarding the treatment of dividends received on the Hudbay Shares.

Subject to certain limitations, a U.S. Holder generally will be entitled to a credit against its U.S. federal income tax liability for Canadian income taxes withheld by the Offeror. Alternatively, a U.S. Holder may elect to claim a deduction for such Canadian income taxes in computing its U.S. federal taxable income for a taxable year,  provided that the election shall apply to all foreign income taxes paid or accrued by the U.S. Holder for the taxable year. U.S. Holders that are eligible for benefits under the Canada-United States income tax treaty but who fail to provide the necessary documentation to qualify for benefits under the treaty will not be entitled to a foreign tax credit for the amount of any Canadian taxes withheld in excess of the applicable treaty rate. To the extent a U.S. Holder has claimed a reduced U.S. tax rate on dividends from a “qualified foreign corporation,” this will affect the computation of the foreign tax credit. The calculation of U.S. foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders should, therefore, consult their own tax advisors regarding the application of the U.S. foreign tax credit rules.

Sale or Other Disposition of Hudbay Shares

Subject to the discussion below under “Passive Foreign Investment Company”, a U.S. Holder who sells or otherwise disposes of Hudbay Shares in a taxable disposition will recognize a gain or loss equal to the difference, if any, between the U.S. dollar value of the amount realized on such sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in such shares. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the Hudbay Shares is more than one year at the time of the sale or other disposition. Long-term capital gains of non-corporate U.S. Holders, including individuals, may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any such gain or loss generally will be treated as U.S. source income for U.S. foreign tax credit purposes. Special considerations may apply to a U.S. Holder who receives foreign currency in connection with a sale or other taxable disposition of Hudbay Shares. See “Foreign Currency Considerations” below.

Passive Foreign Investment Company

Special adverse U.S. federal income tax rules apply to U.S. persons owning shares of a PFIC. A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying the relevant look-through rules with respect to the income and assets of subsidiaries, either:

•                  at least 75% of its gross income is “passive income”; or

•                  at least 50% of the gross average quarterly value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities transactions. However, passive income does not include gains arising from “qualified active sales” of commodities.

Based on current estimates of the Offeror’s income, current estimates of the value of its assets, the nature of its business, and taking into account the exceptions to the PFIC rules discussed above, the Offeror does not believe that it will be classified as a PFIC for its current taxable year. However, there can be no assurance in this regard because the application of the relevant rules is complex and the manner in which the exceptions to the PFIC rules should be applied is uncertain and also involves inherently factual determinations that are affected by how the Offeror conducts its business. Additionally, the PFIC determination is made annually and is based on the portion of the Offeror’s assets and income that is characterized as passive under the PFIC rules. Its PFIC status will depend, in part, on the market valuation of its shares, and the value of goodwill, which it cannot control. Moreover, the Offeror’s business plans may change, which may affect the PFIC determination in future years.

If the Offeror is or becomes a PFIC, the tax imposed on any gain realized on a sale or other disposition of its shares and certain “excess distributions” (generally distributions in excess of 125% of the average distributions over a three-year period or, if shorter, the U.S. Holder’s holding period for the shares) will be increased by an interest charge to compensate for tax deferral, and the amount of income tax, before the imposition of the interest charge, will be calculated as if such gain was earned rateably over the period the U.S. Holder held its shares and was subject to U.S. federal income tax at the highest rate applicable to ordinary income for the relevant taxable years, regardless of the tax rate otherwise applicable to the U.S. Holder.

If the Offeror is treated as a PFIC, the rules described in the foregoing paragraph can be mitigated by a U.S. Holder that makes a QEF election. However, there can be no assurance that the Offeror will provide the information a U.S. Holder would need to make a QEF election. Alternatively, a U.S. Holder may make a mark-to-market election for Hudbay Shares if the shares constitute “marketable stock” as defined in the U.S. Treasury regulations. The Hudbay Shares will be “marketable stock” if they are “regularly traded” on a “qualified exchange or other market.” There can be no assurance that the Hudbay Shares will be considered “marketable stock” for this purpose. If a mark-to-market election were made, a U.S. Holder would take into account each year the appreciation or depreciation in value of its Hudbay Shares as if the shares were sold at fair market value at the end of the year. Such appreciation or depreciation generally would be treated as ordinary income or (subject to limitations) ordinary loss. Any gains on an actual disposition of Hudbay Shares would be ordinary income, and any loss up to the amount of prior ordinary income/gain inclusions with respect to the shares will be ordinary loss. If the Offeror is determined to be a PFIC, the interest charge regime described above could be applied to indirect distributions or gains deemed to be attributable to U.S. Holders in respect of any of the Offeror’s subsidiaries that may also be determined to be a PFIC, and there is a significant risk that indirect interests in any subsidiary PFIC will not be covered by this mark-to-market election.

U.S. Holders owning shares of a PFIC are subject to additional information reporting requirements with respect to their shares. U.S. Holders should consult their own tax advisors regarding any additional information reporting that may be required if the Offeror were to be classified as a PFIC.

U.S. Holders should consult their own independent tax advisors regarding the application of the PFIC rules to the Shares and the availability and advisability of making a mark-to-market or QEF election in their particular circumstances.

Foreign Currency Considerations

A U.S. Holder that receives Canadian dollars in connection with the exercise of dissent rights or as a result of a distribution on or a sale or other disposition of Hudbay Shares and converts such Canadian dollars into U.S. dollars on the day the amount is otherwise includible in income for U.S. federal income tax purposes generally will not be required to recognize gain or loss arising from exchange rate fluctuations. A U.S. Holder that receives Canadian dollars and converts them into U.S. dollars subsequent to such day will generally have foreign exchange gain or loss based on any appreciation or depreciation in the value of the Canadian dollar against the U.S. dollar, which generally will be U.S. source ordinary gain or loss.

Non-U.S. Holders

Consequences of Exchanging Augusta Shares for Hudbay Shares or the Receipt of Cash Pursuant to Dissent Rights

Non-U.S. Holders generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Hudbay Shares in exchange for Augusta Shares pursuant to the Offer or upon the receipt of cash for its Augusta Shares as a result of such holder’s exercise of dissent rights. However, a Non-U.S. Holder may recognize gain taxable in the United States if either of the following conditions applies:

•                  such gain is attributable to an office or other fixed place of business in the United States and, if an applicable income tax treaty so provides, such gain is attributable to a permanent establishment or fixed base the Non-U.S. Holder maintains in the United States; or

•                  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other requirements are met.

Sale or Other Disposition of Hudbay Shares

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax as a result of a distribution on or any gain realized upon the sale or other disposition of Hudbay Shares unless one of the two bulleted conditions apply that are described in the section above, “Non-U.S. Holders— Consequences of Exchanging Augusta Shares for Hudbay Shares or the Receipt of Cash Pursuant to Dissent Rights”.

Information Reporting and Backup Withholding

Augusta Shareholders may be subject to information reporting and may be subject to backup withholding, at a 28% rate, on any property received in exchange for Augusta Shares. Distributions on, or the proceeds from a sale or other disposition of, Hudbay Shares paid within the United States or through certain U.S.-related financial intermediaries to a holder may be subject to information reporting and may be subject to backup withholding unless the holder (i) is an exempt recipient or (ii) in the case of backup withholding (but not information reporting), provides an accurate taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information.

Individual U.S. Holders may be required to report information to the IRS with respect to their investment in Hudbay Shares unless certain requirements are met. U.S. Holders who fail to report required information could become subject to substantial penalties. U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of this new legislation on their investment in Hudbay Shares.

22.                               Documents Incorporated by Reference

The following documents of the Offeror, filed with the various provincial securities commissions or similar authorities in Canada, are specifically incorporated by reference in, and form an integral part of, the Offer and Circular:

(a)                                 the annual information form dated March 27, 2013 for the year ended December 31, 2012;

(b)                                 the audited consolidated financial statements for the years ended December 31, 2012 and 2011 and notes and the auditor’s report in respect thereof, together with the credit supporter disclosure filed concurrently therewith;

(c)                                  management’s discussion and analysis of results of operations and financial condition for the year ended December 31, 2012;

(d)                                 the notice of annual and special meeting of shareholders and management information circular dated April 5, 2013 in respect of the annual and special meeting of shareholders of the Offeror held on May 10, 2013;

(e)                                  the material change report filed on June 20, 2013 filed in connection with the announcement of the offering of an additional US$150 million aggregate principal amount of the Company’s 9.50% senior unsecured notes and the closing of such offering;

(f)                                   the unaudited condensed consolidated interim financial statements for the three and nine months ended September 30, 2013 and notes related thereto, together with the credit supporter disclosure filed concurrently therewith;

(g)                                  management’s discussion and analysis of results of operations and financial condition for the three and nine months ended September 30, 2013;

(h)                                 the material change report dated November 13, 2013 filed in connection with the announcement of the entering into of an amended and restated precious metals purchase agreement with an affiliate of Silver Wheaton Corp.;

(i)                                     the material change report dated December 10, 2013 filed in connection with the announcement of the offering of the December 2013 Notes;

(j)                                    the press release dated January 8, 2014 in respect of the Offeror’s 2014 production guidance and capital and exploration expenditure forecasts; and

(k)                                 the material change report dated January 16, 2014 filed in connection with the Equity Offering.

Any statement contained in this Offer and Circular or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Offer and Circular, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer and Circular. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

All documents of the type referred to above (excluding confidential material change reports) and any other financial information or business acquisition reports subsequently filed by the Offeror with any securities commission or similar regulatory authority in Canada or the United States on or after the date of the Offer and Circular and prior to the Expiry Time shall be deemed to be incorporated by reference into the Offer and Circular.

Information has been incorporated by reference in the Offer and Circular from documents filed with the Canadian securities regulatory authorities. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice-President, Legal and Corporate Secretary of the Offeror at Suite 25 York Street, Suite 800, Toronto, Ontario M5J 2V5 and (telephone (416) 362-8181) and are also available electronically on SEDAR and EDGAR at www.sedar.com and www.sec.gov.

23.                               Risk Factors

Risk Factors Related to the Offer

Augusta Shareholders should carefully consider the following risk factors related to the Offer. In addition to the risks related to the Offeror set out below and in the documents incorporated by reference in the Offer and Circular (including risks associated with the Hudbay Shares), the successful completion of the acquisition by the Offeror of all of the Augusta Shares is subject to certain risks, including as set forth below. Such risks may not be the only risks facing the Offeror. Additional risks and uncertainties not presently known may also materially and adversely affect the business, operations, financial condition or prospects of the Offeror.

The Hudbay Shares issued in connection with the Offer may have a market value different than expected.

The Offeror is offering to purchase Augusta Shares on the basis of 0.315 of a Hudbay Share for each Augusta Share, subject to adjustment. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Hudbay Shares, the market values of the Hudbay Shares and the Augusta Shares at the time of the take-up of Augusta Shares under the Offer may vary significantly from the values at the date of the Offer and Circular or the date that Augusta Shareholders tender their Augusta Shares. If the market price of Hudbay Shares declines, the value of the consideration received by Augusta Shareholders will decline as well. Variations in the market price of Hudbay Shares may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of the Offeror, market assessments of the likelihood the Offer will be consummated, regulatory considerations, general market and economic conditions, commodity price changes and other factors over which the Offeror has no control.

The development of the Rosemont Project may not occur as planned.

The Offer has been made with the expectation that its successful completion will result in increased copper and precious metals production and enhanced growth opportunities for the combined company. These anticipated benefits will primarily depend on whether and when the Rosemont Project receives the permits required to commence construction and operate the mine. While the Offeror believes the permits will be granted, there may be a delay in their issuance and once the permits are issued they may be challenged which could cause further delays. In addition, most operational, strategic and staffing decisions with respect to the Rosemont Project have not yet been made. These decisions and the ability to successfully bring the Rosemont Project into production will present challenges to management, including possible unanticipated costs and liabilities, the possibility that the Offeror will not be able to retain key employees, officers and contractors of Augusta, the ability to complete construction and related infrastructure in a timely manner, changes in the legal and regulatory environment, currency fluctuations, industrial disputes and community relations, unavailability of parts, machinery or operators and other personnel, delays in the delivery of major process plant equipment, unforeseen natural events, and political, social and other factors. Factors such as changes to technical specifications, failure to enter into agreements with contractors or suppliers in a timely manner, and shortage of capital, may also delay the completion of construction or commencement of production or require the expenditure of additional funds. Many major mining projects constructed in the last several years, or under construction currently, have experienced cost overruns that substantially exceeded the capital cost estimated during the basic engineering phase of those projects, and it is possible that cost overruns could occur during the construction of the Rosemont Project.

If the Offer is completed, the market for Augusta Shares may be adversely effected, Augusta Shares may be delisted and Augusta may cease to be a reporting company.

The purchase of any Augusta Shares by the Offeror pursuant to the Offer will reduce the number of Augusta Shares that might otherwise trade publicly, as well as the number of Augusta Shareholders, and, depending on the number of Augusta Shareholders participating in the Offer and the number of Augusta Shares deposited by such Augusta shareholders, successful completion of the Offer would likely adversely affect the liquidity and market value of the remaining Augusta Shares held by the public. After the purchase of the Augusta Shares under the Offer, the Offeror may be able to cause Augusta to eliminate any applicable public reporting requirements under applicable securities Laws in any province or territory of Canada or any other jurisdiction in which it has an insignificant number of shareholders. The rules and regulations of the TSX, NYSE MKT and FWB establish certain criteria that, if not met, could lead to the delisting of the Augusta Shares from such exchanges. If available, the Offeror intends to cause Augusta to apply to delist the Augusta Shares from the TSX, NYSE MKT and the FWB as soon as practicable after the completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction.

The issuance of Hudbay Shares as consideration under the Offer could adversely affect the market price of Hudbay Shares after the take up of Augusta Shares under the Offer.

If all of the Augusta Shares are tendered to the Offer, 41,921,758 additional Hudbay Shares will be available for trading in the public market (assuming the exercise of only the in-the-money Convertible Securities). The overall increase in the number of Hudbay Shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Hudbay Shares. The perceived risk of substantial sales of Hudbay Shares, as well as any actual sales of such Hudbay Shares in the public market, could adversely affect the market price of the Hudbay Shares.

The acquisition of Augusta might not be successfully completed without the possibility of Augusta Shareholders exercising dissent and appraisal rights in connection with a Compulsory Acquisition or a Subsequent Acquisition Transaction.

In order for the Offeror to acquire all of the issued and outstanding Augusta Shares, it will likely be necessary, following consummation of the Offer, to effect a Compulsory Acquisition or Subsequent Acquisition Transaction. A Compulsory Acquisition or Subsequent Acquisition Transaction may result in Augusta Shareholders having the right to dissent and demand payment of the fair value of their Augusta Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Augusta Shareholders for their Augusta Shares that is different from the consideration to be paid pursuant to the Offer. There is no assurance that a Compulsory Acquisition or Subsequent Acquisition Transaction can be completed without Augusta Shareholders exercising dissent rights in respect of a substantial number of Augusta Shares, which could result in the requirement to make a substantial cash payment that could have an adverse effect on the Offeror’s financial position and liquidity.

Following the completion of the Offer and prior to the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the trading liquidity for Augusta Shares not deposited under the Offer may be reduced, which might affect the price of the Augusta Shares and the ability of an Augusta Shareholder to dispose of its Augusta Shares.

If the Offer is successful, the liquidity and market value of the remaining Augusta Shares held by the public could be adversely affected by the fact that they will be held by a smaller number of holders. Depending upon the number of Augusta Shares acquired pursuant to the Offer, following the completion of the Offer the Augusta Shares may no longer meet the TSX requirements for continued listing. Additionally, to the extent permitted under applicable Laws, stock exchange regulations and other obligations of Augusta, the Offeror intends to seek to cause the delisting of the Augusta Shares on the TSX. If the TSX delists the Augusta Shares, the market for the Augusta Shares could be adversely affected. Although it is possible that the Augusta Shares could be traded on other securities exchanges or in the over-the-counter market, and the price quotations would be reported by such exchanges or by other sources, there can be no assurance that any such trading or quotations will occur. In addition, the extent of the public market for the Augusta Shares and the availability of such quotations would depend upon the number of holders and/or the aggregate market value of the Augusta Shares remaining at such time and the interest in maintaining a market in the Augusta Shares on the part of securities firms. If the Augusta Shares are delisted and Augusta ceases to be a “public corporation” for the purposes of the Tax Act, Augusta Shares would cease to be qualified investments for TFSAs and trusts governed by RRSPs, registered education savings plans, RRIFs or deferred profit sharing plans. Delisting can also have adverse tax consequences to Non-Resident Augusta Shareholders, as described in Section 20 of the Circular, “Principal Canadian Federal Income Tax Considerations”.

After consummation of the Offer, Augusta could be a majority-owned subsidiary of the Offeror and the Offeror’s interest could differ from that of the remaining minority Augusta Shareholders.

After consummation of the Offer (which may result in the Offeror holding less than 100% of the issued and outstanding Augusta Shares), the Offeror would have the ability to elect the directors of Augusta, appoint new management and approve certain actions requiring the approval of Augusta Shareholders, including, in the event the Offeror acquires at least 66 2/3% of the issued and outstanding Augusta Shares, adopting certain amendments to Augusta’s constating documents and approving mergers or sales of Augusta’s assets. In particular, after the consummation of the Offer, the Offeror intends to exercise its statutory right, if available, to acquire all of the Augusta Shares not deposited under the Offer or, if such statutory right of acquisition is not available or the Offeror elects not to pursue such a right of acquisition, to integrate Augusta and the Offeror, by amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction for the purpose of enabling the Offeror or an affiliate to acquire all Augusta Shares not acquired under the Offer. In any of these contexts, the Offeror’s interests with respect to Augusta may differ from, and conflict with, those of any remaining minority Augusta Shareholders.

The Offeror has not verified the reliability of the information regarding Augusta included in, or which may have been omitted from, the Offer and Circular.

All information regarding Augusta contained in the Offer and Circular, including Augusta financial information and all pro forma financial information reflecting the pro forma effects of a combination of Augusta and the Offeror that are derived in part from Augusta’s financial information, has been derived from Augusta’s public disclosure. Although the Offeror has no reason to doubt the accuracy or completeness of Augusta’s public disclosure, any inaccuracy or material omission in Augusta’s public disclosure, including the information about or relating to Augusta and its business, prospects, condition (financial or otherwise) and assets contained in the Offer and Circular, could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies or adversely affect the operational plans or prospects of the two companies and its results of operations and financial condition.

Change of control provisions in Augusta’s agreements triggered upon the acquisition of Augusta may lead to adverse consequences.

Augusta may be a party to agreements (including in respect of its debt obligations) that contain change of control provisions that may be triggered following completion of the Offer, since the Offeror will hold Augusta Shares representing a majority of the voting rights of Augusta. The operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following consummation of the Offer or adversely affect Augusta’s results of operations and financial condition. Unless these change of control provisions are waived by the other party to any such agreements, the operation of any of these provisions could adversely affect the results of operations and financial condition of the combined company.

The Offer is conditional upon, among other things, the receipt of consents and approvals from governments and regulatory authorities that could delay completion of the Offer or impose conditions that could result in an adverse effect on the business or financial condition of the Offeror.

The Offer is conditional upon, among other things, the Offeror having obtained all government or regulatory consents, authorizations, waivers, permits, reviews, orders, rulings, decisions, approvals, exemptions and the expiration of any applicable waiting periods (including but not limited to those of any stock exchange or other securities regulatory authorities and in respect of the HSR Act) that are necessary or desirable to complete the Offer and the acquisition of Augusta Shares and to issue and list on the TSX and NYSE the Hudbay Shares issued pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction. A substantial delay in obtaining satisfactory approvals or the imposition of unfavourable terms or conditions in the approvals could have an adverse effect on the business, financial condition or results of operations of the Offeror.

Risk Factors Related to the Offeror

Development of Key Projects

Significant amounts of capital will be required to bring each of the Offeror’s Lalor and Constancia projects to full production. The Offeror’s capital and operating costs for such projects may be affected by a variety of factors, including project scope changes, local currency appreciation and general cost escalation common to mining projects globally. While the Offeror believes that it will have sufficient liquidity to satisfy spending requirements to complete its key capital projects and meet its debt service obligations (including obligations under the Offeror’s 9.50% senior unsecured notes and the equipment financing facility with Cat Financial, once that facility is drawn), to the extent that capital costs are higher than currently forecast, metals prices decline materially from current levels or the Offeror has other unanticipated demands on its liquidity, it may need to raise additional financing to complete its capital projects or seek other sources of liquidity or pursue other corporate initiatives. Given current economic circumstances and other factors, there can be no certainty that sufficient financing or other transactions will be available on acceptable terms. If such financing or transactions are not available, the Offeror may not be able to fund the development of one or both of the Constancia and Lalor projects.

Tax Refunds

The Offeror expects to receive substantial cash refunds in the next twelve months of previously paid income and value added taxes from the Canadian and Peruvian governments, respectively. Although the Offeror believes it is following the appropriate processes to obtain the refunds, there is no assurance that those refunds will be received on a timely basis.

Substantial Indebtedness

The Offeror has a significant amount of indebtedness. As of September 30, 2013, after giving effect to the offering of the December 2013 Notes, the Offeror’s total debt was approximately US$750 million (consisting of its 9.50% senior unsecured notes). In addition, the Offeror expects to incur additional indebtedness pursuant to the equipment financing facility it has entered into with Cat Financial. The equipment financing facility will be used to finance the purchase of up to approximately US$130 million of mobile equipment for the Constancia project. The Offeror may also incur indebtedness under its credit facilities and would assume the indebtedness of Augusta in the event the Offer is successful.

Subject to the limits contained in the indenture governing the Offeror’s senior unsecured notes and any limits under the Offeror’s other debt instruments existing from time to time, the Offeror may be able to incur substantial additional debt (including an offtake related financing in Peru) to finance working capital, capital expenditures, investments or acquisitions or for other purposes. If the Offeror does so, the risks related to its high level of indebtedness could intensify. Specifically, the Offeror’s substantial level of indebtedness could have important consequences, including:

•                       limiting the Offeror’s ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•                       requiring a substantial portion of the Offeror’s cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•                       increasing the Offeror’s vulnerability to general adverse economic and industry conditions;

•                       exposing the Offeror to the risk of increased interest rates as certain of the Offeror’s borrowings are at variable rates of interest;

•                       limiting the Offeror’s flexibility in planning for and reacting to changes in the industry in which it competes;

•                       placing the Offeror at a disadvantage compared to other, less leveraged competitors; and

•                       increasing the Offeror’s cost of borrowing.

Aboriginal Rights and Title

Claimed rights of aboriginal peoples, including the Mathias Colomb Cree Nation (the “MCCN”), may affect the Offeror’s ability to explore or develop its mineral properties or conduct operations. For example, in January and March of 2013, members of the MCCN staged two separate blockades that impeded access to the Offeror’s Lalor project for part of a business day. After the two blockades, the Offeror successfully applied to the Manitoba Court of Queen’s Bench for an interlocutory injunction to prevent any further blockades at its Manitoba operations. The Court’s decision in respect of the injunction at the Lalor project was recently upheld by the Manitoba Court of Appeal. While the Court of Appeal’s decision removed the injunction’s application to the Offeror’s Reed project, it left open the possibility of extending the injunction to the Reed project should similar blockades occur in the future. There can be no assurance that other disruptions will not be initiated, which initiatives may affect the Offeror’s ability to explore and develop its properties and conduct its operations.

Community Relations

The Offeror’s relationships and reputation, generally and particularly with the communities in which it operates and other stakeholders, are critical to the future success of its existing operations and the construction and development of its projects, including the Constancia project in Peru and its ability to explore and develop additional properties. There is an increasing level of public concern relating to the perceived effect of mining activities on the environment and on communities impacted by those activities. Publicity adverse to the Offeror, the Offeror’s operations, or extractive industries generally, including as a result of anti-mining protests in Peru, could have an adverse effect on it and may impact its reputation and relationships with the communities in which it operates, including the communities surrounding the Constancia project, and other stakeholders. For example, while the Offeror has entered into life of mine agreements with two local communities directly affected by the Constancia project, there can be no assurance that disputes will not arise with such communities or other communities in the area or that it will be able to secure the agreements required to ensure it has the necessary surface rights to successfully complete the project and construct the power transmission line for the Constancia project. There is the risk that relations with local communities may be strained by real or perceived detrimental effects associated with its activities or those of other mining companies and that those strains may impact its ability to enforce these agreements or obtain necessary permits and approvals to develop and operate the Constancia project. While the Offeror is committed to operating in a socially responsible manner, there can be no assurance that its efforts, in this respect, will mitigate this potential risk.

Hedging Transactions

During August and September 2013, the Offeror entered into copper and zinc hedging transactions intended to manage the risk of adverse changes to operating cash flow as it approaches the expected completion of the Lalor and Constancia projects in the second half of 2014. In copper, the Offeror has entered into costless collar transactions on approximately 69 million pounds of copper for the period of October 2013 through December 2014, inclusive, at an average floor price of US$3.00/lb and an average cap price of US$3.46/lb. In zinc, it has entered into costless collar transactions on approximately 103 million pounds of zinc for the period of October 2013 through December 2014, inclusive, at an average floor price of US$0.80/lb and an average cap price of US$0.97/lb. The collar transactions are cash-settled financial derivatives with the floor price being at the Offeror’s option and the cap price at the counter-party’s option, whereby if the average price in a given month is less than the floor price, the Offeror will receive the difference between the average price and the floor price multiplied by the notional volume for the month. Conversely, if the average price in a given month is higher than the cap price, the Offeror will pay the difference between the average price and the cap price multiplied by the notional volume for the month.

24.                               Accounting Treatment

The Offeror will account for the acquisition of Augusta Shares under the acquisition method of accounting for business combinations. In determining the acquirer for accounting purposes, Hudbay considered the factors required under IFRS 3, Business Combinations, and determined that the Offeror will be considered the acquirer of Augusta.

25.                               Statutory Rights

Securities legislation in the provinces and territories of Canada provides security holders of Augusta with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

26.                               Financial Advisor, Dealer Managers and Soliciting Dealer Group

The Offeror has retained BMO Nesbitt Burns Inc. and GMP Securities L.P. to act as its financial advisors in connection with the Offer and to serve as the Dealer Manager for the Offer in Canada, and has retained BMO Capital Markets Corp. and Griffiths McBurney Corp. to serve as the Dealer Manager for the Offer in the United States. BMO Nesbitt Burns Inc. and GMP Securities L.P. will receive compensation for providing such financial advisory services. The Offeror will reimburse BMO Nesbitt Burns Inc., GMP Securities L.P., BMO Capital Markets Corp. and Griffiths McBurney Corp. for their reasonable out of pocket expenses and has agreed to indemnify each against certain liabilities and expenses in connection with the Offer.

The Dealer Managers may form a soliciting dealer group comprised of members of The Investment Dealers Association of Canada and members of Canadian stock exchanges (a “Soliciting Dealer Group” each, a “Soliciting Dealer”) to solicit acceptances of the Offer from persons resident in Canada. In that event, the Offeror will pay typical solicitation dealer fees in connection with the tender of Augusta Shares to the Offer.

If the Dealer Managers form a Soliciting Dealer Group, the Offeror has agreed to pay each Soliciting Dealer whose name appears in the appropriate space in the Letter of Transmittal accompanying a deposit of Common Shares a fee of $0.0175 for each Augusta Share deposited by or on behalf of a beneficial owner of Augusta Shares taken up by the Offeror pursuant to the Offer. The aggregate amount payable to a Soliciting Dealer with respect to any single beneficial owner will not be less than $50 or more than $1,500 per Soliciting Dealer whose name appears in the Letter of Transmittal, provided that a fee shall only be paid in respect of any beneficial owner of Augusta Shares where the number of shares deposited is greater than or equal to 2,000 Augusta Shares. If the name of a Soliciting Dealer is not included in the Letter of Transmittal, the fee will be paid to the Dealer Manager. Where Augusta Shares deposited and registered in a single name are beneficially owned by more than one person, the $50 minimum and $1,500 maximum amounts shall be applied separately in respect of each beneficial owner, provided that such beneficial owner owns at least 2,000 Common Shares. The Offeror may require the Soliciting Dealers to furnish evidence of beneficial ownership satisfactory to the Offeror before payment of fees.

Please send any solicitation fees requests to the Information Agent no later than 30 business days after the Expiry Time.

Depositing Augusta Shareholders will not be obligated to pay any fee or commission if they accept the Offer by using the services of the Dealer Managers or a Soliciting Dealer. Augusta Shareholders should contact the Depositary, the Information Agent, their investment advisor, stockbroker, bank, trust company or other nominee for assistance in accepting the Offer and depositing their Augusta Shares with the Depositary.

Except as set out in the Offer and Circular, the Offeror has not agreed to pay any fees or commission to any stockbroker, dealer or other person for soliciting tenders of Augusta Shares under the Offer; provided that the Offeror may make other arrangements with additional soliciting dealers, Dealer Managers or information agents, either within or outside of Canada for customary compensation during the Offer if it considers it appropriate to do so.

27.                               Depositary

The Offeror has retained Equity Financial Trust Company to act as Depositary for the Offer. The Depositary (i) will receive deposits of certificates and DRS Advice(s) representing Augusta Shares and accompanying Letters of Transmittal at the offices specified in the Letters of Transmittal, (ii) will receive Notices of Guaranteed Delivery at the offices specified in the Notices of Guaranteed Delivery, (iii) will be responsible for giving certain notices, if required, and disbursing payment for Augusta Shares purchased by the Offeror under the Offer, and (iv) will assist with Augusta Shareholder identification and communication in respect of the Offer. The Depositary will receive reasonable and customary compensation from the Offeror for its services in connection with its role as depositary and information agent for the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under applicable securities laws.

28.                               Information Agent

The Offeror has retained the Information Agent as its agent in connection with the Offer.

29.                               Legal Matters

Legal matters on behalf of the Offeror will be passed upon by Goodmans LLP, counsel to the Offeror. The opinion contained under Section 20 of the Circular, “Principal Canadian Federal Income Tax Considerations” has been provided by Goodmans LLP. The Offeror is also being advised in respect of certain matters concerning the Offer by Milbank, Tweed, Hadley & McCloy LLP, United States counsel to the Offeror. As at the date hereof, the partners and associates Goodmans LLP, as a group, beneficially own, directly or indirectly, less than 1% of any class of the Offeror’s issued and outstanding securities.

30.                               Experts

The audited consolidated financial statements for the years ended December 31, 2012 and 2011, incorporated by reference in this Circular, have been audited by Deloitte LLP, Independent Registered Chartered Accountants, Licensed Public Accountants, as set forth in their report thereon, included therein and incorporated herein by reference given the authority of such firm as experts in accounting and auditing. Deloitte is independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario and is registered with the Public Company Accounting Oversight Board (United States).

The scientific and technical information in respect of the Offeror contained in this Offer and Circular related to the Constancia project has been prepared by or under the supervision of Cashel Meagher, P.Geo., the Offeror’s Vice President, South America Business Unit. The scientific and technical information related to all other sites and projects of the Offeror contained in this Offer and Circular has been prepared by or under the supervision of Robert Carter, P.Eng., our Director, Technical Services. Messrs. Meagher and Carter are Qualified Persons for the purposes of NI 43-101.

31.                               Directors Approval

The contents of the Offer and Circular have been approved and the sending thereof to Augusta Shareholders has been authorized by the Hudbay Board of Directors.

GLOSSARY

The following terms have the meanings set out below in the Offer and Circular, including the section entitled “Summary”, but not including the Schedules:

“2012 Rosemont Feasibility Study” has the meaning given to that term in Section 3 of the Circular, “Background to the Offer”;

“Acquiring Person” has the meaning given to that term Section 6 of the Circular, “Shareholder Rights Plan”;

“Acquisition” means the Offer, a Compulsory Acquisition, a Compelled Acquisition or any Subsequent Acquisition Transaction;

“affiliate” has the meaning given to that term in National Instrument 45-106 — Prospectus and Registration Exemptions, as amended or replaced from time to time;

“Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Augusta Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that the Offeror may enforce such agreement against such participant;

“allowable capital loss” has the meaning given to that term in Section 20 of the Circular, “Principal Canadian Federal Income Tax Considerations - Augusta Shareholders Resident in Canada - Taxation of Capital Gains and Capital Losses”;

“Antitrust Division” means the Antitrust Division of the Department of Justice;

“ARC” has the meaning given to that term in Section 18 of the Circular, “Regulatory Matters — Competition Act (Canada)”;

“ASARCO” means ASARCO LLC;

“associate” has the meaning given to that term in the Securities Act;

“Augusta” means Augusta Resources Inc., a company existing under the laws of Canada;

“Augusta Board of Directors” means the Board of Directors of Augusta;

“Augusta RSU/RS Plan” means Augusta’s restricted share unit and restricted share plan, originally dated June 11, 2009 and most recently approved on June 12, 2012, as amended;

“Augusta Share Option” means outstanding stock options to acquire Augusta Shares under the Augusta Stock Option Plan;

“Augusta Shareholder” means a holder of an Augusta Share;

“Augusta Shares” means the issued and outstanding common shares of Augusta, including any common shares of Augusta issued on the exercise, exchange or commission of any Convertible Securities prior to the Expiry Time, and “Augusta Share” means any one common share of Augusta;

“Augusta Stock Option Plan” means Augusta’s stock option plan, originally dated May 3, 2004 and most recently approved on June 12, 2012, as amended;

“Augusta Voting Shares” has the meaning given to that term in Section 6 of the Circular, “Shareholder Rights Plan”.

“Book-Entry Confirmation” means confirmation of a book-entry transfer of an Augusta Shareholder’s Augusta Shares into the Depository and Information Agent’s account at CDS or DTC, as applicable;

“business day” means any day, other than a Saturday, Sunday or a day on which banking institutions in Toronto, Ontario are authorized or obligated by law to close;

“Cat Financial” means Caterpillar Financial Services Corporation;

“CBCA” means the Canada Business Corporations Act, as amended or replaced from time to time;

“CDS” means CDS Clearing and Depository Services Inc., or its nominee, which at the date hereof is CDS & Co.;

“CDSX” means the CDS online tendering system pursuant to which book-entry transfers may be effected; “CIM” means the Canadian Institute of Mining, Metallurgy and Petroleum;

“Circular” means the circular accompanying and forming part of the Offer;

“Code” means the U.S. Internal Revenue Code of 1986, as amended or replaced from time to time;

“Commissioner” means the Commissioner of Competition appointed under the Competition Act or any person duly authorized to perform duties on behalf of the Commissioner of Competition;

“Compelled Acquisition” has the meaning given to that term in Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer Compelled Acquisition”;

“Competing Permitted Bid” has the meaning given to that term in Section 6 of the Circular, “Shareholder Rights Plan”;

“Competition Act” means the Competition Act (Canada), as amended or replaced from time to time, and the regulations thereunder;

“Competition Act Approval” has the meaning given to that term in Section 18 of the Circular, “Regulatory Matters - Competition Act”;

“Compulsory Acquisition” has the meaning given to that term in Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the - Offer Compulsory Acquisition”;

“Confidentiality Agreement” has the meaning given to that term in Section 3 of the Circular, “Background to the Offer”;

“Convention” has the meaning given to that term in Section 20 of the Circular, “Principal Canadian Federal Income Tax Considerations — Augusta Shareholders Not Resident in Canada — Disposition of Augusta Shares Pursuant to a Subsequent Acquisition Transaction or Other Alternatives”;

“Convertible Securities” means any securities of Augusta exercisable or exchangeable for, convertible into or otherwise conferring a right to acquire, any Augusta Shares, including, any option, warrant or convertible debenture;

“CRA” has the meaning given to that term in Section 20 of the Circular, “Principal Canadian Federal Income Tax Considerations”;

“Dealer Managers” means, in Canada, BMO Nesbitt Burns Inc. and GMP Securities L.P., and in the United States, BMO Capital Markets Corp. and Griffiths McBurney Corp.;

“December 2013 Notes” has the meaning given to that term in Section 9 of the Circular, “Certain Information Concerning the Securities of the Offeror — Consolidated Capitalization”;

“Depositary” means Equity Financial Trust Company;

“Deposited Shares” has the meaning given to that term in Section 3 of the Offer, “Manner of Acceptance- Dividends and Distributions”;

“Dissenting Offeree” has the meaning given to that term in Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer — Compulsory Acquisition”;

“Distributions” has the meaning given to that term in Section 3 of the Offer, “Manner of Acceptance -Dividends and Distributions”;

“DTC” means The Depositary Trust Company or its nominee, which at the date hereof is Cede & Co.;

“EDGAR” means the Electronic Data-Gathering, Analysis, and Retrieval System;

“Eligible Institution” means a Canadian Schedule I chartered bank, a broker or other entity which is a member in good standing of a recognized Medallion program approved by the  Securities Transfer Association, including the Securities Association Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP), acceptable to the Depositary; Members of these programs are usually members of a recognized stock exchange in Canada and/or the United States, members of the Investment  Industry Regulatory Organization of Canada, members of the National Association of Securities Dealers or banks or trust companies in  the United States;

“entities” means, collectively, with respect to either Augusta, the Offeror, the subsidiaries, associates, affiliates or other persons in which Augusta, the Offeror, as the case may be, has a direct or indirect material interest;

“Equity Offering” has the meaning given to that term in Section 9 of the Circular, “Certain Information Concerning the Securities of the Offeror — Consolidated Capitalization”;

“Expanded Loan” has the meaning given to that term in Section 9 of the Circular “Certain Information Concerning Securities of the Offeror — Consolidated capitalization”.

“Expiry Date” means March 19, 2014, or such later date or dates to which the Offer may be extended from time to time by the Offeror in accordance with Section 5 of the Offer, “Extension, Variation or Change of the Offer”;

“Expiry Time” means, in respect of the Offer, 5:00 p.m. (Toronto time) on the Expiry Date;

“Flip-in Event” has the meaning given to that term in Section 6 of the Circular, “Shareholder Rights Plan”;

“forward looking information” has the meaning given to that term under the heading “Cautionary Note Regarding Forward Looking Statements”;

“fully diluted basis” means, with respect to the number of issued and outstanding Augusta Shares at any time, such number of issued and outstanding Augusta Shares calculated assuming that all Convertible Securities of Augusta are converted;

“FWB” means the Frankfurt Deutsche Boerse;

“FTC” means the Federal Trade Commission;

“Governmental Authority” means any (i) multinational, federal, territorial, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau or agency, domestic or foreign, (ii) any stock exchange or over-the-counter marketplace, (iii) any subdivision or authority of any of the foregoing or (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1978, as amended;

“HSR Condition” has the meaning given to that term in Section 18 of the Circular, “Regulatory Matters — HSR Act”;

“Hudbay Board of Directors” means the Board of Directors of the Offeror;

“Hudbay Shares” means the common shares of the Offeror;

“IFRS” has the meaning given to that term under the heading “Additional Notice to United States Shareholders and Other Shareholders Outside of Canada”;

“including” means including without limitation;

“Information Agent” means Kingsdale Shareholder Services Inc., who can be contacted at 1-866-229-8874 toll free in North America or at 1-416-867-2272 outside of North America or by e-mail at contactus@kingsdaleshareholder.com;

“IRS” means the U.S. Internal Revenue Service;

“Laws” means any and all (i) laws (including common law), constitutions, treaties, statues, codes, ordinances, orders, decrees, rules, regulations, by-laws, and principles of law and equity, (ii) judicial, arbitral, administrative, ministerial, departmental or regulatory judgment, orders, decisions, rulings or awards of any Governmental Authority, and (iii) policies, guidelines and protocols of any Governmental Authority, and the term “applicable” with respect to such Laws (including environmental Laws) and in a context that refers to one or more parties, means such Laws as are applicable to such party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the party or parties or its or their business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal printed on YELLOW paper and in the form accompanying the Offer and Circular to be delivered to the Depositary to effect the tender of Augusta Shares by registered Augusta Shareholders pursuant to the Offer;

“Market Price” has the meaning given to that term in Section 6 of the Circular, “Shareholder Rights Plan”;

“Material Adverse Change” means any condition, event, circumstance, change, effect, development, occurrence or state of facts which, when considered either individually or in the aggregate, (i) is, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise), prospects, properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations, results of operations or prospects of Augusta and its subsidiaries, taken as a whole, (ii) could be reasonably expected to reduce the anticipated economic value to the Offeror of the acquisition of the Augusta Shares or make it inadvisable for, or impair the ability of, the Offeror to proceed with the Offer and/or with taking up and paying for Deposited Shares or completing a Compulsory Acquisition or Subsequent Acquisition Transaction or (iii) could, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, be material and adverse to the Offeror or any of its affiliates or which could, prevent, adversely affect or materially delay the Offeror from implementing the Offeror’s plans as described in Section 5 of the Circular, “Purpose of the Offer and the Offeror’s Plans for Augusta”;

“MCCN” means Mathias Colomb Cree Nations;

“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions, as amended or replaced from time to time;

“NI 43-101” means National Instrument 43-101 — Standards of Disclosure for Mineral Projects, as amended or replaced from time to time;

“Non-Resident Augusta Shareholder” has the meaning given to that term in Section 20 of the Circular, “Principal Canadian Federal Income Tax Considerations — Augusta Shareholders Not Resident in Canada”;

“Notes” has the meaning given to that term in Section 10 of the Circular, “Certain Information Concerning Securities of Augusta”.

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery printed on GREEN paper and in the form accompanying the Offer and Circular;

“Notifiable Transaction” has the meaning given to that term in Section 18 of the Circular, “Regulatory Matters — Competition Act (Canada)”;

“NSR” means Net Smelter Return;

“NYSE” has the meaning given to that term on the cover page of the Offer and Circular;

“Offer” means the offer all of the issued and outstanding Augusta Shares made hereby by the Offeror to the Augusta Shareholders, the terms and conditions of which are set forth in the accompanying Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery;

“Offeror” means HudBay Minerals Inc., a company existing under the laws of Canada or a wholly-owned affiliate thereof to which HudBay Minerals Inc. has assigned its rights and obligations to purchase Augusta Shares deposited under the Offer;

“Offeror’s Notice” has the meaning given to that term Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer — Compulsory Acquisition”;

“Permitted Bid” has the meaning given to that term in Section 6 of the Circular, “Shareholder Rights Plan”;

“person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

“PFIC” means a passive foreign investment company for U.S. federal income tax purposes;

“Prior Bid” has the meaning given to that term in Section 6 of the Circular, “Shareholder Rights Plan”;

“Purchased Shares” has the meaning given to that term in Section 3 of the Offer, “Manner of Acceptance — Dividends and Distributions”;

“QEF” has the meaning given to that term in Section 21 of the Circular, “U.S. Federal Income Tax Considerations”;

“Red Kite” means Red Kite Explorer Trust;

“Registration Statement” has the meaning given to that term under “Additional Notice to United States Shareholders and Other Shareholders Outside of Canada”;

“Resident Augusta Shareholder” has the meaning given to that term in Section 20 of the Circular, “Principal Canadian Federal Income Tax Considerations — Augusta Shareholders Resident in Canada”;

“Restricted Shares” means restricted share of Augusta issued pursuant to the Augusta RSU/RS Plan;

“Rosemont Project” has the meaning given to the term under the heading “Augusta” in the Summary;

“Rights Certificates” has the meaning given to that term in Section 6 of the Circular, “Shareholder Rights Plan”;

“RRIFs” means registered retirement income funds;

“RRSPs” means registered retirement savings plans;

“RSUs” means restricted share units of Augusta issued pursuant to the Augusta RSU/RS Plan;

“SEC” means the U.S. Securities and Exchange Commission;

“SEC Industry Guide 7” means the SEC Industry Guide 7 under the U.S. Securities Act and the U.S. Exchange Act;

“Second Request” has the meaning given to that term in Section 18 of the Circular, “Regulatory Matters — HSR Act”;

“Securities Act” means the Securities Act (British Columbia), as amended or replaced from time to time;

“SEDAR” means the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval whose website is www.sedar.com;

“Separation Time” has the meaning given to that term in Section 6 of the Circular, “Shareholder Rights Plan”;

“Shareholder Rights Plan” means the shareholder rights plan agreement dated as of April 19, 2013 between Augusta and the SRP Rights Agent;

“Soliciting Dealer” has the meaning given to that term in Section 26 of the Circular, “Financial Advisor, Dealer Managers and Soliciting Dealer Group”;

“SRP Effective Time” has the meaning given to that term in Section 6 of the Circular, “Shareholder Rights Plan”;

“SRP Exercise Price” has the meaning given to that term in Section 6 of the Circular, “Shareholder Rights Plan”;

“SRP Rights” means the rights issued under the Shareholder Rights Plan;

“SRP Rights Agent” means Computershare Investor Services Inc.;

“Subsequent Acquisition Transaction” has the meaning given to that term in Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer”;

“Subsequent Offering Period” has the meaning given to that term in Section 2 of the Offer, “Time for Acceptance”;

“subsidiary” has the meaning given to that term in National Instrument 45-106 Prospectus and registration Exemptions, as amended or replaced from time to time;

“Supplementary Information Request” has the meaning given to that term in Section 18 of the Circular; “Regulatory Matters — Competition Act (Canada)”;

“Take-Up Date” means a date upon which the Offeror takes up or acquires Augusta Shares pursuant to the Offer. The Offeror reserves the right, to the extent permitted by applicable Law, to have multiple Take-Up Dates;

“Tax Act” means the Income Tax Act (Canada), and the regulations thereunder as amended or replaced from time to time;

“Tax Proposals” has the meaning given to that term in Section 20 of the Circular, “Principal Canadian Federal Income Tax Considerations”;

“taxable capital gain” has the meaning given to that term in Section 20 of the Circular, “Principal Canadian Federal Income Tax Considerations — Augusta Shareholders Resident in Canada —Taxation of Capital Gains and Capital Losses”;

“Tender Offer Statement” has the meaning given to that term under “Additional Notice to United States Shareholders and Other Shareholders Outside of Canada”;

“TFSAs” means tax-free savings accounts;

“TSX” means the Toronto Stock Exchange;

“U.S.” or “United States” means the United States of America, its territories and possessions, States of the United States, and the District of Columbia;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“U.S. Holder” has the meaning given to that term in Section 21 of the Circular, “U.S. Federal Income Tax Considerations”;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Valuation Requirements” has the meaning given to that term in Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer”; and

“Warrants” has the meaning given to that term in Section 10 of the Circular, “Certain Information Concerning Securities of Augusta”.

SCHEDULE A

COMPULSORY AND COMPELLED ACQUISITION PROVISIONS OF SECTION 206 OF THE CBCA

Definitions

206.(1) The definitions in this subsection apply in this Part.

“dissenting offeree” means, where a take-over bid is made for all the shares of a class of shares, a holder of a share of that class who does not accept the take-over bid and includes a subsequent holder of that share who acquires it from the first mentioned holder.

“offer” includes an invitation to make an offer.

“offeree” means a person to whom a take-over bid is made.

“offeree corporation” means a distributing corporation whose shares are the object of a take-over bid.

“offeror” means a person, other than an agent or mandatary, who makes a take-over bid, and includes two or more persons who, directly or indirectly,

(a)                                 make take-over bids jointly or in concert; or

(b)                                 intend to exercise jointly or in concert voting rights attached to shares for which a take-over bid is made.

“share” means a share, with or without voting rights, and includes

(a)                                 a security currently convertible into such a share; and

(b)                                 currently exercisable options and rights to acquire such a share or such a convertible security.

“take-over bid” means an offer made by an offeror to shareholders of a distributing corporation at approximately the same time to acquire all of the shares of a class of issued shares, and includes an offer made by a distributing corporation to repurchase all of the shares of a class of its shares.

Right to acquire

(2)                                 If within one hundred and twenty days after the date of a take-over bid the bid is accepted by the holders of not less than ninety per cent of the shares of any class of shares to which the take-over bid relates, other than shares held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on complying with this section, to acquire the shares held by the dissenting offerees.

Notice

(3)                                 An offeror may acquire shares held by a dissenting offeree by sending by registered mail within sixty days after the date of termination of the take-over bid and in any event within one hundred and eighty days after the date of the take-over bid, an offeror’s notice to each dissenting offeree and to the Director stating that

(a)                                 the offerees holding not less than ninety per cent of the shares to which the bid relates accepted the take-over bid;

(b)                                 the offeror is bound to take up and pay for or has taken up and paid for the shares of the offerees who accepted the take-over bid;

(c)                                  a dissenting offeree is required to elect

(i)                                     to transfer their shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid, or

(ii)                                  to demand payment of the fair value of the shares in accordance with subsections (9) to (18) by notifying the offeror within twenty days after receiving the offeror’s notice;

(d)                                 a dissenting offeree who does not notify the offeror in accordance with subparagraph (5)(b)(ii) is deemed to have elected to transfer the shares to the offeror on the same terms that the offeror acquired the shares from the offerees who accepted the take-over bid; and

(e)                                  a dissenting offeree must send their shares to which the take-over bid relates to the offeree corporation within twenty days after receiving the offeror’s notice.

Notice of adverse claim

(4)                                 Concurrently with sending the offeror’s notice under subsection (3), the offeror shall send to the offeree corporation a notice of adverse claim in accordance with section 78 with respect to each share held by a dissenting offeree.

Share certificate

(5)                                 A dissenting offeree to whom an offeror’s notice is sent under subsection (3) shall, within twenty days after receiving the notice,

(a)                                 send the share certificates of the class of shares to which the take-over bid relates to the offeree corporation; and

(b)                                 elect

(i)                                     to transfer the shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid, or

(ii)                                  to demand payment of the fair value of the shares in accordance with subsections (9) to (18) by notifying the offeror within those twenty days.

Deemed election

(5.1)                       A dissenting offeree who does not notify the offeror in accordance with subparagraph (5)(b)(ii) is deemed to have elected to transfer the shares to the offeror on the same terms on which the offeror acquired the shares from the offerees who accepted the take-over bid.

Payment

(6)                                 Within twenty days after the offeror sends an offeror’s notice under subsection (3), the offeror shall pay or transfer to the offeree corporation the amount of money or other consideration that the offeror would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to accept the take-over bid under subparagraph (5)(b)(i).

Consideration

(7)                                 The offeree corporation is deemed to hold in trust for the dissenting shareholders the money or other consideration it receives under subsection (6), and the offeree corporation shall deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Quebec Deposit Insurance Board, and shall place the other consideration in the custody of a bank or such other body corporate.

When corporation is offeror

(7.1)                       A corporation that is an offeror making a take-over bid to repurchase all of the shares of a class of its shares is deemed to hold in trust for the dissenting shareholders the money and other consideration that it would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to accept the take-over bid under subparagraph (5)(b)(i), and the corporation shall, within twenty days after a notice is sent under subsection (3), deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Quebec Deposit Insurance Board, and shall place the other consideration in the custody of a bank or such other body corporate.

Duty of offeree corporation

(8)                                 Within thirty days after the offeror sends a notice under subsection (3), the offeree corporation shall

(a)                                 if the payment or transfer required by subsection (6) is made, issue to the offeror a share certificate in respect of the shares that were held by dissenting offerees;

(b)                                 give to each dissenting offeree who elects to accept the take-over bid terms under subparagraph (5)(b)(i) and who sends share certificates as required by paragraph (5)(a) the money or other consideration to which the offeree is entitled, disregarding fractional shares, which may be paid for in money; and

(c)                                  if the payment or transfer required by subsection (6) is made and the money or other consideration is deposited as required by subsection (7) or (7.1), send to each dissenting shareholder who has not sent share certificates as required by paragraph (5)(a) a notice stating that

(i)                                     the dissenting shareholder’s shares have been cancelled,

(ii)                                  the offeree corporation or some designated person holds in trust for the dissenting shareholder the money or other consideration to which that shareholder is entitled as payment for or in exchange for the shares, and

(iii)                               the offeree corporation will, subject to subsections (9) to (18), send that money or other consideration to that shareholder without delay after receiving the shares.

Application to court

(9)                                 If a dissenting offeree has elected to demand payment of the fair value of the shares under subparagraph (5)(b)(ii), the offeror may, within twenty days after it has paid the money or transferred the other consideration under subsection (6), apply to a court to fix the fair value of the shares of that dissenting offeree.

Idem

(10)                          If an offeror fails to apply to a court under subsection (9), a dissenting offeree may apply to a court for the same purpose within a further period of twenty days.

Status of dissenter if no court application

(11)                          Where no application is made to a court under subsection (10) within the period set out in that subsection, a dissenting offeree is deemed to have elected to transfer their shares to the offeror on the same terms that the offeror acquired the shares from the offerees who accepted the take-over bid.

Venue

(12)                         An application under subsection (9) or (10) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting offeree resides if the corporation carries on business in that province.

No security for costs

(13)                          A dissenting offeree is not required to give security for costs in an application made under subsection (9) or (10).

Parties

(14)                          On an application under subsection (9) or (10)

(a)                                 all dissenting offerees referred to in subparagraph (5)(b)(ii) whose shares have not been acquired by the offeror shall be joined as parties and are bound by the decision of the court; and

(b)                                 the offeror shall notify each affected dissenting offeree of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Powers of court

(15)                          On an application to a court under subsection (9) or (10), the court may determine whether any other person is a dissenting offeree who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting offerees.

Appraisers

(16)                          A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of a dissenting offeree.

Final order

(17)                          The final order of the court shall be made against the offeror in favour of each dissenting offeree and for the amount for the shares as fixed by the court.

Additional powers

(18)                          In connection with proceedings under this section, a court may make any order it thinks fit and, without limiting the generality of the foregoing, it may

(a)                                 fix the amount of money or other consideration that is required to be held in trust under subsection (7) or (7.1);

(b)                                 order that that money or other consideration be held in trust by a person other than the offeree corporation;

(c)                                  allow a reasonable rate of interest on the amount payable to each dissenting offeree from the date they send or deliver their share certificates under subsection (5) until the date of payment; and

(d)                                 order that any money payable to a shareholder who cannot be found be paid to the Receiver General and subsection 227(3) applies in respect thereof.

Obligation to acquire shares

206.1(1) If a shareholder holding shares of a distributing corporation does not receive an offeror’s notice under subsection 206(3), the shareholder may

(a)                                 within ninety days after the date of termination of the take-over bid, or

(b)                                 if the shareholder did not receive an offer pursuant to the take-over bid, within ninety days after the later of

(i)                                     the date of termination of the take-over bid, and

(ii)                                  the date on which the shareholder learned of the take-over bid, require the offeror to acquire those shares.

Conditions

(2)                                 If a shareholder requires the offeror to acquire shares under subsection (1), the offeror shall acquire the shares on the same terms under which the offeror acquired or will acquire the shares of the offerees who accepted the takeover bid.

SCHEDULE B

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Hudbay Minerals Inc.

Pro Forma Consolidated Financial Statements

(Unaudited)

September 30, 2013

(expressed in thousands of Canadian dollars)

Hudbay Minerals Inc.

Pro Forma Consolidated Balance Sheet

(Unaudited) As at September 30, 2013

(expressed in thousands of Canadian dollars)

	Hudbay $	Augusta $ (Note 1)	Adjustments $	Note 4	Pro forma consolidated $

Assets

Current assets
Cash and cash equivalents	792,487	772	(20,338)	(b), (f)	772,921
Trade and other receivables	120,842	7,366	—		128,208
Inventories	56,360	—	—		56,360
Prepaid expenses and other current assets	60,796	4,085	—		64,881
Other financial assets	175	154	—		329
Taxes receivable	39,884	—	—		39,884

Total current assets	1,070,544	12,377	(20,338)		1,062,583

Receivables	49,587	—	—		49,587
Inventories	6,579	—	—		6,579
Prepaid expenses	624	12,025	—		12,649
Other financial assets	86,786	1,422	(48,192)	(g), (h)	40,016
Intangible assets - computer software	13,278	1,459	—		14,737
Property, plant and equipment	2,359,330	296,657	375,057	(d)	3,031,044
Goodwill	69,138	—	—		69,138
Deferred tax assets	29,800	—	—		29,800

Total assets	3,685,666	323,940	306,527		4,316,133

Liabilities

Current liabilities
Trade and other payables	186,300	5,946	—		192,246
Taxes payable	128	—	—		128
Other liabilities	41,985	2,886	—		44,871
Other financial liabilities	14,275	93,510	—		107,785
Deferred revenue	66,542	—	—		66,542

Total current liabilities	309,230	102,342	—		411,572

Other financial liabilities	23,333	795	—		24,128
Long-term debt	654,827	2,548	—	(c), (e)	657,375
Deferred revenue	475,122	—	—		475,122
Provisions	144,349	—	—		144,349
Pension obligations	34,603	—	—		34,603
Other employee benefits	142,643	—	—		142,643
Deferred tax liabilities	259,775	2,932	148,523	(d)	411,230

Total liabilities	2,043,882	108,617	148,523		2,301,022

Shareholders’ Equity

Share capital (note 5)	1,021,088	227,392	145,209	(a), (f), (j)	1,393,689
Reserves	2,308	28,543	(28,682)	(a), (g), (h), (i)	2,169
Retained earnings (deficit)	620,472	(40,612)	41,477	(a), (b), (h), (j)	621,337

Total equity attributable to controlling shareholders	1,643,868	215,323	158,004		2,017,195

Non-controlling interests	(2,084)	—	—		(2,084)

Total equity	1,641,784	215,323	158,004		2,015,111

Total liabilities and shareholders’ equity	3,685,666	323,940	306,527		4,316,133

The accompanying notes are an integral part of these pro forma consolidated financial statements.

Hudbay Minerals Inc.

Pro Forma Consolidated Statement of Income

(Unaudited) For the nine months ended September 30, 2013

(expressed in thousands of Canadian dollars)

	Hudbay $	Augusta $ (Note 1)	Adjustments $	Note 4	Pro forma consolidated $

Revenue	380,720	—	—		380,720

Cost of sales
Mining operating costs	260,212	—	—		260,212
Depreciation and amortization	54,826	—	—		54,826

	315,038	—	—		315,038

Gross profit (loss)	65,682	—	—		65,682

Selling and administrative expenses	29,919	5,442	—		35,361

Exploration and evaluation	22,082	1,342	—		23,424

Other operating income	(417)	—	—		(417)

Other operating expenses	5,871	—	—		5,871

Results from operating activities (Note 1)	8,227	(6,784)	—		1,443

Finance income	(2,870)	(821)	—		(3,691)

Finance expenses	7,144	71	—		7,215

Other finance losses	26,263	476	—		26,739

	30,537	(274)	—		30,263

Loss before tax	(22,310)	(6,510)	—		(28,820)

Tax expense (recovery)	25,484	(686)	—		24,798

Loss for the period	(47,794)	(5,824)	—		(53,618)

Attributable to
Owners of the Company	(45,854)	(5,824)	—		(51,678)
Non-controlling interests	(1,940)	—	—		(1,940)

Loss for the period	(47,794)	(5,824)	—		(53,618)

Loss per share attributable to owners of the company
Basic and diluted (note 6)	(0.27)				(0.24)

Weighted average shares outstanding (thousands) (note 5)	172,038				211,676

The accompanying notes are an integral part of these pro forma consolidated financial statements.

Hudbay Minerals Inc.

Pro Forma Consolidated Statement of Income

(Unaudited) For the year ended December 31, 2012

(expressed in thousands of Canadian dollars)

	Hudbay $	Augusta $ (Note 1)	Adjustments $	Note 4	Pro forma consolidated $

Revenue	702,550	—	—		702,550

Cost of sales
Mining operating costs	429,155	—	—		429,155
Depreciation and amortization	75,801	—	—		75,801

	504,956	—	—		504,956

Gross profit (loss)	197,594	—	—		197,594

Selling and administrative expenses	39,516	6,739	—		46,255

Exploration and evaluation	43,572	1,213	—		44,785

Other operating income	(2,316)	—	—		(2,316)

Other operating expenses	11,332	—	—		11,332

Results from operating activities (Note 1)	105,490	(7,952)	—		97,538

Finance income	(6,217)	(657)	—		(6,874)

Finance expenses	14,858	18	—		14,876

Other finance losses (gains)	44,700	96	(26,227)	(h)	18,569

	53,341	(543)	(26,227)		26,571

Profit (loss) before tax	52,149	(7,409)	26,227		70,967

Tax expense	73,319	2,304	—		75,623

Loss for the year	(21,170)	(9,713)	26,227		(4,656)

Attributable to
Owners of the Company	(18,507)	(9,713)	26,227		(1,993)
Non-controlling interests	(2,663)	—	—		(2,663)

Loss for the year	(21,170)	(9,713)	26,227		(4,656)

Loss per share attributable to owners of the company
Basic and diluted (note 6)	(0.11)				(0.01)

Weighted average shares outstanding (thousands) (note 5)	171,961				211,599

The accompanying notes are an integral part of these pro forma consolidated financial statements.

Hudbay Minerals Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)  September 30, 2013

(expressed in thousands of Canadian dollars)

1                      Basis of presentation

The unaudited pro forma consolidated balance sheet of Hudbay Minerals Inc. (the “Company” or “Hudbay”) as at September 30, 2013 and the unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2013 and for the year ended December 31, 2012 have been derived by management based on financial statements prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), for illustrative purposes only, after giving effect to the proposed acquisition of Augusta Resource Corporation (“Augusta”) by the Company. Adjustments applied are directly attributable to the transaction, factually supportable, and expected to have a continuing impact. Terms not otherwise defined herein have the meanings given thereto in the Take-over Bid Circular of the Company or Augusta dated February 10, 2014.

These unaudited pro forma consolidated financial statements have been compiled as follows:

a)                  an unaudited pro forma consolidated balance sheet giving effect to the transaction described in note 3, as if the transaction occurred on September 30, 2013 combining:

•                      the unaudited condensed consolidated interim balance sheet of the Company as at September 30, 2013; and

•                      the unaudited condensed consolidated interim statement of financial position of Augusta as at September 30, 2013.

b)                  an unaudited pro forma consolidated income statement for the nine months ended September 30, 2013, which assumes the transaction occurred as of January 1, 2012, combining:

•                      the unaudited condensed consolidated interim income statement of the Company for the nine months ended September 30, 2013; and,

•                      the unaudited condensed consolidated interim statement of comprehensive loss of Augusta for the nine months ended September 30, 2013.

c)                   an unaudited pro forma consolidated income statement for the year ended December 31, 2012, which assumes the transaction occurred as of January 1, 2012, combining:

•                      the audited consolidated income statement of the Company for the year ended December 31, 2012; and

•                      the audited consolidated statement of comprehensive profit (loss) of Augusta for the year ended December 31, 2012.

It is management’s opinion that these unaudited pro forma consolidated financial statements include all adjustments necessary for the fair presentation, in all material respects, of the transactions described in notes 3 and 4 in accordance with IFRS, applied on a basis consistent with the Company’s accounting policies. The unaudited pro forma consolidated financial information is not necessarily indicative of the results of operations that might be obtained in the future.

Hudbay Minerals Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)  September 30, 2013

(expressed in thousands of Canadian dollars)

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and Augusta.

Augusta’s financial statements are presented in United States dollars. For the purposes of these unaudited pro forma consolidated financial statements, line items have been translated into Canadian dollars at the following rates:

•                       September 30, 2013 balance sheet at the exchange rate of $1.0303;

•                       December 31, 2012 income statement at the average rate for the year of $0.9994; and

•                       September 30, 2013 income statement at the average rate for the period of $1.0236.

All foreign exchange rates have been obtained from the Bank of Canada website. Unless where otherwise noted, these unaudited pro forma consolidated financial statements and their accompanying notes are presented in Canadian dollars.

The allocation of the preliminary purchase price to reflect the fair values of the assets acquired and liabilities assumed is based on management’s estimate of such assets and liabilities and, accordingly, the adjustments that have been included in the pro forma consolidated balance sheet may be subject to change. For purposes of these pro forma financial statements, the excess of the purchase price over the estimated fair value of the net assets acquired has been allocated to property, plant and equipment. The final purchase price allocations may differ materially from the allocations included herein.

2                      Summary of significant accounting policies

These unaudited pro forma consolidated financial statements have been compiled using the significant accounting policies, as set out in the audited consolidated financial statements of the Company as at December 31, 2012. Management has determined, based on their initial assessment, that certain adjustments are necessary to conform Augusta’s audited consolidated financial statements to the accounting policies used by the Company in the preparation of its audited consolidated financial statements:

a)                  Stock based compensation — Augusta capitalizes stock based compensation related to personnel that service their development project to development costs. Hudbay expenses similar charges to various income statement accounts. The amount of the cumulative impact is unknown at the current time.

b)                  Deposits and prepayments on long-lead equipment - Augusta presents this as a separate financial statement line item. Hudbay groups these assets within prepaid expenses. An amount of $12,000 has been reclassified to conform to Hudbay policies.

Hudbay Minerals Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)  September 30, 2013

(expressed in thousands of Canadian dollars)

3                      The transaction

Proposed transaction

Hudbay offered to purchase all of the issued and outstanding common shares of Augusta, other than any Augusta Shares held directly or indirectly by Hudbay and its affiliates, including any Augusta Shares that may become issued and outstanding after the date hereof but before the expiry time upon the exercise, exchange or conversion of any convertible securities, together with the associated rights issued under the Shareholder Rights Plan.

The transaction will be accounted for as a business combination with Hudbay identified as the acquirer. A summary of the allocation of the preliminary purchase price to the acquired assets and liabilities assumed is as follows:

$

Preliminary purchase price
Hudbay share consideration (note 4(a(ii)))	372,601
Fair value of Augusta options settled in cash (note 4(f))	5,814
Fair value of Augusta warrants exchanged for Hudbay warrants (note 4(i))	642
Fair value of Augusta shares previously held by Hudbay (note 4(g))	68,276

Total consideration	447,333

The preliminary purchase price has been allocated to the following net assets based on their estimated fair values as of September 30, 2013:

	$	Pro forma presentation $

Assets acquired and liabilities assumed
Cash and cash equivalents (Note 4(f))		6,248

Accounts receivable	7,241
Due from related parties	125
Trade and other receivables		7,366

Current portion of other assets	773
Prepaids and other	3,312
Prepaid expenses and other current assets		4,085

Short-term investments	154
Other financial assets-current		154

Deposits on long-lead equipment	12,025
Prepaid expenses		12,025

Hudbay Minerals Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)  September 30, 2013

(expressed in thousands of Canadian dollars)

	$	Pro forma presentation $

Restricted funds	394
Other assets	1,028
Other financial assets		1,422

Other assets	1,459
Intangible assets-computer software		1,459
Development costs	182,057
Property, plant, and equipment	89,263
Mineral properties	25,337
Property, plant and equipment		296,657

Current liabilities		(102,342)
Long-term liabilities		(3,343)
Deferred tax liabilities		(151,455)
Unallocated purchase price (note 1)		375,057

Total net assets acquired		447,333

The final purchase price and the fair value of the net assets of Augusta to be acquired will ultimately be determined after the closing of the transaction. Therefore, it is likely that the purchase price, including share consideration, and the fair values of assets acquired and liabilities assumed will vary from those shown above. These differences may be material.

4                      Pro forma assumptions and adjustments

The unaudited pro forma consolidated financial statements reflect the following assumptions and adjustments to give effect to the acquisition of all of the issued and outstanding common shares of Augusta as described in note 3 as if the transactions had occurred on January 1, 2012 for statement of income items and September 30, 2013 for balance sheet items.  Assumptions relating to the share price of Hudbay or Augusta have used the date of February 7, 2014 which represents the last trading day before February 10, 2014.

a)                  i)                    An adjustment to eliminate the historical equity accounts of Augusta.

ii)                  An adjustment to reflect the issuance of 39,638,393 Hudbay shares in exchange for 125,836,169 common shares of Augusta representing a share exchange ratio of 0.315 Hudbay shares to 1 Augusta share. The closing price of Augusta shares on February 7, 2014 was $2.51.  Future movements in share prices may impact the share numbers disclosed within.

b)                  An adjustment to reflect the transaction costs related to the transaction, including $7,000 of change of control payments and $13,000 in professional fees.

Hudbay Minerals Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)  September 30, 2013

(expressed in thousands of Canadian dollars)

c)                   For purposes of pro forma presentation, no adjustment has been made to settle or convert the existing debt on Augusta’s statement of financial position on the assumption that this debt is out-of the money as at February 7, 2014.

On December 16, 2013, Augusta announced that it has closed an additional loan facility for US$26.6 million (the “Expanded Loan”) and has drawn down the first tranche of US$3.5 million. In connection with the Expanded Loan, Augusta paid an arrangement fee of US$1.12 million and issued a total of 3.3 million common share purchase warrants (“Warrants”) to the lender with an exercise price of US$2.12 per share, subject to amendment if certain conditions are not met.  The Warrants expire on December 12, 2016.  This disclosure is provided for informational purposes only.  No adjustment has been reflected in the pro forma consolidated financial statements related to this event.  The potential impact on the share consideration of the exercise of these warrants is estimated to be an increase of $9,771 and the issuance of an additional 1,039,500 Hudbay common shares.

d)                  An adjustment to reflect the fair value of the property, plant, and equipment acquired, in excess of the book value and the resulting deferred tax liability, assuming an income tax rate of 39.6%. The applicable tax rate is based on the tax jurisdiction of the asset where it will be recovered through use.

e)                   On September 4, 2013, Augusta closed the first tranche for $2,000 of a previously announced financing for a total of $10,000 in convertible unsecured notes. The second tranche of $1,500 closed on September 19, 2013. Subsequent to September 30, 2013 Augusta issued notes for the remaining $6,500.

This disclosure is provided for informational purposes only.  No adjustment has been reflected in the pro forma consolidated financial statements for the subsequent event.

f)                    An adjustment to reflect the cash paid for the fair value of stock options issued by Augusta of $5,814, outstanding as at February 7, 2014 which are estimated to be out of-the-money. The options have been valued using a Black-Scholes model, using the share price of Augusta as at February 7, 2014, and the following assumptions: exercise prices ($2.79 to $4.35), life of options (3.42 to 3.78 years), interest rates (1.13%) and volatility rates (90.8% to 92.2%).

All other options that are estimated to be in-the-money as February 7, 2014, are assumed to be converted into common shares of Augusta, with the corresponding exercise price received as proceeds of $5,476.

g)                   An adjustment to re-measure the fair value of the Company’s existing investment in Augusta held prior to acquisition of control. This investment is designated as an available-for-sale investment by Hudbay, carried at fair value and all fair value changes are recognized in other comprehensive income (OCI), except for other than temporary decline in values recognized in the statement of comprehensive loss.

h)                  An adjustment to eliminate the Company’s existing investment in Augusta as at September 30, 2013 and an adjustment to eliminate the related accumulated fair value gains (losses) in reserves. Correspondingly, recognized fair value changes in the statement of income are eliminated of $nil and $26,617 for the nine months ended September 30, 2013 and the year ended December 31, 2012, respectively.

Hudbay Minerals Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)  September 30, 2013

(expressed in thousands of Canadian dollars)

i)                      An adjustment to reflect the warrants issued by Hudbay in exchange for the warrants issued by Augusta, outstanding as at February 7, 2014.  For purposes of pro forma presentation, the warrants issued by Augusta are assumed to be out-of-the money and therefore not exercised. Based on the exchange share ratio of Hudbay shares for Augusta shares (note 4(a)) of 0.315 to 1, respectively, 564,386 warrants were issued on February 7, 2014. The warrants have been valued using a Black-Scholes model using the following assumptions: exercise price of $12.22, interest rates of 0.78% to 1.13%, life of warrants of 1.47 to 2.47 years and volatility rates of 40.4% to 40.7%.

An adjustment was also made to eliminate losses arising in the year ended December 31, 2012 from re-measurement of warrants issued by Augusta recognized in its statement of comprehensive income of $390.

j)                     All unvested restricted shares and restricted share units (RSU) of Augusta are assumed to vest immediately on February 10, 2014.  An adjustment is made for the issuance of the common shares of $3,376.

5                      Pro forma share capital

	September 30, 2013		December 31, 2012
	Number of shares (000s)	$	Number of shares (000s)	$

Hudbay’s common shares outstanding	172,078	1,021,088	171,984	1,020,458
Hudbay’s common shares issued under the proposed transaction (note 4(a))	39,638	372,601	39,638	372,601

Pro forma share capital	211,716	1,393,689	211,622	1,393,059

6                      Pro forma loss per share

For the purposes of the unaudited pro forma consolidated financial statements, the loss per share has been calculated using the weighted average number of shares which would have been outstanding as at the period end, after giving effect to the transaction described in notes 3 and 4 as if it had occurred on January 1, 2012.

	September 30, 2013 $	December 31, 2012 $

Actual weighted average number of Hudbay shares outstanding (thousands)	172,038	171,961
Assumed number of Hudbay shares issued to Augusta shareholders (note 4(a)) (thousands)	39,638	39,638

Pro forma weighted average number of Hudbay shares outstanding (thousands)	211,676	211,599

Pro forma loss attributable to owners of the Company	(51,678)	(1,993)
Pro forma loss per share - basic and diluted	(0.24)	(0.01)

SCHEDULE C

CERTAIN INFORMATION REGARDING THE DIRECTORS AND
EXECUTIVE OFFICERS OF THE OFFEROR

Set forth in the table below is the name, province/state and country of residence, country of citizenship, current principal occupation and material occupations, positions, offices or employments held during the past five years with respect to each of the directors and executive officers of the Offeror.

In the past five years, none of the persons listed below has been convicted in a criminal proceeding or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him or her from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

None of the directors and executive officers of the Offeror hold any Augusta Shares.

Name, Province/State, Country of Residence and Country of Citizenship	Principal Occupations within Previous Five Years
David Anthony Garofalo President and Chief Executive Officer Ontario, Canada Citizenship: Canada and Italy	President and CEO of the Offeror (July 2010 to present) Senior VP and CFO of Agnico — Eagle Mines Limited (1998—2010)

Igor Alcides Gonzales Director Lima, Peru Citizenship: Peru	Corporate Director (July 2013 to present) COO of Barrick Gold Corporation (January 1998 to June 2013)

Thomas Andrew Goodman Director Saskatchewan, Canada Citizenship: Canada and United States	Corporate Director (June 2012 to present) Senior VP and COO of the Offeror (August 2010 to June 2012) Senior VP, Operations of the Offeror (October 2008 to August 2010)

Alan Roy Hibben Director Ontario, Canada Citizenship: Canada

Managing Director of RBC Capital Markets (March 2011 to present)

Partner of Blair Franklin Capital Partners (January 2009 to February 2011)

Principal of Shakerhill Partners Ltd. (July 2007 to January 2009)

William Warren Holmes Director Ontario, Canada Citizenship: Canada	Corporate Director Executive Vice Chairman of the Offeror (November 2009 to July 2010) and Interim CEO of the Offeror (January 2010 to July 2010)

Sarah Baldwin Kavanagh Director Ontario, Canada Citizenship: Canada and United States	Corporate Director (July 2013 to present) Commissioner, Ontario Securities Commission (June 2011 to present) Vice Chair of Scotia Capital (September 1999 to April 2010)

Name, Province/State, Country of Residence and Country of Citizenship	Principal Occupations within Previous Five Years
John Lewis Knowles Director Manitoba, Canada Citizenship: Canada	President and CEO of Wildcat Resources (July 2007 to present) Wildcat Exploration Ltd. Suite 203, 1780 Wellington Avenue Winnipeg, MB R3H 1B3

Alan John Lenczner Director Ontario, Canada Citizenship: Canada	Founding Partner of Lenczner Slaght Royce Smith Griffin LLP (October 1992 to present) Lenczner Slaght Royce Smith Griffin LLP 130 Adelaide St W #2600 Toronto, ON M5H 3P5

Kenneth George Stowe Director Ontario, Canada Citizenship: Canada	Corporate Director (July 2011 to present) CEO of Northgate Minerals Corp. (September 1999 to July 2011)

George Wesley Thomas Voorheis Director and Chairman Ontario, Canada Citizenship: Canada	Partner of Voorheis & Co. LLP (1995 to present) Voorheis & Co. LLP 333 Bay St Suite 910 Toronto, ON M5H 2R2

David Stewart Bryson Senior Vice President and Chief Financial Officer Ontario, Canada Citizenship: Canada	Senior VP and CFO of the Offeror (February 2009 to present) VP, Finance and CFO of the Offeror (August 2008 to February 2009)

Kenneth Gillis Senior Vice President, Corporate Development Ontario, Canada Citizenship: Canada	Senior VP, Corporate Development of the Offeror (August 2010 to present) Executive Director, Mining of Macquarie Capital Markets Canada Limited (September 2002 to July 2010)

Alan Thomas Chalmers Hair Senior Vice President and Chief Operating Officer Ontario, Canada Citizenship: Canada and United Kingdom

Senior VP and COO of the Offeror (June 2012 to present)

Senior VP, Business Development and Technical Services of the Offeror (August 2010 to June 2012)

Senior VP of the Offeror (October 2008 to August 2010)

David Gordon Cameron Clarry Vice President, Corporate Social Responsibility Ontario, Canada Citizenship: Canada

VP, Corporate Social Responsibility of the Offeror (February 2011 to present)

President/Principal Consultant of Innotian Inc. (Owner) (March 2010 to January 2011)

Independent Consultant (June 2009 to February 2010)

Director, Climate Change Initiatives of Hatch Ltd. (September 1990 to June 2009)

Name, Province/State, Country of Residence and Country of Citizenship	Principal Occupations within Previous Five Years
Patrick James Donnelly Vice President, Legal and Corporate Secretary Ontario, Canada Citizenship: Canada	VP, Legal and Corporate Secretary of the Offeror (December 2011 to present) Senior Counsel and Assistant Corporate Secretary of the Offeror (December 2008 to December 2011)

Cheryl Lynn Fiebelkorn Assistant Corporate Secretary Manitoba, Canada Citizenship: Canada	Assistant Corporate Secretary of the Offeror (2009 to present)

Bradley Walter Lantz Vice President, Manitoba Business Unit Manitoba, Canada Citizenship: Canada	VP, Manitoba Business Unit of the Offeror (September 2011 to present) VP, Mining of the Offeror (August 2007 to September 2011)

Cashel Aran Meagher Vice President, South America Business Unit Lima, Peru Citizenship: Canada and Ireland

VP, South America Business Unit of the Offeror (September 2011 to present)

VP, Exploration of the Offeror (March 2010 to September 2011)

Director, Technical Services of the Offeror (November 2008 to March 2010)

Patrick James Merrin Vice President, Business Development and Technical Services Ontario, Canada Citizenship: Canada

VP, Business Development and Technical Services of the Offeror (July 2012 to present)

COO of Adex Mining (September 2011 to July 2012)

Owner of PIM Consulting (December 2009 to September 2011)

Managing Director of Lucas Milhaupt Europe (July 2007 to July 2010)

Mary-Lynn Ida Oke Vice President, Finance Manitoba, Canada Citizenship: Canada	VP, Finance of the Offeror (July 2013 to present) CFO, Manitoba Business Unit of the Offeror (August 2012 to present) Director. Tax and Treasury of the Offeror (November 2007 to August 2012)

Hernán Eduardo Gatica Soza Vice President, Exploration Ontario, Canada Citizenship: Chile

VP, Exploration of the Offeror (September 2011 to present)

Director, South American Exploration of the Offeror (February 2011 to September 2011)

Consulting Geologist — Independent (January 2007 to January 2011)

CONSENT OF GOODMANS LLP

TO:                           The Board of Directors of HudBay Minerals Inc.

We hereby consent to the references to our name contained under the heading “Legal Matters” and to our opinions contained under Section 20, “Principal Canadian Federal Income Tax Considerations” in the Circular accompanying the Offer dated February 10, 2014 made by HudBay Minerals Inc. to the holders of common shares of Augusta Resource Corporation.

(Signed) GOODMANS LLP
Toronto, Canada

February 10, 2014

CONSENT OF MILBANK, TWEED, HADLEY & MCCLOY LLP

TO:                           The Board of Directors of HudBay Minerals Inc.

We hereby consent to the reference to our name contained under the heading “Legal Matters” and in the Circular accompanying the Offer dated February 10, 2014 made by HudBay Minerals Inc. to the holders of common shares of Augusta Resource Corporation.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

(Signed) MILBANK, TWEED, HADLEY & MCCLOY LLP
New York, New York

February 10, 2014

CERTIFICATE OF HUDBAY MINERALS INC.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED: February 10, 2014

(Signed) DAVID GAROFALO	(Signed) DAVID S. BRYSON
President and Chief Executive Officer	Senior Vice President and Chief Financial
Officer

On behalf of the Board of Directors of the Offeror

(Signed) G. WESLEY VOORHEIS	(Signed) SARAH B. KAVANAGH
Director	Director

THE DEALER MANAGERS FOR THE OFFER ARE:

In Canada:		In the United States:

GMP Securities L.P. 145 King Street West, Suite 300 Toronto, Ontario M5H 1J8	BMO Nesbitt Burns Inc. 100 King Street West 5th Floor Toronto, Ontario M5X 1H3	Griffiths McBurney Corp. 145 King Street West, Suite 300 Toronto, Ontario M5H 1J8	BMO Capital Markets Corp. 100 King Street West 5th Floor Toronto, Ontario M5X 1H3

THE DEPOSITARY FOR THE OFFER IS:

By Registered Mail, Mail, Hand or Courier

Toronto

200 University Avenue
Suite 300
Toronto, Ontario

M5H 4H1

Attention:  Corporate Actions

Inquiries

North American Toll Free:  1-866-393-4891

Telephone:  416-361-0930 ext. 205

Facsimile:  416-361-0470

E-Mail:  corporateactions@equityfinancialtrust.com

THE INFORMATION AGENT FOR THE OFFER IS:

The Exchange Tower

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario M5X 1E2

North American Toll Free Phone:

1-866-229-8874

E-mail: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272